Exhibit 2.1

ABIBOW CANADA INC.

- AND -

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

- AND -

CDP INVESTISSEMENTS INC.

VENDORS

- AND -

INFRA H2O GP PARTNERS INC.

- AND -

INFRA H2O LP PARTNERS INC.

- AND -

BLUEARTH RENEWABLES INC.

PURCHASER

SECURITIES PURCHASE AGREEMENT

February 11, 2011

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		6

1.1	Definitions	6
1.2	Headings and Preamble for Reference Only	20
1.3	Interpretation	20
1.4	Currency	20
1.5	Severability	20
1.6	Entire Agreement	20
1.7	Statutes	21
1.8	Accounting Terms	21
1.9	References to Include Successors and Assigns	21
1.10	Waiver, Amendment	21
1.11	Governing Law	21
1.12	Certain Phrases, etc.	22
1.13	Schedules & Exhibits	22

ARTICLE 2 AGREEMENT OF PURCHASE AND SALE		23

2.1	Purchase and Sale of Securities	23
2.2	Purchase Price	24
2.3	ABC Advance Repayment Amount	25
2.4	Post-Closing Adjustments	25
2.5	Upward Purchase Price Adjustment	27
2.6	Taxes and Consent Costs	28
2.7	Allocation of Income or Loss of the Partnership	28

ARTICLE 3 PRE-CLOSING COVENANTS		29

3.1	Competition Act and Canada Transportation Act	29
3.2	Conduct of Business Prior to Closing	30
3.3	Actions to Satisfy Conditions	33
3.4	Updates to Information	34
3.5	Exclusive Dealings	35
3.6	Bowman Property	36
3.7	Fort Frances Unpinned Land and Fort Frances Possessory Land	36

ARTICLE 4 RISK OF LOSS		36

4.1	Risk of Loss	36
4.2	Insurance Proceeds for Lost Assets	38

ARTICLE 5 CLOSING		40

5.1	Closing	40

5.2	Definitive Agreements to be Executed at Closing	40
5.3	Conditions of Closing in Favour of CDPQ and CDP Investissements	42
5.4	Conditions of Closing in Favour of ABC	44
5.5	Conditions of Closing in Favour of the Purchaser	46

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		52

6.1	Vendors’ Representations and Warranties	52
6.2	Representations and Warranties regarding the ACH Parties	54
6.3	Purchaser’s Representations and Warranties	54
6.4	Survival of Representations and Warranties	56

ARTICLE 7 POST-CLOSING COVENANTS		57

7.1	Change of ACH Parties’ Names	57
7.2	Books and Records	57
7.3	Cooperation	59
7.4	Reorganization	59
7.5	Sturgeon Falls Facility Access	59
7.6	Twin Falls and Island Falls Facilities Access	60
7.7	Easement for Calm Lake Facility Road Access	61
7.8	Miscellaneous Services and Supply Contract with Boise	61
7.9	Automation Project	61
7.10	T7 Lands	62
7.11	Real Estate Matters	62

ARTICLE 8 EMPLOYEES, PENSION & BENEFITS		62

8.1	Transferred Employees	62
8.2	Pension Plans	64
8.3	Group Benefit Plans	65

ARTICLE 9 TERMINATION		66

9.1	Termination Events	66
9.2	Effect of Termination	68

ARTICLE 10 INDEMNITIES		68

10.1	Indemnification by the Purchaser	68
10.2	Indemnification by ABC	69
10.3	Indemnification by CDPQ and CDP Investissements	72
10.4	Indemnification by Vendors	72
10.5	ABC Tax Indemnity	73
10.6	CDPQ Tax Indemnity	73
10.7	Obligation to Reimburse	73
10.8	Third Party Claims	73
10.9	Settlement of Third Party Claims	74

10.10	Taxes on Indemnities and Similar Payments	74
10.11	Monetary Limitations	75
10.12	Parties’ Rights	76
10.13	Increase of Monetary Limitation	76
10.14	Employer Claim and Successor Employer Declaration	77

ARTICLE 11 GENERAL		80

11.1	Time	80
11.2	Joint Obligations of Purchaser	80
11.3	Netting	80
11.4	Further Assurances	80
11.5	Confidentiality and Non-Solicitation	81
11.6	Expenses	84
11.7	Notice	84
11.8	No Registration of Agreement	86
11.9	Assignment	86
11.10	Counterparts	86
11.11	Conflicts between Agreement and Closing Documents	86
11.12	Planning Act	87
11.13	Public Announcements	87
11.14	French Language Version	88
SCHEDULE 6.2		S1
6.2	Representations and Warranties regarding the ACH Parties	S1

THIS SECURITIES PURCHASE AGREEMENT made as of the 11th day of February, 2011

AMONG:

ABIBOW CANADA INC., a corporation continued under the laws of Canada (“ABC”);

- and -

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, a legal person constituted under the laws of the Province of Québec (“CDPQ”);

- and -

CDP INVESTISSEMENTS INC., a company incorporated under the laws of the Province of Québec (“CDP Investissements”);

(ABC, CDPQ and CDP Investissements are hereinafter collectively referred to as the “Vendors”)

- and -

INFRA H2O LP PARTNERS INC., a corporation incorporated under the laws of Canada (“Infra H2O LP”);

- and -

INFRA H2O GP PARTNERS INC., a corporation incorporated under the laws of Canada (“Infra H2O GP”);

- and -

BLUEARTH RENEWABLES INC., a corporation incorporated under the laws of Canada (“BluEarth”);

(Infra H2O LP, Infra H2O GP and BluEarth are hereinafter collectively referred to as the “Purchaser”).

WHEREAS the Vendors wish to sell to the Purchaser all of the Vendors’ units of ACH Limited Partnership and shares of Abitibi-Consolidated Hydro Inc. and the Purchaser wishes to purchase same on the terms and conditions set out herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

The terms defined in this Section shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires. Capitalized terms not defined herein have the meaning ascribed to them in the other Sections of this Agreement or in Schedule 6.2:

1.1.1	“2007 APA” means the Asset Purchase Agreement dated March 31, 2007, between ACCC and the Partnership.

1.1.2	“2007 Transaction” means the purchase and sale transaction consummated pursuant to the 2007 APA.

1.1.3	“2007 Transaction Documents” has the meaning ascribed thereto in Section 6.2.2(n) of Schedule 6.2.

1.1.4	“ABC” has the meaning ascribed thereto in the preamble to this Agreement;

1.1.5	“ABC Advance” means an amount of four million four hundred fifty-seven thousand five hundred dollars ($4,457,500).

1.1.6	“ABC Advance Interest Amount” means the amount in the Debt Service Account on the third Business Day prior to the Closing Date, less the ABC Advance.

1.1.7	“ABC Basket” has the meaning ascribed thereto in Section 10.11.3.

1.1.8	“ABC Benefit Plans” means the ABC Employee Plans which provide health and welfare type benefits to the Employees.

1.1.9	“ABC Collective Agreements” means the collective bargaining agreements listed on Schedule 6.2.11(a), each as in effect on the Transfer Date of the applicable Union Employees.

1.1.10

“ABC DB Pension Plans” means the following ABC Employee Plans: the Pension Plan for Ontario Hourly Employees of Abitibi-Consolidated Company of Canada, the Pension Plan for Unionized Employees of Abitibi-Consolidated Inc., the Defined Benefit Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc. and the Pension Plan for Executive Employees of Abitibi-Consolidated Inc., as each such plan is amended effective as of January 1, 2011 in respect of service on or after January 1, 2011.

1.1.11

“ABC DC Pension Plans” means the following ABC Employee Plans: the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc., the DC Retirement Plan (2003) for Non-Unionized Employees of Bowater and the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan.

1.1.12	“ABC Employee Plans” has the meaning ascribed thereto in Section 6.2.12(a) of Schedule 6.2.

1.1.13	“ABC Maximum Liability” has the meaning ascribed thereto in Section 10.11.3.

1.1.14	“ABC Purchase Price” has the meaning ascribed thereto in Section 2.2.2.

1.1.15	“ABC Shares” means the 75 class A common shares of the GP owned by ABC.

1.1.16	“ABC Units” means the 14,250,000 Common LP Units of the Partnership owned by ABC.

1.1.17

“ACCC” means Abitibi-Consolidated Company of Canada, the assets and liabilities of which were liquidated into ABC on December 9, 2010 pursuant to a Liquidation and Dissolution Agreement entered into between ACCC and ABC effective December 9, 2010.

1.1.18	“Acceptable Security” means a Letter of Credit or any other form of security instrument acceptable to the party receiving such security instrument, acting reasonably.

1.1.19	“Accountants” means KPMG or, if that firm is unable or unwilling to act, any one of the big four (4) accounting firms that is independent from the Vendors and the Purchaser.

1.1.20	“ACH Parties” means, collectively, the Partnership, the GP and the Nominees, and “ACH Party” means any one of them.

1.1.21	“ACI” means the entity known as Abitibi-Consolidated Inc., prior to its amalgamation to form ABC.

1.1.22

“Affiliate” has the meaning that would be ascribed thereto in the Canada Business Corporations Act, as it may be supplemented, amended or restated from time to time, if the word “body corporate” were changed to Person (as defined herein).

1.1.23	“Agreement” means this securities purchase agreement together with all Schedules and Exhibits hereto.

1.1.24	“Aggregate Purchase Price” has the meaning ascribed thereto in Section 2.2.1.

1.1.25	“Amended and Restated MSS Agreement” means the amended and restated maintenance and support services agreement to be entered into between ABC and the Partnership on the Closing Date.

1.1.26	“Annual Financial Statements” means the annual audited financial statements of the ACH Parties for the fiscal years ended December 31, 2007, 2008 and 2009.

1.1.27

“Applicable Laws” means with respect to any Person, property, transaction or event, all applicable laws including federal, provincial, municipal or regional laws, by-laws, statutes, rules, regulations, Orders, judgments, awards, decrees, decisions, codes, policies, rulings, conditions of any license, permit, or other requirements having the force of law relating to or applicable to such Person, property, transaction or event.

1.1.28	“Article” and “Section” mean and refer to the specified article, Section and subsection of this Agreement.

1.1.29	“Automation Account” means the CIBC account bearing number 43-18412 (transit 00001), established by the Partnership in accordance with the terms of the CDPQ Credit Agreement.

1.1.30	“Automation Project” means the project providing for the automation of the Facilities in order that they may be remotely controlled by or on behalf of the Partnership from a central location.

1.1.31	“Base Price” has the meaning ascribed thereto in Section 2.2.1(a).

1.1.32	“Bowman Property” has the meaning ascribed thereto in Section 3.6.

1.1.33

“Business” means the business of owning and operating the Facilities as carried on by the ACH Parties immediately prior to the date hereof, consisting primarily of the generation and sale of electricity and related activities.

1.1.34	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the City of Toronto, Ontario or Montreal, Québec.

1.1.35	“Canada Transportation Act” means the Canada Transportation Act (Canada).

1.1.36	“CDP Investissements” has the meaning ascribed thereto in the preamble to this Agreement.

1.1.37	“CDP Purchase Price” has the meaning ascribed thereto in Section 2.2.3.

1.1.38	“CDPQ” has the meaning ascribed thereto in the preamble to this Agreement.

1.1.39	“CDPQ Credit Agreement” means that certain credit agreement among the Partnership, as borrower, CDPQ, as administrative agent, and CDPQ, as initial lender, dated as of March 31, 2007, as amended on October 27, 2009 and December 18, 2009.

1.1.40	“CDPQ Purchase Price” has the meaning ascribed thereto in Section 2.2.4.

1.1.41	“CDPQ Shares” means the 25 class A common shares of the GP owned by CDPQ.

1.1.42	“CDP Units” means the 4,750,000 Common LP Units of the Partnership owned by CDP Investissements.

1.1.43	“CIBC” means Canadian Imperial Bank of Commerce.

1.1.44	“Closing” means the closing of the transactions contemplated in this Agreement.

1.1.45	“Closing Date” has the meaning ascribed thereto in Section 5.1.

1.1.46	“Closing Debt Service Amount” means the amount in the Debt Service Account, on the Closing Date, as set forth in the Closing Statement.

1.1.47	“Closing Documents” means the agreements, instruments and other documents to be delivered by the parties pursuant to Sections 5.2, 5.3, 5.4 and 5.5.

1.1.48

“Closing Excess Cash” means the lower of (a) $5,000,000 and (b) the estimated amount in the Excess Cash Account on the Closing Date, as set out in writing by ABC pursuant to Section 2.2.6, less the sum of the amount of accrued interest payable by the Partnership under the CDPQ Credit Agreement as at the Closing Date, as set out in writing by ABC pursuant to Section 2.2.6, and $500,000.

1.1.49	“Closing Maintenance Amount” means the amount in the Maintenance Account, on the Closing Date, as set forth in the Closing Statement.

1.1.50	“Closing Net Working Capital” has the meaning ascribed thereto in Section 2.4.1 (which shall in no event be greater than five million dollars ($5,000,000)).

1.1.51	“Closing Statement” has the meaning ascribed thereto in Section 2.4.1.

1.1.52	“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person duly authorized to act on the Commissioner’s behalf.

1.1.53	“Competition Act” means the Competition Act (Canada).

1.1.54	“Completion of the Automation Project” means bringing the Automation Project to a state where it is Completed (as defined in the 2007 APA) in accordance with its scope as of the date hereof.

1.1.55

“Confidentiality Agreement” means the amended and restated confidentiality agreement dated December 16, 2010 between ABC, Public Sector Pension Investment Board and BluEarth, as amended from time to time.

1.1.56	“Contract” means any agreement, indenture, contract, lease, water power lease, license of occupation, deed of trust, license, instrument or other commitment, whether written or oral.

1.1.57	“Damage Deduction” has the meaning ascribed thereto in Section 4.1.1.

1.1.58	“Debt Service Account” means the CIBC account bearing number 43 18617 (transit 00001), established by the Partnership in accordance with the terms of the CDPQ Credit Agreement.

1.1.59

“Definitive Agreements” means, collectively, the agreements and documents listed in Section 5.2, together with the agreements and documents that ABC and the Purchaser agree in writing from time to time are Definitive Agreements for the purposes of this Agreement.

1.1.60	“Disclosure Update Impact” has the meaning ascribed thereto in Section 3.4.2.

1.1.61

“Distributable Cash” means the amount of cash generated from the operations of the Partnership that is available for distribution to the limited partners of the Partnership, from time to time, taking into account the restrictions set out in the CDPQ Credit Agreement, as in effect on the date hereof but regardless of whether the CDPQ Credit Agreement has been terminated or replaced, as determined by the GP at the end of every calendar quarter following the Closing Date.

1.1.62	“Employer Claim” has the meaning ascribed thereto in Section 10.14.1.

1.1.63

“Encumbrance” means any mortgage, pledge, right, charge, lien, debenture, hypothec, trust deed, assignment by way of security, security interest, option, right to possession, conditional sales contract or other title retention agreement, or other right, claim or instrument charging, or creating a security interest in, or otherwise encumbering or affecting the right, title or interest in or to any particular asset or property.

1.1.64	“Employees” means any current or former unionized or non-unionized employee of ABC or any of its Affiliates whose services are or have been provided to any ACH Party in connection with the Business.

1.1.65	“Employer Claim” has the meaning ascribed thereto in Section 10.14.1.

1.1.66

“Environment” means every layer of the earth including the air and the atmosphere, land (including the soil surface, sub-surface and all underground areas, including those submerged by water) and water (including all surface water, sub-surface water and ground water) and including all sewer systems and discharge pipelines and all plants, animals and organisms reliant on such air, land or water, and “Environmental” and similar expressions shall have the same meaning.

1.1.67	“Environmental and Safety Requirements” means all Applicable Laws concerning public health and safety and Hazardous Materials and protection of the Environment.

1.1.68	“Excess Cash Account” means the CIBC account bearing number 10-46217 (transit 00001), established by the Partnership.

1.1.69

“Excess Cash Differential” means the amount obtained by subtracting (a) the sum of the Closing Excess Cash (which can be a positive or negative number), the accrued interest payable by the Partnership under the CDPQ Credit Agreement as at the Closing Date and $500,000 from (b) the amount of cash in the Excess Cash Account on the Closing Date.

1.1.70

“Facilities” means, collectively: (i) the hydroelectric generating station and dam located in the Town of Fort Frances, Ontario adjacent to ABC’s pulp and paper mill complex and all related assets and rights, including any related Transmission System and the related dam at Squirrel Falls and the Partnership’s interest in the dam at Kettle Falls (the “Fort Frances Facility”); (ii) the hydroelectric generating station and dam, located in the Township of Bennett, Rainy River District, Ontario and all related assets and rights, including any related Transmission System, and the related Raft Lake dam (the “Calm Lake Facility”); (iii) the hydroelectric generating station and dam located in Iroquois Falls, Ontario, adjacent to ABC’s pulp and paper mill complex, and all related assets and rights, including any related Transmission System (the “Iroquois Falls Facility”); (iv) the hydroelectric generating station and dam located in the Townships of Menapia and Tolmie, Ontario, and all related assets and rights, including any related Transmission System (the “Island Falls Facility”); (v) the hydroelectric generating station and dam located in Kenora, Ontario, on the east branch of the Winnipeg River, and all related assets and rights, including any related Transmission System (the “Kenora Facility”); (vi) the hydroelectric generating station and dam located in Kenora, Ontario, on the west branch of the Winnipeg River, and all related assets and rights, including any related Transmission System (the “Norman Facility”); (vii) the hydroelectric generating station and dam located in an unsurveyed Township on the Seine River east of Fort Frances, Ontario, and all related assets and rights, including any related Transmission System (the “Sturgeon Falls Facility”) and (viii) the hydroelectric generating station and dam located in the Township of Teefy, Ontario, and all related assets and rights, including any related Transmission System (the “Twin Falls Facility”), all of which are more particularly described in Schedule 6.2.2.

1.1.71	“Facilities Assets” means all of the assets, rights and properties owned or held by the ACH Parties, of whatsoever nature, kind or description, whether movable or immovable, real or personal, tangible or intangible, and wheresoever situated, including, the Property, the Facilities Equipment, the Facilities, the Transmission System, the Facilities Contracts, the Permits and the Intellectual Property.

1.1.72

“Facilities Contracts” means the Contracts, including water power leases, licenses of occupation and commitments, made by, with, or binding upon, the ACH Parties, except for (i) any Contract which will expire prior to the Closing Date without any liability or further obligation of the ACH Parties, (ii) any Contract that may be terminated by an ACH Party without liability or further obligation upon notice from any ACH Party of thirty (30) days or less, (iii) any Contract entered into in the ordinary course of the Business pursuant to which the maximum aggregate liability of the ACH Parties is less than $50,000; or (iv) any Contract entered into in the ordinary course of the Business which entitles the ACH Parties to receive, in the aggregate, less than $50,000.

1.1.73

“Facilities Equipment” means the tangible personal or movable property owned or held by the ACH Parties, including all machinery and equipment, and all tools, handling equipment and accessories, but excluding the equipment that forms part of the Transmission System.

1.1.74	“First Nation” means a band, any Indian or Indians as defined in the Indian Act (Canada), any Métis or Métis organization or any Person considered to be an aboriginal people of Canada.

1.1.75	“Fort Frances Mill” means ABC’s pulp and paper mill complex adjacent to the Fort Frances Facility.

1.1.76	“Fort Frances Possessory Land” means the real property identified as such on Schedule 1.1.76.

1.1.77	“Fort Frances Unpinned Land” means the real property identified as such on Schedule 1.1.76.

1.1.78

“Fully Funded” means, with respect to an Applicable ABC Plan, that ABC’s actuary has certified to the Partnership that no payment is required in order for the Applicable ABC Plan to be fully-funded on both a going-concern or solvency (plan termination) basis, determined based on the liabilities and assets of the Applicable ABC Plan using such actuarial methods and assumptions and such estimates as are acceptable to ABC and the Purchaser, acting reasonably, as at a valuation date reasonably agreed to by ABC and the Partnership.

1.1.79	“GAAP” means at any time, accounting principles generally accepted in Canada at such time.

1.1.80

“Governance Agreements” means, collectively, the Amended and Restated Limited Partnership Agreement dated March 30, 2007 between the GP and ACCC, to which CDP Investissements became a party on March 31, 2007 (the

“Limited Partnership Agreement”), the Shareholders’ Agreement dated as of April 2, 2007 among the GP, ACCC, CDPQ and the Partnership (the “Shareholders’ Agreement”) and the Unitholders’ Agreement dated as of April 2, 2007 among the GP, ACCC, CDP Investissements and the Partnership (the “Unitholders’ Agreement”).

1.1.81

“Governmental Authority” means any (i) multinational, federal, provincial, regional, state, municipal, local or other government or public entity, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, (iii) any Person, court, tribunal, arbitrator, arbitration tribunal, agency, board, commission, central bank, bureau, agency or department, exercising executive, legislative, judicial, regulatory, expropriation, taxing or other administrative functions of, or pertaining to, government or having jurisdiction in the relevant circumstances, including the IESO, the Ontario Energy Board, the Ontario Electrical Safety Authority, the Canadian Lake of the Woods Control Board, the International Lake of the Woods Control Board, the International Rainy Lake Board of Control, the International Joint Commission and any other boards, commissions or committees with mandates similar thereto, but not including the Ontario Power Authority or the Ontario Electricity Financial Corporation when either is acting as a contractual counterparty to any ACH Party.

1.1.82	“GP” means Abitibi-Consolidated Hydro Inc., a corporation incorporated under the laws of Canada.

1.1.83	“GP Unit” means the 1 Common LP Unit of the Partnership owned by the GP.

1.1.84	“GST” means the goods and services tax or any similar tax required to be paid pursuant to the Excise Tax Act (Canada) or any comparable or similar provincial legislation.

1.1.85

“Hazardous Materials” means any substance, solid, liquid or gaseous, constituent, contaminant, waste, waste material, hazardous substance, hazardous material, toxic substance, prohibited substance, dangerous substance, dangerous good as defined, judicially interpreted or identified in any Environmental and Safety Requirement, including any friable asbestos and petroleum products.

1.1.86	“HST” means the harmonized sales tax or any similar tax required to be paid pursuant to the Excise Tax Act (Canada) or any comparable or similar provincial legislation.

1.1.87	“IESO” means the Ontario Independent Electricity System Operator, or its successor.

1.1.88	“IESO Controlled Grid” has the meaning ascribed thereto by the Market Rules.

1.1.89	“Impact Notice” has the meaning ascribed thereto in Section 3.4.2(a).

1.1.90	“Indemnified Party” means a Person whom one or more Vendors or one or more Purchaser, as the case may be, are required to indemnify under Article 10.

1.1.91

“Indemnifying Party” means, in relation to an Indemnified Party, the party or parties to this Agreement (including the Partnership by virtue of its intervention) that are required to indemnify such Indemnified Party under Article 10.

1.1.92	“Insolvency Proceeding” means any bankruptcy or insolvency proceedings to which the Partnership or its assets are subject.

1.1.93

“Intellectual Property” means intellectual property of whatever nature and kind including domestic and foreign patents, software, industrial designs, know-how, trade-marks and copyrights, trade names, service marks, trade secrets, inventions, processing methods, technology, techniques and manuals, all whether registered or unregistered, and all registrations and applications for registration thereof.

1.1.94	“Iroquois Falls Mill” means ABC’s pulp and paper mill complex adjacent to the Iroquois Falls Facility.

1.1.95	“ITA” means the Income Tax Act (Canada) and the regulations thereunder.

1.1.96

“knowledge” where any representation, warranty or other statement in this Agreement is expressed to be made by ABC to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to ABC or of which ABC or any ACH Party is aware, it shall mean such knowledge as is actually known to, or which would have come to the attention of, after reasonable inquiry, those individuals listed in Schedule 1.1.96.

1.1.97

“Lands” means all real (immovable) property, together with all easements, rights-of-way and other rights and interests appurtenant thereto, described in Schedule 1.1.97, and shall include, from the Closing Date, the Fort Frances Possessory Land and the Fort Frances Unpinned Land (except for the purposes of the representations and warranties in Section 6.2.2 of Schedule 6.2).

1.1.98

“Leased Lands” means the real (immovable) property, together with all easements, rights-of-way and other rights and interests appurtenant thereto, leased pursuant to the water power lease agreements listed in Schedule 1.1.98.

1.1.99	“Leased Property” means the real (immovable) property leased by any ACH Party, including the Leased Lands and the Structures, Fixtures and Improvements located on, in or under the Leased Lands.

1.1.100

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, demand, complaint, grievance, civil, administrative, regulatory, criminal or arbitration proceeding or other similar proceeding, before or by any Governmental Authority or arbitral body, and includes any appeal or review thereof and any application for leave for appeal or review.

1.1.101

“Letter of Credit” means one or more irrevocable and unconditional standby letters of credit issued by a financial institution listed in either Schedule I or II of the Bank Act (Canada) or such other financial institution having a minimum credit rating of (i) A- with Standard & Poor’s Rating Group, (ii) A3 with Moody’s Investors Service, Inc., (iii) A low with DBRS Limited, or (iv) A with Fitch IBCA, in a form acceptable to the Party receiving such letter of credit, acting reasonably, and otherwise conforming to the provisions of Section 10.14.

1.1.102

“Licensed Lands” means the real (immovable) property, together with all easements, rights-of-way and other rights and interests appurtenant thereto, licensed pursuant to the licenses of occupation listed in Schedule 1.1.102.

1.1.103

“Licensed Property” means the real (immovable) property licensed by any ACH Party, including the Licensed Lands and the Structures, Fixtures and Improvements located on, in or under the Licensed Lands.

1.1.104	“Limited Partnership Agreement” has the meaning ascribed thereto in Section 1.1.80.

1.1.105	“Listed Non-Union Employees” has the meaning ascribed thereto in Section 8.1.1.

1.1.106	“Listed Union Employees” has the meaning ascribed thereto in Section 8.1.2.

1.1.107	“Losses” means any claims, demands, actions, judgments, damages, losses (excluding loss of profits), liabilities, penalties, costs or expenses, including reasonable legal and expert expenses.

1.1.108	“Loss Notice” has the meaning ascribed thereto in Section 4.1.1.

1.1.109	“Lost Assets” has the meaning ascribed thereto in Section 4.1.

1.1.110	“Maintenance Account” means the CIBC account bearing number 43 18315 (transit 00001), established by the Partnership in accordance with the terms of the CDPQ Credit Agreement.

1.1.111

“Market Rules” means the rules governing the IESO Controlled Grid and establishing and governing the IESO Administered Markets, together with all market manuals, policies and guidelines issued by the IESO, all as amended or replaced from time to time.

1.1.112

“Material Adverse Change” means any change, event or occurrence which, individually or in the aggregate, would reasonably be expected to result in an effect that is materially adverse (as determined using reasonable judgment) on the general condition (financial or otherwise), properties, obligations, Business, operations or cash flow of the Partnership; provided, however, that a Material Adverse Change shall exclude any change, event or occurrence due or related to:

(i) general economic or industry wide conditions, (ii) the identity of the Purchaser, (iii) fluctuations in hydrology, (iv) fluctuations in the Hourly Ontario Energy Price determined by the IESO; (v) the closure of any mill owned or operated by ABC or any of its Affiliates; and (vi) any labour troubles, disputes or other labour disruptions including any strike or lockout.

1.1.113	“Minister” means the Minister of Transport.

1.1.114	“MSS Contract” has the meaning ascribed thereto in Section 7.6.

1.1.115

“Nominees” means, collectively, ACH Calm Lake Inc., ACH Fort Frances Inc., ACH Iroquois Falls Inc., ACH Island Falls Inc., ACH Kenora Inc., ACH Norman Inc., ACH Sturgeon Falls Inc. and ACH Twin Falls Inc.

1.1.116	“Notice of Damage Deduction Objection” has the meaning ascribed thereto in Section 4.1.3.

1.1.117	“Notice of Objection” has the meaning ascribed thereto in Section 2.4.2.

1.1.118

“OPA Contract” means the Contract for Existing Hydro-Electric Generating Facilities dated as of December 1, 2009 between the Partnership and the Ontario Power Authority, as amended by the First Amending Agreement to the Contract for Existing Hydro-Electric Generating Facilities dated as of June 25, 2010 between Partnership and the Ontario Power Authority and the Second Amending Agreement to the Contract for Existing Hydro-Electric Generating Facilities dated as of October 19, 2010 between the Partnership and the Ontario Power Authority.

1.1.119	“Orders” means all applicable orders, decisions or other binding directives rendered by any Governmental Authority.

1.1.120	“Other Arrangements” has the meaning ascribed thereto in Section 6.2.4(c) of Schedule 6.2.

1.1.121	“Other Liabilities” has the meaning ascribed thereto in Section 2.4.1.

1.1.122	“Other Liabilities Differential” means the amount by which the Other Liabilities, as reflected in the final and binding Closing Statement, exceed $255,987,841.

1.1.123

“Outside Date” means the date that is ninety (90) days following the execution of this Agreement, it being understood that if on that date the Closing conditions set out in Sections 5.3, 5.4 and 5.5 that have not been satisfied or waived are reasonably expected to be satisfied within the following thirty (30) days, the Outside Date shall be postponed accordingly.

1.1.124	“Partnership” means ACH Limited Partnership, a limited partnership established under the laws of the Province of Manitoba.

1.1.125	“Partnership’s Benefit Plans” has the meaning ascribed thereto in Section 8.3.1.

1.1.126	“Partnership’s Collective Agreements” has the meaning ascribed thereto in Section 8.1.2.

1.1.127	“Partnership’s Non-Union Pension Plan” has the meaning ascribed thereto in Section 8.2.1.

1.1.128	“Partnership’s Pension Plans” has the meaning ascribed thereto in Section 8.2.1.

1.1.129	“Partnership’s Union Pension Plan” has the meaning ascribed thereto in Section 8.2.1.

1.1.130	“Payment Instalment” has the meaning ascribed thereto in Section 2.5.1.

1.1.131	“Performance Security Amount” has the meaning ascribed thereto in Section 10.14.1.

1.1.132

“Permits” means all permits, licenses, certificates of authorization, authorizations, certificates of approval, approvals and registrations granted by a Governmental Authority that are held by any ACH Party in connection with the operation of the Business.

1.1.133	“Permitted Encumbrances” means the encumbrances listed in Schedule 1.1.133.

1.1.134

“Person” means and includes individuals, corporations, limited partnerships, general partnerships, joint stock companies, unlimited liability corporations, banks, trust companies, pension funds, trusts or any other organization, whether or not legal entities and governments and agencies and political subdivisions thereof.

1.1.135	“Power Purchase Agreement” means the power purchase agreement to be entered into between ABC and the Partnership on the Closing Date.

1.1.136	“Property” means all real (immovable) property owned by any ACH Party, including the Lands and the Structures, Fixtures and Improvements.

1.1.137

“Proportionate Interest” means the percentage of Units to be purchased by each Purchaser pursuant to this Agreement, as set forth in Schedule 2.1 (as might be amended prior to the Closing Date in accordance with Section 2.1).

1.1.138	“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.

1.1.139	“Purchaser Indemnified Parties” has the meaning ascribed thereto in Section 10.2.

1.1.140

“Receiver” means any receiver, manager, receiver-manager, liquidator, monitor, trustee-in-bankruptcy or other similar Governmental Authority having jurisdiction in the context of an Insolvency Proceeding.

1.1.141

“Release” has the meaning prescribed in any Environmental and Safety Requirements and includes any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, migration, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction whether accidental or intentional.

1.1.142	“Renegotiation Period” has the meaning ascribed thereto in Section 9.1.3(c).

1.1.143	“Securities” means, collectively, the Units and the Shares.

1.1.144

“Shared Infrastructure Agreements” means the amended and restated shared infrastructure agreements to be entered into between ABC and each of ACH Fort Frances Inc. and ACH Iroquois Falls Inc. on the Closing Date.

1.1.145	“Shares” means, collectively, the ABC Shares and the CDPQ Shares.

1.1.146	“Stores” means the spare parts, spare equipment, operating supplies, materials and stores maintained by ABC for the Facilities.

1.1.147

“Structures, Fixtures and Improvements” means, collectively, all buildings, structures and fixed improvements, including dams, located on, in or under the Lands, the Leased Lands and the Licensed Lands and improvements and fixtures contained in or on such buildings and structures.

1.1.148

“Target Maintenance Amount” means one million eight hundred thousand five hundred seventy eight dollars ($1,800,578), representing the estimated amount in the Maintenance Account as at the Closing Date, as set forth in the “Maintenance Reserve” row in the “To be Transferred” column of Exhibit A.

1.1.149

“Target Net Working Capital” means three million eight thousand and eighty-eight dollars ($3,008,088), representing the target net working capital of the ACH Parties as at the Closing Date, as set forth in the Net Working Capital row in the “To be Transferred” column of Exhibit A.

1.1.150

“Taxes” or “Tax” means GST, HST, income, withholding, real (immovable) property, personal property, social service, corporation, capital, capital gains, alternative, value added, payroll, employment, payroll, employer health, franchise, excise, profits, gross receipts, customs duties, stamp, transfer, land transfer, use, water, business or any other tax, assessment, charge, duty or levy imposed by any Governmental Authority (whether disputed or not), including Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums and including, in all cases, any interest, penalty or addition thereto and instalments with respect thereto.

1.1.151

“Tax Returns” means all returns, information returns, declarations, reports, statements and other documents of any nature or kind required to be filed with any applicable Governmental Authority in respect of Taxes.

1.1.152	“Time of Closing” means 10:00 a.m. (Montreal time) on the Closing Date.

1.1.153	“Transfer Date” has the meaning ascribed thereto in Sections 8.1.1 and 8.1.2.

1.1.154	“Transferred Employees” has the meaning ascribed thereto in Section 8.1.4.

1.1.155	“Transferred Non-Union Employee” has the meaning ascribed thereto in Section 8.1.1.

1.1.156	“Transferred Union Employee” has the meaning ascribed thereto in Section 8.1.2.

1.1.157	“Transition Process” has the meaning ascribed thereto in Section 8.1.4.

1.1.158	“Transitional Services Agreement” means the transitional services agreement to be entered into between ABC and the Partnership on the Closing Date.

1.1.159

“Transmission System” means collectively (i) the electricity transmission lines and distribution lines immediately beyond the generator output terminals, whether or not within a Facility (including all conductors, insulators, arrestors, grounding equipment, switches, fuses, cables, cable trays, wires, conduits, conduit structures, towers, poles, anchors, guy wires, fixtures and related equipment), connecting the generating stations at any of the Facilities, to the IESO Controlled Grid and/or to any point of delivery for a third party or ABC, other than the distribution lines connecting the Ontario Clean Water Agency to the Iroquois Falls mill and other than distribution lines owned by Kenora Forest Products, Twin Falls Marina and Ontera (the “Lines”); and (ii) all substations, transformers, disconnect switches, circuit switchers, circuit breakers, switchgear, station service equipment, buswork, instrument transformers, ground grids, batteries, interconnection equipment, auxiliary equipment and meters used in connection with the Business (the “Transformers”), and (iii) all operating, controlling, protection, communication and monitoring equipment related to the Lines and the Transformers and used in connection with the Business.

1.1.160	“Upward Purchase Price Adjustment” has the meaning ascribed thereto in Section 2.5.1.

1.1.161	“Union Employees” means the unionized employees of ABC on the applicable Transfer Date who are subject to the ABC Collective Agreements.

1.1.162	“Units” means, collectively, the ABC Units and the CDP Units, and, for greater certainty, does not include the GP Unit.

1.1.163	“Update” has the meaning ascribed thereto in Section 3.4.1.

1.1.164	“Valuator” has the meaning ascribed thereto in Section 4.1.3.

1.1.165	“Vendors” has the meaning ascribed thereto in the preamble to this Agreement.

1.1.166	“Vendor Indemnified Parties” has the meaning ascribed thereto in Section 10.1.

1.1.167	“Working Capital Upward Adjustment” has the meaning ascribed thereto in Section 2.4.6.

1.2	Headings and Preamble for Reference Only

The headings preceding the Articles and Sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement. The preamble and recitals hereto shall form an integral part of this Agreement.

1.3	Interpretation

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

1.4	Currency

Except as otherwise may be expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.5	Severability

The provisions of this Agreement are severable, and if any provisions are in conflict with any Applicable Laws, the conflicting provisions shall be deemed never to have constituted a part of this Agreement and shall not affect or impair any of the remaining provisions thereof. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

1.6	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of this Agreement. There are no warranties, representations, conditions or agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made prior to, contemporaneous with or after entering into this Agreement or any amendment or supplement hereto, by any of the parties hereto, or its directors, officers or agents, to any other party hereto or its directors, officers or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. None of the parties to this Agreement has been induced to enter into it or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, contractual or otherwise, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.7	Statutes

Unless the context otherwise requires, any reference to a statute or to the Market Rules shall include, and shall be deemed to be a reference also to, all amendments made to such statute or Market Rule(s) and the regulations made pursuant thereto and in force from time to time and to any statute or regulation or amendment to the Market Rules or any new Market Rules that may be passed which has the effect of supplementing or superseding the statute or the Market Rule(s) so referred to or the regulations made pursuant thereto.

1.8	Accounting Terms

All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and any reference herein to generally accepted accounting principles shall mean such principles consistently applied from year to year, to the extent possible.

1.9	References to Include Successors and Assigns

Except as otherwise provided the provisions of this Agreement enure to the benefit of, and shall be binding upon, the parties and their respective successors and permitted assigns.

1.10	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.11	Governing Law

This Agreement shall be interpreted and governed by, take in effect and be construed exclusively in accordance with the laws of the Province of Québec and the laws of Canada applicable therein. The parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of (i) the Province of Québec, judicial district of Montreal, or (ii) the Province of Ontario, judicial district of Toronto.

1.12	Certain Phrases, etc.

In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, and (ii) the phrases “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning mean “the aggregate (or total or sum), without duplication, of”.

1.13	Schedules & Exhibits

The following are schedules and exhibits to this Agreement:

Schedule 1.1.76	Possessory and Unpinned Lands
Schedule 1.1.96	Knowledge
Schedule 1.1.97	Lands
Schedule 1.1.98	Leased Lands
Schedule 1.1.102	Licensed Lands
Schedule 1.1.133	Permitted Encumbrances
Schedule 2.1	Purchaser Share Allocation
Schedule 2.5.1(e)	Proposed Capital Expenditures
Schedule 3.6	Bowman Property
Schedule 5.2.1	Excluded Intellectual Property
Schedule 5.2.3	Easements
Schedule 5.2.5	Real Estate Matters
Schedule 5.4.6	Consents and Approvals
Schedule 5.5.15	Leased and Owned Vehicles
Schedule 6.3.2(f)	Infra H2O GP and Infra H2O LP Accredited Investor Certificates
Schedule 6.3.3(e)	BluEarth Accredited Investor Certificate
Schedule 7.5	Sturgeon Falls Road Access Plan
Schedule 8.1.1	Listed Non-Union Employees
Schedule 8.1.2	Listed Union Employees
Schedule 10.2.11	First Nations
Schedule 6.2	Representations and Warranties regarding the ACH Parties
Schedule 6.2.1(a)	Partnership Information
Schedule 6.2.1(b)	GP Information
Schedule 6.2.1(c)	Nominees Information
Schedule 6.2.1(e)	Books & Records
Schedule 6.2.1(i)	Ordinary Course
Schedule 6.2.1(j)	Undisclosed Liabilities
Schedule 6.2.1(k)	Intercompany Services
Schedule 6.2.2	Real Estate
Schedule 6.2.2(i)	Expropriation
Schedule 6.2.2(l)	Interests in Lands
Schedule 6.2.2(m)	Unpaid Taxes
Schedule 6.2.3(a)	Sufficiency of Assets
Schedule 6.2.3(b)	Permits
Schedule 6.2.4(a)	Construction Work

Schedule 6.2.4(b)	Condition of Facilities Assets
Schedule 6.2.4(c)	Access Rights
Schedule 6.2.4(e)	Facilities Contracts
Schedule 6.2.4(h)	Stores
Schedule 6.2.5(a)	Intellectual Property
Schedule 6.2.5(e)	License Approvals and Consents
Schedule 6.2.7(b)	Environmental and Safety Requirements
Schedule 6.2.7(c)	Environmental Reports
Schedule 6.2.8(a)	Litigation
Schedule 6.2.8 (b)	First Nations
Schedule 6.2.9(a)	Insurance
Schedule 6.2.10(b)	Employment Matters
Schedule 6.2.11(a)	Collective Agreements
Schedule 6.2.11(b)	Labour Negotiations
Schedule 6.2.11(c)	Compliance with Employment Laws
Schedule 6.2.11(d)	Employee Complaints & Procedures
Schedule 6.2.11(e)	Unfair Labour Practices
Schedule 6.2.11(f)	Labour Disputes
Schedule 6.2.11(g)	Grievances & Arbitration
Schedule 6.2.12(a)	ABC Employee Plans
Schedule 6.2.13(a)	Tax Returns
Schedule 6.2.13(c)	Tax Reassessments
Schedule 6.2.14(a)	Full Disclosure
Exhibit A	Target Statement

ARTICLE 2

AGREEMENT OF PURCHASE AND SALE

2.1	Purchase and Sale of Securities

On the terms and subject to the conditions contained in this Agreement, at the Time of Closing the Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors all the Securities, as follows:

2.1.1

ABC shall sell to the Purchaser and the Purchaser shall purchase from ABC the ABC Units and ABC Shares, which ABC Units and ABC Shares shall be allocated among Infra H2O LP, Infra H2O GP and BluEarth in accordance with Schedule 2.1;

2.1.2	CDPQ shall sell to the Purchaser and the Purchaser shall purchase from CDPQ the CDPQ Shares, which CDPQ Shares shall be allocated between Infra H2O GP and BluEarth in accordance with Schedule 2.1; and

2.1.3

CDP Investissements shall sell to the Purchaser and the Purchaser shall purchase from CDP Investissements the CDP Units, which CDP Units shall be allocated between Infra H2O LP and BluEarth in accordance with Schedule 2.1.

The Purchaser shall have the right to amend or replace Schedule 2.1 from time to time until three (3) Business Days before the Closing Date, provided that any amendment or replacement that would result in a change of more than 5% in the allocation of Units as between Infra H20 LP and BluEarth shall require the approval of the Vendors, acting reasonably.

2.2	Purchase Price

2.2.1

The aggregate purchase price payable by the Purchaser for the Securities shall be the sum of $384,916,578 plus (or minus if negative) the Closing Excess Cash, as adjusted pursuant to Section 2.4, and the Excess Cash Differential (the “Aggregate Purchase Price”), the payment of which shall be allocated among each of Infra H2O GP, Infra H2O LP and BluEarth in accordance with Schedule 2.1, which represents the following amounts

(a)	$383,116,000 (the “Base Price”), plus

(b)	$1,800,578, being the Target Maintenance Amount, plus

(c)

the Closing Excess Cash (for greater certainty, the absolute value of the Closing Excess Cash shall be added to the extent that the Closing Excess Cash is positive and the absolute value of the Closing Excess Cash shall be subtracted to the extent that the Closing Excess Cash is negative), plus

(d)

the Excess Cash Differential (for greater certainty, the absolute value of the Excess Cash Differential shall be added to the extent that the Excess Cash Differential is positive and the absolute value of the Excess Cash Differential shall be subtracted to the extent that the Excess Cash Differential is negative).

2.2.2

The aggregate purchase price payable by the Purchaser to ABC for the ABC Units and ABC Shares shall be $288,687,433.50 plus (or minus if negative) 75% of the Closing Excess Cash, as adjusted pursuant to Section 2.4, plus (or minus if negative) 75% of the Excess Cash Differential (the “ABC Purchase Price”), being $75 for the ABC Shares and the balance of the ABC Purchase Price for the ABC Units.

2.2.3

The aggregate purchase price payable by the Purchaser to CDP Investissements for the CDP Units shall be $96,229,119.50 plus (or minus if negative) 25% of the Closing Excess Cash, as adjusted pursuant to Section 2.4, plus (or minus if negative) 25% of the Excess Cash Differential (the “CDP Purchase Price”).

2.2.4	The aggregate purchase price payable by the Purchaser to CDPQ for the CDPQ Shares shall be $25 (the “CDPQ Purchase Price”).

2.2.5

The ABC Purchase Price, the CDP Purchase Price and the CDPQ Purchase Price, in each case prior to adjustment, excluding the portion corresponding to the Excess Cash Differential, shall be payable by the Purchaser at the Time of Closing by wire transfer to an account designated by the applicable payee to the Purchaser in writing not later than three (3) Business Days prior to the Closing Date.

2.2.6

ABC shall notify the Purchaser and CDP Investissements in writing not later than five (5) Business Days prior to the Closing Date of the amount expected to be in the Excess Cash Account on the Closing Date and the estimated amount of accrued interest to be payable by the Partnership under the CDPQ Credit Agreement as at the Closing Date.

2.2.7	The portion of the ABC Purchase Price and the CDP Purchase Price corresponding to the Excess Cash Differential shall be payable pursuant to Section 2.4.5 or 2.5, as applicable.

2.3	ABC Advance Repayment Amount

The Purchaser shall repay an amount equal to the ABC Advance to ABC on the Closing Date, on behalf of the Partnership.

2.4	Post-Closing Adjustments

2.4.1

Within forty-five (45) days following the Closing Date, ABC shall prepare, or cause to be prepared and deliver to the Purchaser, subject to CDPQ and CDPQ Investissements’ prior approval thereof, a statement (the “Closing Statement”) which shall set forth (a) the net working capital of the ACH Parties as at the Closing Date (excluding cash, cash equivalents, restricted cash and insurance receivables, if any), established in the same manner and using the same line items as set out in Exhibit A (the “Closing Net Working Capital”), (b) the Closing Maintenance Amount, (c) the Closing Debt Service Amount, (d) the Excess Cash Differential, and (e) all liabilities of the ACH Parties as of the Closing Date, other than the ABC Advance and the accrued interest payable by the Partnership under the CDPQ Credit Agreement as at the Closing Date, not reflected in the Closing Net Working Capital and that would have been reflected on the balance sheet of their audited financial statements pursuant to GAAP (applied on a basis consistent throughout the period covered by the Annual Financial Statements, except as disclosed therein) (the “Other Liabilities”).

2.4.2

The Closing Statement shall become final and binding on the parties on the thirtieth (30th) day following delivery thereof (with a copy of all relevant back-up documentation) by ABC unless the Purchaser gives written notice of its objections with respect to the Closing Statement or any Closing Net Working Capital or Other Liabilities item (a “Notice of Objection”) to ABC on or prior to such date. Any Notice of Objection shall specify in reasonable detail the nature of any objections so asserted, the specific dollar amount and the basis therefor.

2.4.3

 If a Notice of Objection is delivered to ABC during the thirty (30) day period following the delivery thereof, the Purchaser and ABC shall work in good faith in an attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Objection for an additional period of thirty (30) days. If, at the end of such additional period, the Purchaser and ABC have not reached agreement on such matters, the matters that remain in dispute shall be submitted to the Accountants who shall resolve such items within twenty (20) Business Days. The Accountants shall determine the Closing Net Working Capital and the amount of the Other Liabilities. The fees and expenses of the Accountants shall be paid by the party whose proposed adjustment or proposed calculation, as the case may be, is not accepted by the Accountants.

2.4.4

 If a Notice of Objection is received by ABC within the thirty (30) day period specified in Section 2.4.2, then the Closing Statement shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing any differences they have with respect to all matters specified in the Notice of Objection or (ii) the date all disputed matters specified in the Notice of Objection are finally resolved in writing by the Accountants.

2.4.5	Within ten (10) days following the date on which the Closing Statement becomes final and binding on the parties, certain payments shall be made to the Purchaser, as follows:

(a)

if (i) the amount obtained by subtracting (x) the Other Liabilities Differential from (y) the sum of (A) the Closing Net Working Capital, (B) the Closing Maintenance Amount and (C) the Closing Debt Service Amount is less than (ii) the sum of (1) the Target Net Working Capital, (2) the Target Maintenance Amount and (3) the ABC Advance, then (I) ABC shall repay an amount equal to 75% of such difference to the Purchaser, as a decrease to the ABC Purchase Price; and (II) CDP Investissements shall repay and amount equal to 25% of such difference to the Purchaser, as a decrease to the CDP Purchase Price; and

(b)

if the Excess Cash Differential is negative, then (i) ABC shall repay an amount equal to 75% of the absolute value of the Excess Cash Differential to the Purchaser, as a decrease to the ABC Purchase Price and (ii) CDP Investissements shall repay an amount equal to 25% of the absolute value of the Excess Cash Differential to the Purchaser, as a decrease to the CDP Purchase Price.

2.4.6	If, based upon the final and binding Closing Statement:

(a)

the amount (i) obtained by subtracting (x) the Other Liabilities Differential from (y) the sum of (A) the Closing Net Working Capital, (B) the Closing Maintenance Amount and (C) the Closing Debt Service Amount exceeds (ii) the sum of (1) the Target Net Working Capital, (2) the Target Maintenance Amount and (3) the ABC Advance, then the amount so obtained (the “Working Capital Upward Adjustment”) shall be paid in accordance with Section 2.5; and

(b)	the Excess Cash Differential is positive, such amount shall be paid in accordance with Section 2.5.

2.4.7

 The amounts payable by ABC and CDP Investissements pursuant to Section 2.4.5 shall be paid by wire transfer of immediately available funds to a bank account designated by the Purchaser no later than five (5) days following the date on which the Closing Statement becomes final and binding on the parties.

2.5	Upward Purchase Price Adjustment

2.5.1

 Subject to the provisions of this Section 2.5, the portion of the Aggregate Purchase Price corresponding to the Working Capital Upward Adjustment and the Excess Cash Differential (where such amount is positive) (the aggregate amount, the “Upward Purchase Price Adjustment”) shall be paid by the Purchaser to ABC and CDP Investissements in quarterly instalments (each, a “Payment Instalment”), in accordance with the following provisions:

(a)

the Purchaser shall cause the GP to determine the amount of Distributable Cash at the end of each calendar quarter and shall cause the GP to distribute such Distributable Cash to the Purchaser within ten (10) days of the end of such calendar quarter;

(b)

within five (5) Business Days of the receipt of Distributable Cash received from the Partnership pursuant to Section 2.5.1(a), the Purchaser shall pay ABC and CDP Investissements, as a Payment Instalment, an amount equal to the lower of (i) the Distributable Cash received from the Partnership and (ii) the Upward Purchase Price Adjustment, minus the sum of all Payment Instalments previously paid to ABC and CDP Investissements, plus interest accrued thereon pursuant to Section 2.5.1(d);

(c)

the Purchaser shall make such number of Payment Instalments as are required to pay the portion of the ABC Purchase Price and the CDP Purchase Price corresponding to the Upward Purchase Price Adjustment, and interest accrued thereon pursuant to Section 2.5.1(d), payable to ABC and CDP Investissements;

(d)	the portion of the ABC Purchase Price and the CDP Purchase Price corresponding to the Upward Purchase Price Adjustment shall bear interest from the Closing Date at a rate equal to the interest rate actually earned by the Partnership in the Excess Cash Account until final payment thereof;

(e)

the parties acknowledge that the Purchaser’s obligation to pay the Upward Purchase Price Adjustment to the Vendors shall in no way preclude or impede the Partnership from making those capital expenditures set out in Schedule 2.5.1(e) hereof or other capital expenditures as reasonably determined by the Purchaser, and the Purchaser agrees to cause the Partnership to reasonably attempt to allocate funds for capital expenditures so as to minimize the impact of the Partnership’s capital expenditures on the amount of Distributable Cash; and

(f)	any Payment Instalment shall be allocated in the proportion of 75% to ABC and 25% to CDP Investissements.

2.6	Taxes and Consent Costs

The Purchaser shall be responsible for and shall pay, in addition to the ABC Purchase Price, the CDP Purchase Price and the CDPQ Purchase Price, (i) all land transfer Taxes payable on or in respect of the transfer of the Securities, (ii) all GST, HST and any other similar value-added or sales tax, if any, payable on or in connection with the transactions contemplated herein, and (iii) all registration fees, license fees or other like charges properly payable upon and in connection with the sale, assignment, conveyance and transfer of the Securities from the Vendors to the Purchaser. The Purchaser shall bear and pay all fees incurred in connection with obtaining any third party consents which may be necessary for the sale, assignment, transfer and conveyance by the Vendors to the Purchaser of the Securities and which are payable to such third party as a filing fee. For greater certainty, such costs, expenses and fees shall not include the legal fees of Vendors’ counsel.

2.7	Allocation of Income or Loss of the Partnership

2.7.1

Notwithstanding any provision of the Limited Partnership Agreement to the contrary, the amount of income or loss of the Partnership for Canadian federal and provincial income tax purposes from each source for the fiscal year of the Partnership that includes the Closing Date shall be allocated in accordance with the following rules:

(a)

the GP shall compute the amount that would have been the income or loss of the Partnership from each source had the fiscal year of the Partnership ended at midnight of the day immediately before the Closing Date (the “Notional Year-End”); and

(b)

there shall be allocated to those persons or partnerships that are members of the Partnership at the Notional Year-End such amounts of income or loss of the Partnership for the period ending at the Notional Year-End as would have been allocated to each of them in accordance with the Limited Partnership

Agreement had the Notional Year-End been an actual fiscal year end of the Partnership; provided that such amounts of income or loss shall be computed on the basis that the Partnership has claimed no discretionary deductions, as consistent with past practice.

ARTICLE 3

PRE-CLOSING COVENANTS

3.1	Competition Act and Canada Transportation Act

3.1.1

ABC and the Purchaser shall cooperate and use their reasonable commercial efforts to file with the Commissioner, as soon as possible after the date of execution of this Agreement, but in any event no later than five (5) Business Days after said execution date, an application (the “Application”) requesting that the Commissioner issue an advance ruling certificate under section 102 of the Competition Act (an “ARC”) or, in the alternative, a letter confirming that the Commissioner does not, at that time, intend to challenge the transaction contemplated by this Agreement under section 92 of the Competition Act along with a waiver under paragraph 113(c) of the Competition Act relieving the parties from the obligation to file under Part IX of the Competition Act (collectively, a “No-Action Letter”). ABC and the Purchaser shall cooperate fully with each other and will each use its reasonable commercial efforts to obtain an ARC or No-Action Letter as soon as possible. In the event that the Commissioner does not issue an ARC or No-Action Letter within fifteen (15) days of the filing of the Application (or such later date as the parties may agree), ABC and the Purchaser shall file the requisite notification required under section 114(1) of the Competition Act (a “Notification”) no later than five (5) Business Days thereafter.

3.1.2

ABC and the Purchaser shall cooperate and use their reasonable commercial efforts to file with the Minister, on a without prejudice basis, as soon as possible after the date of execution of this Agreement, but in any event no later than five (5) Business Days after said execution date, all materials and submissions appropriate and advisable to be filed pursuant to subsections 53.1 (1) and 53.1(2) of the Canada Transportation Act (but for greater certainty, such filing will not include the information required to be filed under subsection 114(1) of the Competition Act as such information will not have been prepared and filed with the Commissioner at such time, however, ABC and the Purchaser shall subsequently file with the Minister the information required under subsection 114(1) of the Competition Act if such notification is filed with the Commissioner pursuant to subsection 3.1.1 hereof). ABC and the Purchaser shall cooperate fully with each other and will each use its reasonable commercial efforts to obtain as soon as possible the Minister’s confirmation pursuant to subsection 53.1(4) of the Canada Transportation Act that he is of the opinion that the transaction contemplated by this Agreement does not raise issues with respect to the public interest as it relates to national transportation or, if necessary, to obtain approval of the Governor in Council for the transaction contemplated by this Agreement pursuant to subsection 53.2(7) of the Canada Transportation Act.

3.1.3

 ABC shall co-operate with and assist the Purchaser (including providing the Purchaser with any information that it reasonably requires) in preparing the filings referenced in Sections 3.1.1 and 3.1.2 and all other submissions, filings, or responses to questions from the Commissioner or the Minister. Neither ABC nor the Purchaser shall provide any oral or written representations, statements, information or other filings to the Commissioner or the Minister without first giving the other party a reasonable opportunity to provide its comments, and the party receiving such comments shall give due and appropriate consideration to such comments before providing any such representations, statements, information or other filings to the Commissioner or Minister. Neither ABC nor the Purchaser shall participate in any telephone or in-person meeting in connection with the filings contemplated under this Section 3.1 unless the other party has been given a reasonable opportunity to participate in such meeting, unless not permitted at law.

3.1.4	ABC and the Purchaser shall promptly respond to all requests for information from the Commissioner and the Minister.

3.1.5

 All regulatory process fees payable to the Government of Canada in connection with the application for an ARC/No-Action Letter and/or a Notification under the Competition Act, as contemplated by this Section 3.1, shall be borne by the Purchaser.

3.1.6

 CDPQ and CDP Investissements will cooperate with ABC and the Purchaser and use their reasonable commercial efforts to provide any information required on their part, if any, as respective holders of the CDPQ Shares and the CDP Units, for the purposes of the filings referred to in Sections 3.1.1 and 3.1.2.

3.2	Conduct of Business Prior to Closing

3.2.1	During the period from the date hereof to the Time of Closing, ABC shall ensure that the ACH Parties shall:

(a)	conduct the Business and the operations and affairs of the ACH Parties only in the ordinary and normal course of business consistent with past practice;

(b)

conduct the Business and operations and affairs of the ACH Parties in all material respects in accordance with all Applicable Laws, and in full compliance with all Applicable Laws relating to the payment of compensation to the Employees, and the deduction, remittance and reporting of source deductions and related employer contributions in respect of same;

(c)

use reasonable commercial efforts to preserve intact the Business and the property, assets, operations and affairs of the ACH Parties and promote and preserve for the Purchaser the goodwill of the Employees, unions, suppliers, customers and others having business relations with the ACH Parties; and

(d)

pay and discharge the liabilities of the ACH Parties in the ordinary course in accordance and consistent with the previous practice of the ACH Parties, except those contested in good faith by the ACH Parties.

Each of CDPQ and CDP Investissements agrees that it will not take any action to prevent the covenants in this Section 3.2.1 from being satisfied.

3.2.2

 During the period from the date hereof to the Time of Closing, ABC shall ensure that the ACH Parties shall not, subject to Section 4.1.2(d), without the prior written consent of the Purchaser, agree, commit or enter into any understanding to take any of the following actions:

(a)

amend the articles, by-laws, constating documents or similar document adopted or filed in connection with the creation, formation or organization of any of the ACH Parties, except for the termination of the Governance Agreements other than the Limited Partnership Agreement, at or prior to Closing;

(b)	redeem, purchase, retire or otherwise acquire, directly or indirectly, any of the Securities or any of the shares of the Nominees;

(c)

issue or sell any shares, units or other securities or issue, sell or grant any option, warrant or right to purchase any of its shares, units or other securities or issue any security convertible into the securities of any of the ACH Parties, grant any registration rights or otherwise make any change to the authorized or issued capital of any of the ACH Parties;

(d)

dispose of any of the assets reflected on the balance sheet forming part of the Annual Financial Statements, except sales of assets in the ordinary and normal course of business consistent with past practice;

(e)	make any change in its accounting principles, policies, practices or methods;

(f)	cancel or waive any debt, claim or other right owed to, or for the benefit of, any ACH Party, other than as reflected in the Closing Net Working Capital;

(g)

incur or assume any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary and normal course of business consistent with past practice;

(h)	mortgage, pledge, grant a security interest in or otherwise create an Encumbrance on any of property or assets of any ACH Party, except in the ordinary and normal course of business consistent with past practice and in amounts which, individually and in the aggregate, are not material to the financial condition of the ACH Parties or the operation of the Business;

(i)

other than the addition of Schedules K-2 and K-3 to the OPA Contract, to be in substantially the same form as Schedule K-1 thereto, and the transfer of the Bowman Property, enter into any contract or any other transaction that is not in the ordinary and normal course of business consistent with past practice;

(j)

terminate, cancel, modify or amend or take or fail to take any action which would entitle any party to any Facilities Contract to terminate, cancel, modify or amend any Facilities Contract except for the termination of the Governance Agreements other than the Limited Partnership Agreement, at or prior to Closing;

(k)

except to the extent reflected in the Closing Net Working Capital, incur any indebtedness for borrowed money to any other Person or incur any other liability or obligation to any other Person which is required to be classified as a liability on the liability side of a balance sheet in accordance with GAAP;

(l)

give or agree to give or become a party to or bound by any guarantee, surety or indemnity in respect of indebtedness or other obligations or liabilities of any other Person or become a party to any other commitment by which any ACH Party is, or is contingently, responsible for such indebtedness or other liability or obligation;

(m)	purchase or otherwise acquire any interest in any securities of any other Person;

(n)	enter into any Contract or commitment to, or otherwise proceed to, hire or terminate the services of any officer or senior management Employee;

(o)	enter into or amend any agreement not at arm’s length including with any Affiliate of the Vendors except for the Definitive Agreements and the transfer of land referred to in Section 3.6; or

(p)	agree, commit or enter into any understanding to take any actions enumerated in paragraphs (a) to (o) of this Section 3.2.2.

Each of CDPQ and CDP Investissements agrees that it will not take any action to prevent the covenants in this Section 3.2.2 from being satisfied.

3.2.3

During the period from the date hereof to the Time of Closing, ABC shall notify the Purchaser if ABC enters into, engages in or concludes any negotiations with any union or bargaining agent in respect of any Employees that would improve any such Employee’s compensation or benefits or that would otherwise materially increase ABC’s obligations with respect to any Employees, provided that notice is not required for ABC’s participation in or negotiation of the matters disclosed in Schedule 6.2.11(e).

3.2.4

 During the period from the date hereof to the Time of Closing, ABC shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion.

3.2.5

 Notwithstanding Sections 3.2.1 and 3.2.2, ABC may, prior to the Time of Closing, but only after its receipt of all required consents or waivers required to proceed therewith (including from CDPQ pursuant to the CDPQ Credit Agreement and from CIBC pursuant to the credit agreement between the Partnership and CIBC), if any, and the delivery of a copy of all such consents and waivers to the Purchaser:

(a)	cause the Partnership to transfer all of the funds then in the Automation Account to ABC;

(b)

cause the Partnership to transfer to the Vendors all of the funds from the Excess Cash Account, less the sum of the estimated amount of accrued interest payable by the Partnership under the CDPQ Credit Agreement as at the Closing Date, as set out in writing by ABC pursuant to Section 2.2.6, plus $500,000;

(c)	cause the Partnership to transfer the ABC Advance Interest Amount to ABC;

(d)	perform all such acts as may be required in connection with the filing of the amended rollover forms in respect of the 2007 Transaction;

(e)	transfer insurance proceeds payable to the Vendors in respect of losses payable under Sections 4.2.1(ii) or 4.2.2, if any; and

(f)	cause the Partnership to pay the special performance bonuses referred to at item 1 of Schedule 6.2.1(i).

3.3	Actions to Satisfy Conditions

During the period from the date hereof to the Time of Closing:

3.3.1	ABC and the Purchaser shall negotiate in good faith the terms of the Definitive Agreements in accordance with Section 5.2 and as otherwise agreed between ABC and the Purchaser in writing; and

3.3.2

 each of the parties shall use its reasonable commercial efforts to take all such actions, or cause all such actions to be taken, as are within its control or the control of any of its Affiliates, so as to ensure the satisfaction of all other conditions to Closing for which it is responsible pursuant to Article 5.

3.4	Updates to Information

3.4.1

If at any time prior to the Time of Closing ABC becomes aware of any fact or event occurring after the date hereof that has or would reasonably be expected to have the effect of making any of the representations and warranties in Schedule 6.2 untrue or incorrect such that the condition in Section 5.5.1 with respect to ABC would not be satisfied at Closing, then ABC shall promptly deliver an update of the representations and warranties made to the Purchaser in Schedule 6.2 and the related Schedules (each such update being hereinafter referred to as an “Update”) along with any supporting information ABC may have to assist the Purchaser in determining the financial impact of the Update including, where relevant, a copy of the underlying claim and other communications with respect thereto and an estimate of the insurance proceeds expected to be received by the Partnership with respect to the fact or event relating to such Update (together with a copy of the notice of claim delivered to the insurers). In the event that the Purchaser does not have sufficient time before the Closing Date agreed upon by the parties to reasonably assess the impact of the Update, the parties agree that they shall delay the Closing Date until the process described in Section 3.4.2 has been completed. If the Closing Date is delayed to a date that is after the Outside Date, the Outside Date shall be postponed to the date that is five (5) Business Days after the delayed Closing Date.

3.4.2	The parties’ determination of the financial impact on the Business attributable to Updates (the “Disclosure Update Impact”) shall be made as follows:

(a)

The Purchaser shall estimate the Disclosure Update Impact of each Update within a reasonable time after receipt of the Update and supporting documentation and in any event, no later than fifteen (15) days thereafter, and shall notify ABC in writing of such estimate (each such notice being an “Impact Notice”). In the Impact Notice the Purchaser may specify the Disclosure Update Impact as an exact dollar amount or, if the Purchaser is unable to determine the exact amount, it shall specify whether the Disclosure Update Impact is (i) less than or equal to $2,000,000, or (ii) more than $2,000,000.

(b)

Within ten (10) days of its receipt of an Impact Notice, ABC shall notify the Purchaser in writing as to whether it agrees or disagrees with the Purchaser’s determination of the Disclosure Update Impact, including whether it agrees or disagrees that the Disclosure Update Impact is (i) less than or equal to $2,000,000, or (ii) more than $2,000,000 and, if applicable, whether it agrees or disagrees with any exact amount specified by the Purchaser.

3.4.3	If both the Purchaser and ABC agree that the Disclosure Update Impact of all Updates is less than or equal to $2,000,000 in the aggregate (regardless of whether they agree on the exact amount), then:

(a)

the Purchaser shall be deemed to have waived the Closing condition set out in Section 5.5.1 with respect to such Updates, in which case the representations and warranties shall be deemed unamended by Updates for the purposes of Section 3.4.3(b);

(b)

the Purchaser Indemnified Parties shall have the right to seek indemnification after Closing pursuant to Section 10.2.1 for Losses resulting from or arising out of such Updates, provided that in no event may the Purchaser Indemnified Parties claim aggregate Losses in respect of such Updates in an amount that exceeds $2,000,000 (plus interest); and

(c)	the ABC Basket shall be adjusted as provided in Section 10.13.

3.4.4

 If either or both of the Purchaser and ABC advises the other that the Disclosure Update Impact of all Updates is more than $2,000,000 in the aggregate (regardless of whether they agree on the exact amount), then:

(a)	the Purchaser retains the right to waive or not waive the Closing condition set out in Section 5.5.1 with respect to such Updates; and

(b)

if the Purchaser does waive such Closing condition, the Purchaser Indemnified Parties will not have the right to seek indemnification after Closing pursuant to Section 10.2.1 with respect to any Losses resulting from or arising out of such Updates.

3.4.5	This Section 3.4 applies only to the extent that the Update does not result exclusively in Lost Assets, in which case Vendors shall provide a Loss Notice to Purchaser in accordance with Article 4.

3.5	Exclusive Dealings

During the period from the date hereof to the Time of Closing, none of the Vendors, their Affiliates or any of their respective representatives shall directly or indirectly (including through any of their respective representatives, including CIBC World Markets Inc.) in any manner (a) entertain, solicit or encourage, (b) furnish or cause to be furnished any information to any persons (other than the Purchaser and its representatives) in connection with, or (c) negotiate or otherwise pursue, any proposal or discussions for or in connection with:

3.5.1	any possible assignment, transfer, sale, lease or license of any interest in any of the ACH Parties or of all or any portion of the Business;

3.5.2	any possible investment in any ACH Party; or

3.5.3	any possible subscription for any units, shares or other interests in any ACH Party;

no matter how structured. The parties acknowledge that the foregoing covenant is provided jointly and not solidarily, each of ABC and CDPQ being responsible only for its own breach.

3.6	Bowman Property

Subject to Section 5.5.8, on or prior to Closing, with respect to the real property known as the Bowman building at 505 Veterans Drive, in Kenora, Ontario, legally described in Schedule 3.6 (the “Bowman Property”), ABC shall transfer registered title to ACH Kenora Inc. and ABC shall execute and deliver a beneficial conveyance of ABC’s right, title and interest in and to the Bowman Property to the Partnership. The beneficial conveyance shall contain representations and warranties only as to ABC’s title to the Bowman Property, and there shall be no Encumbrances affecting the Bowman Property other than the notice of airport zoning regulations registered as Instrument No. LT234356 on July 28, 1994 in the land registry office for the land titles division of Kenora (No. 23) and Permitted Encumbrances and that ABC has no knowledge of any current or potential Legal Proceeding with respect to the Bowman Property, but otherwise on an “as-is, where-is” basis and, accordingly, the representations and warranties set forth in this Agreement shall be deemed not to apply to the Bowman Property.

3.7	Fort Frances Unpinned Land and Fort Frances Possessory Land

On or prior to Closing, ABC shall execute and deliver a beneficial conveyance of ABC’s right, title and interest in and to the Fort Frances Unpinned Land and the Fort Frances Possessory Land to the Partnership in form and substance reasonably satisfactory to the Purchaser.

ARTICLE 4

RISK OF LOSS

4.1	Risk of Loss

If, prior to the Closing, all or any part of the ACH Parties’ property or assets (the “Lost Assets”) which are necessary to carry on the Business as currently conducted, or all or any part of a Facility are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Authority, or if notice of any such appropriation, expropriation or seizure shall have been given in accordance with Applicable Laws, then the following shall apply:

4.1.1

 ABC shall provide written notice to the Purchaser and CDPQ (the “Loss Notice”) as soon as reasonably practicable following ABC becoming aware of the destruction, damage, loss or potential loss of the Lost Assets, providing such information as ABC may have with respect to the circumstances of the destruction, damage, loss or potential loss and the nature of the Lost Assets, together with ABC’s reasonable estimate of the replacement value or cost of repair of the Lost Assets (the “Damage Deduction”), including (i) an estimate of the proceeds to be recovered by the Partnership from insurance in connection with such Lost Assets, (ii) ABC’s assumptions and detailed calculations regarding the determination of the Damage Deduction and (iii) any communications between ABC and its insurers with respect to the Lost Assets.

4.1.2	Following its receipt of a Loss Notice, the Purchaser shall elect one of the following:

(a)

The Purchaser may elect to complete the transactions contemplated in this Agreement without reduction of the ABC Purchase Price, the CDP Purchase Price or the CDPQ Purchase Price. The Purchaser shall make such election by notice in writing given to the Vendors within thirty (30) days of the Purchaser’s receipt of a Loss Notice. Any and all elections by the Purchaser with respect to Loss Notices shall be deemed of no effect if a further Loss Notice is received by the Purchaser after the latest election.

(b)

If the Damage Deduction as determined in accordance with Section 4.1.3 is less than or equal to $15,000,000 in the aggregate with respect to all Loss Notices, the Purchaser may elect to complete the transactions contemplated by this Agreement and reduce the Aggregate Purchase Price by the Damage Deduction. The Purchaser shall make such election by notice in writing given to the Vendors within thirty (30) days following the final determination of the Damage Deduction with respect to all Loss Notices in accordance with Section 4.1.3, failing which it shall be deemed to have terminated this Agreement pursuant to Section 9.1.2.

(c)

If the Damage Deduction as determined in accordance with Section 4.1.3 is greater than $15,000,000 in the aggregate with respect to all Loss Notices, the Purchaser may elect to terminate this Agreement pursuant to Section 9.1.2. The Purchaser shall make such election by notice in writing given to the Vendors within thirty (30) days following the final determination of the Damage Deduction with respect to all Loss Notices in accordance with Section 4.1.3, failing which it shall be deemed to have made the election set forth in Section 4.1.2(a).

(d)

Without limiting the generality of the foregoing and notwithstanding anything to the contrary in Section 3.2.2, the Purchaser agrees that between the date hereof and Closing, ABC shall be permitted but not obligated to repair and/or replace any Lost Assets, at any time prior to Closing. In such event:

(i)

if the Purchaser has made an election pursuant to Section 4.1.2(b), the Damage Deduction and the correlative adjustment to the Aggregate Purchase Price shall be adjusted to take into account such repair and/or replacement; and

(ii)

if the Purchaser has made an election pursuant to Section 4.1.2(a), ABC may use, subject to the prior approval of the Purchaser, acting reasonably, the proceeds of insurance for such Lost Assets to pay the reasonable out-of-pocket costs and expenses directly incurred by ABC (and not by any ACH Party) for such repair or replacement, and any remaining insurance proceeds (other than business interruption insurance) shall be payable to the Partnership in accordance with Section 4.2.1.

4.1.3

 For the purposes of Sections 4.1.2(b) and 4.1.2(c), the Damage Deduction as set out in a Loss Notice shall be final and binding on the parties unless, within thirty (30) days following the Purchaser’s receipt of the Loss Notice and receipt of all information required pursuant to Section 4.1.1, the Purchaser gives ABC written notice of objection (the “Notice of Damage Deduction Objection”) specifying in reasonable detail the nature of any objections so asserted, the specific dollar amount proposed and the basis therefor. The Purchaser and ABC shall work in good faith in an attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Damage Deduction Objection. If, at the end of a ten (10) day period commencing upon delivery of the Notice of Damage Deduction Objection to the Vendors, the Purchaser and ABC have not reached an agreement on such matters, the valuation of the Lost Assets shall be submitted to a third party valuator (the “Valuator”) selected by both parties, which Valuator shall deliver its report within thirty (30) Business Days. If the parties cannot agree on a Valuator within five (5) days, the Accountants shall be appointed as Valuator. The fees and expenses of the Valuator shall be split evenly as between the Purchaser and ABC. The Valuator shall be instructed that its determination of the Damage Deduction may not be higher than the highest of ABC’s or Purchaser’s determination of the Damage Deduction or lower than the lowest of the ABC’s or the Purchaser’s determination of the Damage Deduction. Provided the determination of the Valuator falls within the range of the Purchaser’s determination and the ABC’s determination, the Valuator’s determination shall be binding on the parties. In the event that the final determination of the Damage Deduction in accordance with this Section 4.1.3 is confirmed to or received by the parties less than ten (10) Business Days prior to the Outside Date, the Outside Date shall be postponed to the date that is ten (10) Business Days after such date of confirmation or receipt.

4.1.4

 Section 4.1.3 shall apply mutatis mutandis to the situation described in Section 4.1.2(d)(i) except, in such case, the Valuator shall be called upon to determine the Damage Deduction, as adjusted to account for the repair and/or replacement made by the Vendors of any Lost Assets.

4.2	Insurance Proceeds for Lost Assets

4.2.1	If the Purchaser makes or is deemed to make the election in Section 4.1.2(a), then (i) all proceeds of any insurance (except as provided in (ii) below or in

Section 4.1.2(d)(ii)) or compensation for expropriation or seizure with respect to the Lost Assets shall be for the account of and payable to the Partnership, and (ii) all proceeds of any business interruption insurance which compensates for business lost during the period between the date hereof and the Closing shall be for the account of the Vendors, 75% to ABC and 25% to CDP Investissements.

4.2.2

 If the Purchaser makes the election in Section 4.1.2(b), then all proceeds of any insurance or compensation for expropriation or seizure with respect to the Lost Assets, including all proceeds of any business interruption insurance which compensates for business lost during the period between the date hereof and the Closing Date, shall be for the account of the Vendors, 75% to ABC and 25% to CDP Investissements.

4.2.3

 The Purchaser and ABC shall, at all times, use reasonable commercial efforts to (i) preserve and submit claims promptly; (ii) maximize the proceeds of any insurance payable pursuant to Section 4.2; and (iii) shall cooperate with each other with respect to any insurance claims.

4.2.4

 Should any proceeds of insurance be required to be turned over to the Partnership pursuant to Section 4.2.1(i), the Purchaser may either (i) require that the claim relating to such insurance proceeds be assigned to the Partnership, provided that such assignment is permitted under the terms of the applicable insurance policy; or (ii) require that any insurance proceeds remitted to ABC or its Affiliates after the Closing Date be turned over to the applicable ACH Party. If a claim relating to insurance proceeds cannot be assigned to the Partnership (the “Insurance Claim”), then ABC will:

(a)	maintain its existence and hold the Insurance Claim in trust for the Purchaser;

(b)	comply with the terms and provisions of the insurance policies relating to the Insurance Claim as agent for the Purchaser at the Purchaser’s cost and for the Purchaser’s benefit;

(c)	co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of the Insurance Claim to the Purchaser; and

(d)

enforce, at the reasonable request of the Purchaser and at the expense and for the account of the Purchaser, any rights of ABC under or arising from the Insurance Claim against any third Person. For clarity, ABC shall not have the obligation to claim insurance proceeds relating to an Insurance Claim in excess of the proceeds of insurance estimate by ABC in its Loss Notice.

In order that the full value of the Insurance Claim may be realized for the benefit of the Purchaser, ABC shall, at the request and expense and under the direction of the Purchaser, in the name of ABC or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the reasonable opinion of the Purchaser, necessary or proper in order that the obligations of ABC with respect to such Insurance Claim may be performed in such manner that the value of such Insurance Claim is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser with respect to such Insurance Claim are received by the Purchaser. ABC shall promptly pay to the Purchaser all moneys collected by or paid to ABC in respect of every such Insurance Claim.

ARTICLE 5

CLOSING

5.1	Closing

The Closing shall take place on the date (the “Closing Date”) that is five (5) Business Days after the satisfaction or waiver of all of the Closing conditions set out in Sections 5.3, 5.4 and 5.5, at the offices of Davies Ward Phillips & Vineberg LLP in Montreal, Québec, or such other place or time as the parties may agree. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously on the Closing Date.

5.2	Definitive Agreements to be Executed at Closing

The obligations of each of ABC and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the execution of the Definitive Agreements by the parties thereto on or before the Closing Date, in form and substance reasonably satisfactory to each of ABC and the Purchaser, which Definitive Agreements shall include the following:

5.2.1

 an assignment from ABC, its Affiliates and their respective employees in favour of the Partnership of all the rights, title and interests in and to the Intellectual Property, other than the Intellectual Property listed in Part A of Schedule 5.2.1, owned by ABC, its Affiliates and their respective employees and that is used primarily by ABC, its Affiliates or the ACH Parties in connection with the Business, including the Intellectual Property listed in Part B of Schedule 5.2.1 and the software licenses listed in item 1 of Schedule 6.2.5(e);

5.2.2	written confirmation of the termination and release of all surviving rights and obligations under the 2007 APA, effective as at Closing;

5.2.3

 an easement agreement, submitted for registration, between ABC and the applicable Nominee granting a non-exclusive easement in favour of ABC to permit transmission and distribution lines and access thereto for maintenance and general rights of access in order to preserve and protect its rights contemplated by Sections 5.2(a), 18.4, 18.5 and 18.6 of the Power Purchase Agreement, over:

(a)	the property owned by the applicable Nominee described in Schedule 5.2.3; and

(b)	the property referred to in Schedule 5.2.5 as the T7 Lands, upon the transfer of the T7 Lands from ABC to ACH Iroquois Falls Inc.,

each of which agreements will provide that (i) the rights granted thereunder will take effect only upon the wrongful or unauthorized termination of the Power Purchase (excluding, for greater certainty, the expiry of the Power Purchase Agreement or the termination of the Power Purchase Agreement in accordance with the terms thereof), and (ii) such agreements will terminate upon the earlier of (A) the date upon which the Partnership first becomes entitled to disconnect the Fort Frances Mill or Iroquois Falls Mill, as applicable, from the applicable portion of the Transmission System pursuant to the Power Purchase Agreement and (B) the purchase by ABC from the Partnership of the applicable portion of the Transmission System for the Fort Frances Mill or Iroquois Falls Mill, as applicable, pursuant to the Power Purchase Agreement, and each of which will otherwise be substantially in the form of the easement agreements entered into by ACI and the applicable Nominee in connection with the 2007 Transaction;

5.2.4	amendments, submitted for registration, to the following easement agreements between ACI and the applicable Nominee:

(a)

easement registered on December 21, 2007 as Instrument No. RD9879 in the land registry office for the land titles division of Rainy River (No. 48) given by ACI in favour of ACH Fort Frances Inc. for electricity transmission and distribution lines;

(b)

easement registered on December 21, 2007 as Instrument No. RD9880 in the land registry office for the land titles division of Rainy River (No. 48) given by ACI in favour of ACH Fort Frances Inc. for maintenance of electricity transmission and distribution lines;

(c)

the portion of the easements contained in the transfer registered on December 3, 2010 as Instrument No. CB69376 in the land registry office for the land titles division of Cochrane (No. 6) for electricity transmission and distribution lines relating to Parts 31, 36 and 38 on Plan 6R-8115, Parts 1, 2, 3, 4 and 5 on Plan 6R-8056 and Parts 1, 2, 3 and 4 on Plan 6R-6832.

which amendments will provide:

(i)

for the termination of such easements (or the relevant portion) in the event that the Partnership does not pay (including by set-off or compensation) Termination Damages (as defined in the Power Purchase Agreement) to ABC within 30 days from a final non-appealable judgment declaring that Termination Damages are payable by the

Partnership to ABC pursuant to the Power Purchase Agreement and confirming the amount of such damages payable by the Partnership, unless the Partnership becomes subject to an Insolvency Proceeding before the expiry of such 30-day period;

(ii)

that such easements (or the relevant portion) automatically terminate, without any further act or formality, if a transferee that acquires the Facilities in connection with an Insolvency Proceeding no longer provides access to the IESO Controlled Grid to the Mills (as defined in the Power Purchase Agreement) and prevents the Mills from scheduling their respective consumption of power, which would have constituted a default under the Power Purchase Agreement and would not have been excused, and such default has not been cured within the cure period initially set forth in the Power Purchase Agreement;

(iii)

that such amendments shall no longer have any effect from and after the date on which the Partnership first becomes entitled to disconnect the Fort Frances Mill or Iroquois Falls Mill, as applicable, from the applicable portion of the Transmission System pursuant to the Power Purchase Agreement;

5.2.5	the lease between ABC and ACH Iroquois Falls Inc. described at paragraph A.1(d) of Schedule 5.2.5; and

5.2.6

 an amendment to the lease dated as of March 31, 2007 between ACH Fort Frances Inc., as landlord, and ACI, as tenant, for a grant of a new lease on Closing for a term of 50 years less one (1) day, on the same terms and conditions thereof except with respect to the addition of rights in favour of the Partnership to renovate or demolish the premises provided that the Partnership relocates those services and equipment identified by ABC, acting reasonably, to be essential at the sole cost and expense of the Partnership as well as termination rights in the event of the Mill Closure (as defined in the Power Purchase Agreement) of the Fort Frances Mill.

5.3	Conditions of Closing in Favour of CDPQ and CDP Investissements

The obligations of CDPQ and CDP Investissements to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, CDPQ on its own behalf and on behalf of CDP Investissements:

5.3.1

 all representations and warranties of the Purchaser contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), and the Purchaser shall have delivered a certificate of a senior officer of the Purchaser to that effect, dated the Closing Date;

5.3.2

the Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Purchaser shall have delivered a certificate of a senior officer of the Purchaser to that effect, dated the Closing Date;

5.3.3

no preliminary or permanent injunction, decree, ruling or Order issued by a Governmental Authority, and no statute, rule, regulation, or Order which restrains, enjoins, prohibits, or otherwise makes illegal the consummation by CDPQ and CDP Investissements of the transactions contemplated hereby shall be in effect;

5.3.4

(i) the parties shall have received an advance ruling certificate in accordance with Section 102 of the Competition Act from the Commissioner; (ii) the Commissioner shall have waived the obligation to notify and supply information under Part IX of the Competition Act pursuant to paragraph 113(c) of the Competition Act and the Commissioner shall have confirmed in writing, in form and substance satisfactory to CDP Investissements and CDPQ, acting reasonably, that the Commissioner has no intention to file an application under the Competition Act in connection with the purchase and sale of the Securities; or (iii) the statutory waiting period under Section 123 of the Competition Act shall have expired and the Commissioner shall have confirmed in writing, in form and substance satisfactory to CDP Investissements and CDPQ, acting reasonably, that the Commissioner has no intention to file an application under the Competition Act in connection with the purchase and sale of the Securities;

5.3.5

the parties shall have received, pursuant to subsection 53.1(4) of the Canada Transportation Act, written notice from the Minister that he is of the opinion that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation or, if such notice has not been received, the transactions contemplated by this Agreement shall have been approved in writing by the Governor in Council pursuant to subsection 53.2(7) of the Canada Transportation Act, in form and substance satisfactory to CDP Investissements and CDPQ, acting reasonably, such that the completion of the transactions contemplated by this Agreement shall not be prohibited pursuant to subsection 53.2(1) of the Canada Transportation Act;

5.3.6	the Purchaser shall have delivered on or prior to Closing:

(a)	the portion of the CDP Purchase Price payable to CDP Investissements at the Time of Closing pursuant to Section 2.2;

(b)	the CDPQ Purchase Price to CDPQ as required by Section 2.2.4;

(c)

copies of (i) the Purchaser’s articles of incorporation and by-laws; and (ii) resolutions of the shareholders and/or board of directors of the Purchaser approving the transactions contemplated in this Agreement, certified by a senior officer of the Purchaser as of the Closing Date;

(d)	a written release by the Purchaser in favour of the director of the GP nominated to the board by CDPQ, with respect to any and all matters arising prior to the Closing Date; and

5.3.7

 the Purchaser and ABC shall have closed the transaction with respect to the sale of the ABC Units and ABC Shares hereunder concurrently with the closing with respect to the sale of the CDP Units and CDPQ Shares hereunder.

5.4	Conditions of Closing in Favour of ABC

The obligations of ABC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, ABC:

5.4.1

all representations and warranties of the Purchaser contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), and the Purchaser shall have delivered a certificate of a senior officer of the Purchaser to that effect, dated the Closing Date;

5.4.2

the Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Purchaser shall have delivered a certificate of a senior officer of the Purchaser to that effect, dated the Closing Date;

5.4.3

no preliminary or permanent injunction, decree, ruling or Order issued by a Governmental Authority, and no statute, rule, regulation, or Order which restrains, enjoins, prohibits, or otherwise makes illegal the consummation by ABC of the transactions contemplated hereby shall be in effect;

5.4.4

(i) the parties shall have received an advance ruling certificate in accordance with Section 102 of the Competition Act from the Commissioner; (ii) the Commissioner shall have waived the obligation to notify and supply information under Part IX of the Competition Act pursuant to paragraph 113(c) of the Competition Act and the Commissioner shall have confirmed in writing, in form and substance satisfactory to ABC, acting reasonably, that the Commissioner has no intention to file an application under the Competition Act in connection with the purchase and sale of the Securities; or (iii) the statutory waiting period under Section 123 of the Competition Act shall have expired and the Commissioner shall have confirmed in writing, in form and substance satisfactory to ABC, acting reasonably, that the Commissioner has no intention to file an application under the Competition Act in connection with the purchase and sale of the Securities;

5.4.5

the parties shall have received, pursuant to subsection 53.1(4) of the Canada Transportation Act, written notice from the Minister that he is of the opinion that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation or, if such notice has not been received, the transactions contemplated by this Agreement shall have been approved in writing by the Governor in Council pursuant to subsection 53.2(7) of the Canada Transportation Act, in form and substance satisfactory to ABC, acting reasonably, such that the completion of the transactions contemplated by this Agreement shall not be prohibited pursuant to subsection 53.2(1) of the Canada Transportation Act;

5.4.6	the parties shall have sent the notices and obtained the consents and approvals listed on Part A of Schedule 5.4.6, in form and substance satisfactory to ABC;

5.4.7	the Definitive Agreements shall have been executed by the parties thereto on or before the Closing Date as required by Section 5.2;

5.4.8	the Purchaser shall have delivered to ABC on or prior to Closing:

(a)	the portion of the ABC Purchase Price payable to ABC at the Time of Closing pursuant to Section 2.2;

(b)	the ABC Advance required by Section 2.3;

(c)

copies of (i) the Purchaser’s articles of incorporation and by-laws; and (ii) resolutions of the shareholders and/or board of directors of the Purchaser approving the transactions contemplated in this Agreement, certified by a senior officer of the Purchaser as of the Closing Date;

(d)

certificates of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate Governmental Authority and dated within ten (10) days before the Closing Date;

(e)	signed copies of all corporate documents and forms required to change the name of the GP pursuant to Section 7.1;

(f)	a written release by the Purchaser in favour of each of the directors of the GP nominated to the board by ABC, with respect to any and all matters arising prior to the Closing Date;

(g)	such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by ABC and agreed to by the

Purchaser prior to the Closing Date to carry out the intent and purposes of this Agreement.

5.5	Conditions of Closing in Favour of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Purchaser, without prejudice to the Purchaser’s rights under Section 10.12:

5.5.1

subject to the Updates for which the Purchaser has waived the Closing condition pursuant to Section 3.4.3(a) or 3.4.4(b), (i) the representations and warranties of ABC, CDPQ and CDP Investissements set forth in Sections 6.1.1 and 6.1.2 of this Agreement and Sections 6.2.1(a), 6.2.1(b), 6.2.1(c), 6.2.2, 6.2.3(a) and 6.2.6 of Schedule 6.2, contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then, without giving effect to any Update other than the Updates for which the Purchaser has waived the Closing conditions pursuant to Section 3.4.3(a) or 3.4.4(b) be true and correct (except (a) to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects on and as of such earlier date and (b) the representations and warranties of ABC in Section 6.2.2(k) of Schedule 6.2 shall be true and correct on the Closing Date as if read without reference to the Governance Agreements other than the Limited Partnership Agreement) and (ii) all other representations and warranties of ABC, CDPQ and CDP Investissements contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then without giving effect to any Update other than the Updates for which the Purchaser has waived the Closing conditions pursuant to Section 3.4.3(a) or 3.4.4(b) be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date) and each of ABC, CDPQ and CDP Investissements shall have delivered a certificate of a senior officer of such party to that effect, dated the Closing Date;

5.5.2

each of ABC, CDPQ and CDP Investissements shall have performed and complied in all material respects, individually and in the aggregate, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and each of ABC, CDPQ and CDP Investissements shall have delivered a certificate of a senior officer of such party to that effect, dated the Closing Date; provided however, that should the Purchaser choose to waive this condition, it shall not be deemed to have waived its rights to require each or any of ABC, CDPQ and CDP Investissements, as applicable, to perform such covenants and agreements from and after the Closing Date and provided further that the Purchaser’s waiver notice specify in detail those covenants and agreements to be performed after the Closing Date.

5.5.3

no preliminary or permanent injunction, decree, ruling, Order or Legal Proceeding pending, threatened or issued by a Governmental Authority or any Person and no statute, rule, regulation, or Order which restrains, enjoins, prohibits, or otherwise makes illegal the consummation by the Purchaser of the transactions contemplated hereby, shall be in effect;

5.5.4

(i) the parties shall have received an advance ruling certificate in accordance with Section 102 of the Competition Act from the Commissioner; (ii) the Commissioner shall have waived the obligation to notify and supply information under Part IX of the Competition Act pursuant to paragraph 113(c) of the Competition Act and the Commissioner shall have confirmed in writing, in form and substance satisfactory to the Purchaser, acting reasonably, that the Commissioner has no intention to file an application under the Competition Act in connection with the purchase and sale of the Securities; or (iii) the statutory waiting period under Section 123 of the Competition Act shall have expired and the Commissioner shall have confirmed in writing, in form and substance satisfactory to the Purchaser, acting reasonably, that the Commissioner has no intention to file an application under the Competition Act in connection with the purchase and sale of the Securities;

5.5.5

the parties shall have received, pursuant to subsection 53.1(4) of the Canada Transportation Act, written notice from the Minister that he is of the opinion that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation or, if such notice has not been received, the transactions contemplated by this Agreement shall have been approved in writing by the Governor in Council pursuant to subsection 53.2(7) of the Canada Transportation Act, in form and substance satisfactory (including in respect of any terms or conditions placed on any such approval) to the Purchaser, acting reasonably, such that the completion of the transactions contemplated by this Agreement shall not be prohibited pursuant to subsection 53.2(1) of the Canada Transportation Act;

5.5.6	the parties shall have sent the notices and obtained the consents and approvals listed on Part A of Schedule 5.4.6, in form and substance satisfactory to the Purchaser;

5.5.7	the Definitive Agreements shall have been executed by the parties thereto on or before the Closing Date as required by Section 5.2;

5.5.8

the right of first refusal granted by ABC over the sale of the Bowman Property referred to in Section 3.6 shall have been waived or ABC and the Purchaser shall have implemented such other mutually satisfactory arrangements regarding additional storage space required to house the Stores at Kenora;

5.5.9	there shall not have occurred any Material Adverse Change since the date of this Agreement;

5.5.10

there shall have been no Order made or any Legal Proceedings commenced or threatened against any of the Vendors, the ACH Parties or the Purchaser or against any of their respective Affiliates or any of their directors or officers which (i) prevents or would reasonably be expected to prevent the Purchaser from acquiring or retaining all or a portion of the Securities or (ii) prevents or would reasonably be expected to prevent any ACH Party from operating the Business after Closing substantially in the same manner in which it was operated prior to Closing;

5.5.11	the ownership of all Stores in the possession of ABC or any of its Affiliates shall have been transferred to the Partnership;

5.5.12

except as otherwise provided in Section 7.2, the books and records relating exclusively to each of the ACH Parties or the Business (including all health and safety records, procedures and plans) and copies of all Contracts with any ACH Party shall have been delivered to the operating centre in Oshawa, Ontario;

5.5.13

all Intellectual Property material to the operation of the Business, other than the Intellectual Property listed in Part A of Schedule 5.2.1, shall be owned by the Partnership or shall be licensed to the Partnership under terms and conditions satisfactory to the Purchaser;

5.5.14

a Certificate of Completion (as such term is defined in Section 7.1.1(b) of the 2007 APA) with respect to the Automation Project shall have been delivered to the Partnership and ABC in accordance with the 2007 APA;

5.5.15	the vehicles leases and the owned vehicles listed on Schedule 5.5.15 shall have been assigned and registered in the name of the Partnership;

5.5.16

the Lake, Hydro and Dam Operating Agreement dated October 13, 1994 between Boise Cascade Corporation, International Falls Power Company and Rainy River Forest Products Inc. shall have been assigned to the Partnership;

5.5.17

all rights, recourses and remedies of ABC or any of its Affiliates with respect to the completion of the Automation Project, including warranties, shall have been assigned or reissued to the Partnership or, with respect to any such warranties that cannot be assigned or reissued, ABC shall, at the Purchaser’s request, cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such warranties to the Purchaser, including holding any such warranties in trust for the Purchaser or acting as agent for the Purchaser;

5.5.18

the articles of incorporation of the GP shall have been amended on the Closing Date to modify the rights attached to the Class A common shares of the GP and to create Class B shares of the GP, to the satisfaction of the Purchaser and the Vendor;

5.5.19

the construction lien and related court order registered on title to the Fort Frances Facility as Instrument Nos. RD12708 and RD13019, respectively, shall have been discharged from title to the Fort Frances Facility and such discharges shall have been certified by the land registrar;

5.5.20

the vesting order in respect of the sale of ABC’s mill property located in Kenora, Ontario shall have been amended such that the easement in favour of ACH Kenora Inc. over Parts 1, 2, 3, 4 and 5 on Plan 23R-11385 for the purpose of access and for installation and operation of a telephone line, which easement was created pursuant to Instrument No. KN10525, will not be vested out from PIN 42163-0260 (LT) by virtue of the sale by ABC of such parcel as part of the sale by ABC of such mill property;

5.5.21	each of the Shared Infrastructure Agreements shall have been submitted for registration on title to the lands described in their respective Schedules A and B;

5.5.22	CDPQ and CDP Investissements shall have delivered to the Purchaser on or prior to Closing:

(a)

assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank, and otherwise in form and substance reasonably acceptable to the Purchaser for transfer of the CDPQ Shares and CDP Units to the Purchaser;

(b)	the certificates representing the CDPQ Shares and the CDP Units;

(c)	a duly executed full and final release and discharge in respect of any Encumbrances, other than Permitted Encumbrances, charging the CDPQ Shares and CDP Units, as applicable;

(d)

copies of (i) the articles of incorporation and by-laws of CDP Investissements; and (ii) resolutions of the shareholders and/or board of directors of CDP Investissements approving the transactions contemplated in this Agreement, certified by a senior officer of CDP Investissements as of the Closing Date;

(e)	copies of resolutions of the board of directors of CDPQ approving the transactions contemplated in this Agreement, certified by a senior officer of CDPQ as of the Closing Date;

(f)

certificates of status, compliance, good standing or like certificate with respect to CDP Investissements issued by the appropriate Governmental Authority and dated within ten (10) days before the Closing Date;

(g)	a release of claims against each ACH Party, other than in respect of the CDPQ Credit Agreement, in a form satisfactory to the Purchaser, duly executed by CDPQ and CDP Investissements;

(h)

a confirmation from CDPQ that there is no default under the CDPQ Credit Agreement as of the Closing Date, taking into consideration the execution of the Definitive Agreements, except for the Change of Control (as defined in the CDPQ Credit Agreement) resulting from the transaction contemplated in this Agreement, in form and substance satisfactory to the Purchaser;

(i)	the written resignation and release of the member(s) of the board of directors of the GP and any Nominees nominated by CDPQ, effective as at the Closing;

(j)	the written confirmation of the termination of each of the Governance Agreements (other than the Limited Partnership Agreement) effective as at Closing; and

(k)

such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by the Purchaser prior to the Closing Date to carry out the intent and purposes of this Agreement.

5.5.23	ABC shall have delivered to the Purchaser on or prior to Closing:

(a)

assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank, and otherwise in form and substance reasonably acceptable to the Purchaser and ABC for transfer of the ABC Shares and ABC Units to the Purchaser;

(b)	the certificates representing the ABC Shares and ABC Units;

(c)	a duly executed full and final release and discharge in respect of any Encumbrances, other than Permitted Encumbrances, charging the ABC Shares and ABC Units, as applicable;

(d)

a duly executed full and final release and discharge in respect of any Encumbrances, other than Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Facilities Assets, charging the Facilities Assets, as applicable;

(e)

copies of (i) ABC’s articles of incorporation and by-laws; and (ii) resolutions of the shareholders and/or board of directors of ABC approving the transactions contemplated in this Agreement and the Definitive Agreements to which ABC is a party, certified by a senior officer of ABC as of the Closing Date;

(f)

copies of (i) the Limited Partnership Agreement; (ii) the GP’s articles of incorporation and by-laws; and (iii) resolutions of the board of directors of the GP approving the transfer of the Shares and, in its capacity as GP, the transfer of the Units, certified by a senior officer of the GP as of the Closing Date;

(g)

certificates of status, compliance, good standing or like certificate with respect to ABC and each ACH Party issued by the appropriate Governmental Authorities and dated within ten (10) days before the Closing Date;

(h)

Purchase Certificates issued by the Ontario Workplace Safety and Insurance Board, confirming the good standing of all of ABC’s workers’ compensation accounts that relate to the Employees or, if such Purchase Certificates are not available, a letter from the Ontario Workplace Safety and Insurance Board confirming that all amounts due in respect of such workers’ compensation accounts have been paid;

(i)	the minute books and share transfer records of each ACH Party;

(j)

the written resignation and release of each officer of the GP and each member of the board of directors of the GP and of the Nominees (other than the members nominated by CDPQ), effective as at the Closing;

(k)	a release of claims against each ACH Party, in form and substance satisfactory to the Purchaser, duly executed by ABC;

(l)

a written undertaking pursuant to which ABC will covenant to (i) ensure that the ACH Parties will continue to benefit from the insurance coverage under the umbrella insurance policies held by ABC or any of its Affiliates with respect to any claim already filed prior to the Closing with respect to events or occurrences occurring prior to the Closing Date, (ii) act as may be directed from time to time by the Purchaser or the Partnership with respect to any such claims; and (iii) ensure that all insurance proceeds received in connection with any such claims be transferred to the Partnership upon receipt, in form and substance satisfactory to the Purchaser;

(m)	the written confirmation of the termination of each of the Governance Agreements (other than the Limited Partnership Agreement) effective as at Closing; and

(n)

such other certificates, instruments, and documents required by this Agreement or by the certificates or other documents delivered by ABC upon execution of this Agreement as may be reasonably requested by the Purchaser prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1	Vendors’ Representations and Warranties

6.1.1

CDPQ and CDP Investissements hereby solidarily represent and warrant as follows, with the understanding that such representations and warranties shall be the exclusive source of representations and warranties of CDPQ and CDP Investissements for the benefit of the Purchaser:

(a)

CDP Investissements is a company duly incorporated, existing and in good standing under the laws of Québec with the corporate power to own and dispose of its property, including the CDP Units, and CDPQ is a legal person duly constituted, existing and in good standing under the laws of Québec with the power to own and dispose of its property including the CDPQ Shares.

(b)	Each of CDP Investissements and CDPQ has the necessary authority, power and capacity to enter into this Agreement and to perform its obligations hereunder.

(c)

This Agreement has been duly and validly authorized by all requisite corporate proceedings and constitutes legal, valid and binding obligations of each of CDP Investissements and CDPQ, enforceable against such party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and the fact that specific performance is an equitable remedy available only in the discretion of a court).

(d)

Neither the entering into or the delivery of this Agreement, nor the performance by each of CDPQ and CDP Investissements of its obligations hereunder will conflict with or constitute a default under: (i) any Applicable Laws; (ii) any of the provisions of their constating documents or by-laws; or (iii) the provisions of any Contract to which they may be a party or by which they or any of their assets may be bound.

(e)

CDPQ is the legal and beneficial owner of record of the CDPQ Shares, and CDP Investissements is the legal and beneficial owner of record of the CDP Units, in each case with good and marketable title thereto, free and clear of all Encumbrances (except for Permitted Encumbrances), other than the Governance Agreements. None of the CDPQ Shares or CDP Units is subject to any voting trust, shareholder agreement or voting agreement other than the Governance Agreements. Upon completion of the transactions contemplated by this Agreement, all of the CDPQ Shares and CDP Units will be owned by the Purchaser as the beneficial owner of record, with good title thereto, free and clear of all Encumbrances (except for Permitted Encumbrances and such Encumbrances as may have been granted by the Purchaser).

(f)

Except for the Governance Agreements, there is no Contract or any other right of any Person, other than the Purchaser, binding upon, or which at any time in the future may become binding upon, CDPQ or CDP Investissements to sell, transfer, assign, pledge, hypothecate, mortgage, charge or in any other way dispose of or encumber any of the CDPQ Shares or the CDP Units.

(g)	Neither CDPQ nor CDP Investissements is at the date hereof, nor will either of them be at the Time of Closing, a non-resident of Canada for the purposes of the Tax Act.

(h)

Except as expressly provided in this Section 6.1.1, CDPQ and CDP Investissements make no representations or warranties of any nature whatsoever with respect to any information or documentation provided to the Purchaser, nor with respect to the Facilities or the Business.

6.1.2

ABC represents and warrants to and in favour of the Purchaser as follows, with the understanding that, other than the representations and warranties set forth in Schedule 6.2, such representations and warranties shall be the exclusive source of representations and warranties of ABC for the benefit of the Purchaser:

(a)

ABC is a corporation continued under the federal laws of Canada, is existing and in good standing under the federal laws of Canada with the corporate power to own and dispose of its property, including the ABC Units and ABC Shares.

(b)	ABC has the necessary authority, power and capacity to enter into this Agreement and the Definitive Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(c)

This Agreement has been, and the Definitive Agreements to which ABC is a party will be, prior to Closing, duly and validly authorized by all requisite corporate proceedings and constitutes legal, valid and binding obligations of ABC enforceable against ABC in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and the fact that specific performance is an equitable remedy available only in the discretion of a court).

(d)

Neither the entering into or the delivery of this Agreement or the Definitive Agreements to which it is a party, nor the performance by ABC of its obligations hereunder and thereunder will conflict with or constitute a default under; (i) any Applicable Laws; (ii) any of the provisions of the constating documents or by-laws of ABC; (iii) the provisions of any Contract to which it may be a party or by which it or any of its assets may be bound, or (iv) the provisions of any Contract to which any of the ACH Parties may be a party or by which it or any of its assets may be bound.

(e)

ABC is the legal and beneficial owner of record of the ABC Shares and the ABC Units, in each case with good and marketable title thereto. None of the ABC Shares or ABC Units is subject to any voting trust, shareholder agreement or voting agreement other than the Governance Agreements. Upon completion of the transactions contemplated by this Agreement, all of the ABC Shares and ABC Units will be owned by the Purchaser as the legal and beneficial owner of record, with good title thereto, and, at the Time of Closing, will be free and clear of all Encumbrances (except for Permitted Encumbrances and such Encumbrances as may have been granted by the Purchaser).

(f)

Except for the Governance Agreements, there is no Contract or any other right of any Person, other than the Purchaser, binding upon, or which at any time in the future may become binding upon ABC to sell, transfer, assign, pledge, hypothecate, mortgage, charge or in any other way dispose of or encumber any of the ABC Shares or the ABC Units.

(g)	ABC is not at the date hereof nor will it be at the Time of Closing a non-resident of Canada for the purposes of the Tax Act.

6.1.3

The parties acknowledge and agree that the disclosures in any Schedule to this Agreement shall be deemed not to have been disclosed for the purposes of the other representations and warranties, except for specific facts disclosed in a Schedule to this Agreement (for certainty, excluding the facts and information included in the studies, reports and other documents referred to in a Schedule where such facts are not specifically referred to in such Schedule) which shall be deemed to have been disclosed in another Schedule to this Agreement if such facts are indicated by appropriate reference to the relevant Schedule in such other Schedule to this Agreement.

6.1.4

Except as expressly provided in Section 6.1.2 and in Schedule 6.2, ABC makes no representations or warranties of any nature whatsoever with respect to any information or documentation provided to the Purchaser, nor with respect to the Facilities or the Business.

6.2	Representations and Warranties regarding the ACH Parties

ABC hereby represents and warrants to and in favour of the Purchaser that the information, statements, representations and warranties set forth in Schedule 6.2 are true and accurate in all respects.

6.3	Purchaser’s Representations and Warranties

6.3.1	Each Purchaser hereby represents and warrants that it has the necessary liquidity to satisfy its portion of the payment of the Aggregate Purchase Price.

6.3.2	Infra H2O GP and Infra H2O LP hereby solidarily represent and warrant to and in favour of each of the Vendors as follows:

(a)	each of Infra H2O GP and Infra H2O LP is a corporation duly constituted, existing and in good standing under the laws of Canada;

(b)

each of Infra H2O GP and Infra H2O LP has the necessary authority, power and capacity to enter into this Agreement and the Definitive Agreements to which it is a party and to perform its obligations hereunder and thereunder;

(c)

this Agreement has been, and the Definitive Agreements to which Infra H2O GP and Infra H2O LP is a party will be, prior to Closing, duly and validly authorized by all requisite corporate proceedings and constitute legal, valid and binding obligations of each of Infra H2O GP and Infra H2O LP enforceable against such party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and the fact that specific performance is an equitable remedy available only in the discretion of a court);

(d)

neither the entering into or the delivery of this Agreement or the Definitive Agreements to which it is a party, nor the performance by each of Infra H2O GP and Infra H2O LP of its obligations hereunder and thereunder will conflict with or constitute a default under: (i) any Applicable Laws; or (ii) any of the provisions of their constating documents or by-laws;

(e)	neither Infra H2O GP nor Infra H2O LP is, nor will it be at the Time of Closing, a non-Canadian within the meaning of the Investment Canada Act (Canada);

(f)

each of Infra H2O GP and Infra H2O LP is and, at the Time of Closing, will be, an “accredited investor” as such term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions and has properly completed and duly executed the accredited investor certificate annexed to this Agreement as Schedule 6.3.2(f) indicating the means by which such party is an “accredited investor” and confirms the truth and accuracy of all statements made therein by it.

6.3.3	BluEarth hereby represents and warrants to and in favour of each of the Vendors as follows:

(a)	BluEarth is a corporation duly constituted, existing and in good standing under the laws of the Canada;

(b)	BluEarth has the necessary authority, power and capacity to enter into this Agreement and the Definitive Agreements to which it is a party and to perform its obligations hereunder and thereunder;

(c)

this Agreement has been, and the Definitive Agreements to which BluEarth is a party will be, prior to Closing, duly and validly authorized by all requisite corporate proceedings and constitute legal, valid and binding obligations of BluEarth enforceable against it in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and the fact that specific performance is an equitable remedy available only in the discretion of a court);

(d)

neither the entering into or the delivery of this Agreement or the Definitive Agreements to which it is a party, nor the performance by BluEarth of its obligations hereunder and thereunder will conflict with or constitute a default under: (i) any Applicable Laws; or (ii) any of the provisions of its constating documents or by-laws;

(e)	BluEarth is not nor will it be at the Time of Closing a non-Canadian within the meaning of the Investment Canada Act (Canada);

(f)

BluEarth is and, at the Time of Closing, will be, an “accredited investor” as such term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions and has properly completed and duly executed the accredited investor certificate annexed to this Agreement as Schedule 6.3.3(e) indicating the means by which BluEarth is an “accredited investor” and confirms the truth and accuracy of all statements made therein by BluEarth.

6.4	Survival of Representations and Warranties

6.4.1	The representations and warranties of the Vendors contained in this Agreement shall survive for a period of eighteen (18) months after the Closing Date, except:

(a)

those representations and warranties contained in Sections 6.1.1(b), 6.1.1(c), 6.1.1(e), 6.1.1(f), 6.1.2(b), 6.1.2(c), 6.1.2(e), 6.1.2(f) of this Agreement and Sections 6.2.1(a), 6.2.1(b), 6.2.1(c), 6.2.2, 6.2.4(c) and 6.2.15 of Schedule 6.2 which shall continue in full force and effect for the benefit of the Purchaser for an indefinite period from the Closing Date;

(b)

those representations and warranties contained in Section 6.2.7 of Schedule 6.2 which shall continue in full force and effect for the benefit of the Purchaser for a period of three (3) years after the Closing Date;

(c)

those representations and warranties contained in Sections 6.2.10, 6.2.11 and 6.2.12 of Schedule 6.2 which shall continue in full force and effect for the benefit of the Purchaser, with respect to each Transferred Union Employee, until the expiry of a period of eighteen (18) months after his or her respective Transfer Date;

(d)

those representations and warranties contained in Section 6.2.13 of Schedule 6.2, which shall continue in full force and effect for the benefit of the Purchaser at any time before the date that is ninety (90) days after the relevant Governmental Authorities are no longer entitled to assess or reassess any of the ACH Parties in respect of the Taxes in question;

(e)

in the case of the Vendors’ fraud, intentional misrepresentation or deliberate or wilful breach, in which cases, the representations and warranties set forth in Section 6.1 and Section 6.2, including in Schedule 6.2, shall survive indefinitely in respect of the Vendor responsible for such fraud, intentional misrepresentation or deliberate or wilful breach.

6.4.2

The representations and warranties of the Purchaser contained in this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Vendors for an indefinite period from the Closing Date.

ARTICLE 7

POST-CLOSING COVENANTS

7.1	Change of ACH Parties’ Names

The Purchaser shall cause the GP to discontinue use of the name “Abitibi-Consolidated” and any variations thereof forthwith following the Closing, and shall cause the Partnership and the Nominees to discontinue use of the name “ACH” and any variations thereof on or before the expiry of a three (3) month period after the Closing Date, except where legally required to identify the GP, the Partnership or the Nominees, as the case may be, until their respective name has been changed to another name. The Purchaser shall cause the GP to deliver at Closing articles of amendment to change its corporate name to another name not including the words “Abitibi”, “Abitibi-Consolidated” and otherwise not confusingly similar to its present name. The Purchaser shall cause the GP to file such articles of amendment with the applicable Governmental Authority immediately following the Closing. The Purchaser shall cause the GP to deliver, after the period provided for in the Transitional Services Agreement, all corporate documents and filings required to change the name of the Partnership and the Nominees to another name not including the word “ACH” and otherwise not confusingly similar to its present name and shall cause the GP to file with the applicable Governmental Authority all documents required in connection with such change of name immediately following such transitional period.

7.2	Books and Records

7.2.1

The Partnership shall use reasonable care to preserve the books and records of the ACH Parties delivered to it for a period of six (6) years from the Time of Closing, or for such longer period as is required by any Applicable Laws, and will permit the Vendors or their authorized representatives reasonable access thereto in connection with the affairs of the Vendors.

7.2.2

With respect to books and records relating to the Business retained by ABC after Closing, a list of which is set forth in Part A and Part B of Schedule 6.2.1(e), ABC: (a) shall use reasonable commercial efforts to transfer or provide copies to the Purchaser of all books and records listed in Part B of Schedule 6.2.1(e) within one (1) year from the Time of Closing or, for those books and records required by ABC to provide services under the Transitional Services Agreement upon the termination or expiry of the Transitional Services Agreement, and (b) except for non-material supplier invoices not required to be provided to the Partnership pursuant to Section 7.2.3, covenants to use reasonable care to preserve any books and records retained by it for a period of six (6) years from the Time of Closing, or for such longer period as is required by any Applicable Laws. ABC will permit the Purchaser or their authorized representatives reasonable access to all books and records relating to the Business retained by ABC and to make copies thereof in connection with the affairs of the Business. For certainty, ABC shall not be entitled to charge any costs or expenses in connection with the performance of its obligations under this Section 7.2.2.

7.2.3

On the later of (a) three (3) months following the termination or expiry of the Transitional Services Agreement, and (b) one (1) year following the Closing Date (such later date, the “Records Transfer Date”), ABC shall provide the Partnership with electronic printouts of the accounting ledgers (including the general ledger, inventory listing, fixed assets sub ledger, accounts payable and payroll ledgers as well as electronic spreadsheets related to accounting tasks) maintained in respect of the Partnership and the Business for the period from April 1, 2007 to the Records Transfer Date. Following its receipt of such printouts, the Partnership shall be entitled to reasonably request copies of any material supplier invoices indicated on such printouts, and ABC shall provide such copies to the Partnership promptly following such request.

7.2.4

At the latest on the Records Transfer Date, ABC shall provide the Partnership with an electronic printout of the fixed assets sub-ledger relating to the Business for the period from January 1, 2005 to March 31, 2007 and of such portion of the fixed assets sub-ledger relating to the Business for the period prior to January 1, 2005 relating to the Iroquois Falls refurbishment project. Following its receipt of such printouts, the Partnership shall be entitled to reasonably request copies of any material supplier invoices indicated on such printouts, and ABC shall provide such copies to the Partnership promptly following such request (except that for the period prior to January 1, 2005, ABC shall only provide copies to the extent the relevant invoices remain available).

7.2.5

No party shall be entitled to delete, destroy or otherwise remove any information from such books and records without a 30-day advance notice to the other party, specifying that the other party is entitled to take possession of such books and records within that time period, failing which the books and records identified in the notice will be deleted, destroyed or the information identified in the notice will be removed therefrom.

7.2.6

The Purchaser and ABC shall co-operate fully with the other party to allow such party to have such access to the books and records or other documentation within the control of any of the Purchaser, the Partnership or ABC, as the case may be, as is deemed reasonably necessary by the requesting party in order to allow the requesting party to prepare Tax Returns for the ACH Parties for the taxation year ended immediately before the Closing Date, and the Purchaser and ABC shall further co-operate with respect to the preparation of Tax Returns for the taxation years ended subsequent to the Closing Date. Such cooperation shall include each of ABC and CDP Investissements providing to the Purchaser the computation of the adjusted cost base to it of the ABC Units and the CDP Units, respectively, as of immediately before the Time of Closing, within 120 days following the Closing Date, without any representation or warranty in respect thereof.

7.2.7

ABC undertakes to use its commercially reasonable efforts to locate the agreements, consents and arrangements listed in Part B of Schedule 6.2.4(c) and shall forthwith deliver same to the Purchaser after having located same.

7.3	Cooperation

Given the integration of the Business with ABC’s business, each of ABC and the Purchaser hereby agrees that it will (and the Purchaser will cause the Partnership and the GP to) give the other, upon request and at the requesting party’s costs, its reasonable cooperation and assistance from and after the Closing Date; provided, however, that a party shall not be required to provide cooperation or assistance if such cooperation or assistance would reasonably negatively affect its business operations.

7.4	Reorganization

ABC hereby agrees that, for a period of three (3) years following the Closing Date, it will not transfer 25% or more of its net assets (based on its most recent unaudited quarterly statements) to any of its Affiliates unless such Affiliate has agreed in writing to be solidarily liable for the obligations of ABC under this Agreement. ABC will provide the Purchaser with a copy of any such agreement concurrently with the transfer.

7.5	Sturgeon Falls Facility Access

ABC shall use commercially reasonable efforts to negotiate an agreement to be executed between the Partnership and the Seine River First Nation, under terms and conditions satisfactory to the Purchaser, acting reasonably, to permit the Partnership to access the Sturgeon Falls Facility using the portion of the access road historically used by the Partnership that crosses Seine River First Nation territory (the “Sturgeon Falls Access Agreement”). If one of the following events occurs:

7.5.1

the Sturgeon Falls Access Agreement has not been executed and duly approved by the relevant Governmental Authorities on the first anniversary of the Closing Date or there is no reasonable expectation that such condition will be achieved by that date;

7.5.2	the negotiation of the Sturgeon Falls Access Agreement is suspended and there is no reasonable expectation that it will be resumed within a reasonable period of time; or

7.5.3

a Legal Proceeding is made by the Seine River First Nation against ABC or any ACH Party, or ABC or any ACH Party is of the view, acting reasonably, that the access to the Sturgeon Falls Facility over Seine River First Nation territory will no longer be tolerated, then the party first having knowledge of the event shall send a notice to that effect to the other party (excluding CDPQ and CDP Investissements). From the date of the notice, ABC shall be responsible for and shall pay or reimburse the Partnership for all reasonable costs and expenses incurred by the Partnership to build a new access road to the Sturgeon Falls Facility over Crown land in accordance with the Partnership’s current plan as outlined in Schedule 7.5, including the costs and expenses relating to obtaining all required Permits. ABC shall provide all reasonable cooperation and assistance to the Partnership with respect to the construction of the access road.

7.6	Twin Falls and Island Falls Facilities Access

7.6.1

Until the Closing Date, ABC shall use commercially reasonable efforts to establish the location and ownership of the roads by which the Lands identified in Schedule 1.1.98 as the Leased Lands pursuant to the Island Falls Water Power Lease No. 173 and the Twin Falls Water Power Lease No. 130 (as renewed by Water Power Lease No. 192) are currently accessed (the “Access Roads”). If at Closing, ABC has determined that one or both of the Access Roads is located in whole on unpatented Crown lands, it will update Part A of Schedule 6.2.4(c) to that effect.

7.6.2

If ABC is not able to provide such Schedule update with respect to both of the Access Roads, and, at any time after the Closing Date, a Legal Proceeding is made by any owner of land over which the Access Road(s) for which ABC has not provided a Schedule update, or a portion of such Access Road(s), passes against any ACH Party, or any ACH Party is of the view, acting reasonably, that the access to the Twin Falls Facility and/or Island Falls Facility, as the case may be, using such Access Road(s) will no longer be tolerated, ABC shall use commercially reasonable efforts to negotiate an agreement to be executed between the Partnership and the owner of such land, under terms and conditions satisfactory to the Purchaser, acting reasonably, to permit the Partnership to access the Twin Falls Facility and/or Island Falls Facility, as the case may be, by such Access Road(s) or the applicable portion thereof.

7.6.3

If ABC is unable to negotiate such an agreement within a reasonable period of time, ABC shall be responsible for and shall pay or reimburse the Partnership for all reasonable costs and expenses incurred by the Partnership to regain road access to the Twin Falls Facility and/or Island Falls Facility, as the case may be, either by rerouting a portion of the applicable Access Road or, if that is not feasible, by building a new access road to the Twin Falls Facility and/or Island Falls Facility, as the case may be, over land on which the Partnership has the necessary access rights for such road, including the costs and expenses relating to obtaining all required Permits.

7.7	Easement for Calm Lake Facility Road Access

ABC and the ACH Parties shall use commercially reasonable efforts and shall take all reasonable actions, as soon as reasonably possible after the Closing Date, in order to determine the appropriate scope of the easement to be granted in favour of ACH Calm Lake Inc. to permit road access to the Calm Lake Facility over the land owned by ABC described in PIN 56066-2447 (LT) in the Land Titles Division of Rainy River (No. 48) (the “Calm Lake Road Access Lands”) and upon which part of the road to the Calm Lake Facility is located. ABC hereby undertakes to grant an easement in perpetuity for vehicular and pedestrian access over the Calm Lake Road Access Lands to the ACH Parties subject to the ACH Parties obtaining any necessary severance consent from the local planning authority. ABC agrees that it shall be responsible for the reimbursement of all documented costs reasonably incurred by the ACH Parties in connection with obtaining any necessary severance consent from the local planning authority for such easement. On Closing, ABC shall grant to ACH Calm Lake Inc. either (a) an easement for a period of 21 years less a day to permit pedestrian and vehicular access; or (b) an appropriate licence for such access. The option of (a) or (b) in this Section 7.7 shall be at the sole discretion of the ACH Parties. The parties agree that the agreement establishing such easement or license will provide for automatic termination upon the registration of an easement that has received the consent of the local planning authority.

7.8	Miscellaneous Services and Supply Contract with Boise

Until the Closing Date, ABC shall use commercially reasonable efforts to negotiate and execute an amendment to the Miscellaneous Services and Supply Contract dated October 13, 1994 entered into between Boise Cascade Corporation and Rainy River Forest Products Inc. (the “MSS Contract”), in form and substance acceptable to the Purchaser, acting reasonably, in order for the Partnership to benefit from and be bound by all rights, obligations and liabilities in the MSS Contract relating to the Business, from and after the date of the amendment, to the exclusion of any other right, obligation or liability. If such amendment is not executed on or prior to the Closing Date, ABC shall provide all cooperation and assistance as may reasonably be required by the Partnership to negotiate and execute such an amendment.

7.9	Automation Project

ABC agrees to pay, forthwith upon receipt, all invoices received by any ACH Party from time to time and other costs and expenses incurred by any ACH Party in connection with the

Completion of the Automation Project, including the portion of the amounts payable to John Harris and Gina Ferrato pursuant to the agreements entered into between each of them and the Partnership that relate to the Automation Project.

7.10	T7 Lands

ABC and the Purchaser shall use commercially reasonable efforts and shall take all reasonable actions, as soon as reasonably possible after the Closing Date, to determine the appropriate location, area and dimensions of the land required for the new T7 transformer station and related control building (the “T7 Lands”) and the appropriate location of the transformer station and control building to be constructed on the T7 Lands, having regard to the fact that ABC has requested that the improvements not be constructed over or above existing services, such as gas lines, water lines and sewer lines.

7.11	Real Estate Matters

ABC and the ACH Parties shall use commercially reasonable efforts and shall take all reasonable actions, as soon as reasonably possible after the Closing Date, in order to enter into the agreements and implement the operations and transactions set forth in the following paragraphs of Schedule 5.2.5 substantially on the terms described therein, which agreements, operations and transactions shall be satisfactory to both parties, acting reasonably: paragraphs A.1(b), (c) and (e); paragraphs A.2(a)(i) and A.2(b)(ii); paragraphs B.1(a) and (b), B.2(a), (c) and (d), B.3(a) and (b), B.4(a) and (b).

ARTICLE 8

EMPLOYEES, PENSION & BENEFITS

8.1	Transferred Employees

8.1.1

Subject to the completion of the Closing and immediately following its acquisition of the Partnership, the Purchaser will cause the Partnership to offer employment, effective on the day immediately following the Closing Date, to the non-unionized Employees listed on Schedule 8.1.1 (the “Listed Non-Union Employees”) on terms that are no less favourable in the aggregate or that are more favourable than such Listed Non-Union Employees’ terms of employment with ABC immediately prior to the Closing Date. Subject to Section 11.5.8, ABC will give the Purchaser access to the Listed Non-Union Employees between signing this Agreement and the Closing Date, with a view to the Purchaser and the Listed Non-Union Employees agreeing to the terms and conditions of employment that the Partnership shall offer as contemplated above. Each Listed Non-Union Employee who accepts an offer of employment with the Partnership as contemplated in this Section 8.1.1 shall be considered a “Transferred Non-Union Employee” for the purposes of this Agreement, and the date upon which he or she becomes employed by the Partnership shall be referred to herein as his or her “Transfer Date”.

8.1.2

It is the Purchaser’s intention that all of the Union Employees who are presently providing full-time service to the Business (who are listed on Schedule 8.1.2, the “Listed Union Employees”) become employed by the Partnership following the Closing, subject to and in accordance with the provisions of this Section 8.1.2. Accordingly, subject to the completion of the Closing, the Partnership will as soon as is reasonably practicable thereafter (provided that the Partnership may delay discussions and negotiations with respect to the three (3) Listed Union Employees in Fort Frances who are members of the IAM 771 and IBEW 1744 bargaining units until resolution or settlement of the Legal Proceedings referred to in Schedule 6.2.11(d)) enter into discussions with the unions representing the Listed Union Employees and use reasonable commercial efforts to (i) negotiate and enter into satisfactory collective bargaining agreements with such unions which recognize and preserve (but do not expand) the unions’ collective bargaining rights with respect to the Business (the “Partnership’s Collective Agreements”), and (ii) employ the Listed Union Employees (or alternate Union Employee(s), to the extent that not all of the Listed Union Employees are willing and able to become employed by the Partnership or other Union Employees have the right to become employed by the Partnership in priority to any Listed Union Employee(s)), the whole before the expiry of the Amended and Restated MSS Agreement and in accordance with the terms of this Article 8. Any Listed Union Employee or alternate Union Employee who becomes employed by the Partnership as contemplated in this Section 8.1.2 shall be considered a “Transferred Union Employee” for the purposes of this Agreement, and the date upon which he or she becomes employed by the Partnership shall be referred to herein as his or her “Transfer Date”.

8.1.3

ABC shall provide the Partnership with its full cooperation and any assistance that may reasonably be requested in connection with the union discussions and negotiations referred to in Section 8.1.2 above.

8.1.4

The Partnership shall update ABC as Listed Non-Union Employees and Listed Union Employees (or alternate Union Employees) become, respectively, Transferred Non-Union Employees and Transferred Union Employees (collectively, “Transferred Employees”), and shall advise ABC when that process is complete (the “Transition Process”). During the Transition Process until the expiry of the Amended and Restated MSS Agreement, ABC shall continue to provide services to the Partnership in accordance with the terms of the Amended and Restated MSS Agreement. The Purchaser acknowledges that ABC has no obligation to provide the services of any Union Employees to the Partnership following the expiry of the term of the Amended and Restated MSS Agreement.

8.1.5

ABC shall retain sole responsibility for any and all obligations to any Transferred Employee that may exist or arise in respect of any events or circumstances up to and including his or her respective Transfer Date relating to his or her employment (including any and all obligations related to the payment of any salary, wages, bonuses, commissions, vacation pay and any other amounts, and any and all obligations related to any pension, benefits or any ABC Employee Plan(s), in each case earned or accrued with respect to the period up to and including such Transferred Employee’s respective Transfer Date), except to the extent such obligations relate to or arise from any matter for which the Partnership is responsible to indemnify ABC under Section 10.1.4 or under the Amended and Restated MSS Agreement.

8.1.6

For greater certainty, notwithstanding any other provision of this Agreement, the Purchaser and the ACH Parties shall not assume any liability or obligation whatsoever with respect to the ABC Employee Plans.

8.1.7

The Purchaser and the ACH Parties shall have no liability whatsoever relating to the employment of any Listed Non-Union Employee, Listed Union Employee, Employee, Union Employee or other past, present or future employee of ABC who does not become a Transferred Employee (including any obligations related to the payment of any salary, wages, bonuses, commissions, vacation pay and any other amounts, and any obligations related to any pension, benefits or any ABC Employee Plan(s)), except to the extent such liability relates to or arises from any matter for which the Partnership is responsible to indemnify ABC under Section 10.1.4 or under the Amended and Restated MSS Agreement.

8.1.8

The Partnership shall have sole responsibility for any and all obligations to any Transferred Employee that may arise in respect of any events or circumstances occurring after his or her respective Transfer Date relating to his or her employment with the Partnership (including any and all obligations related to the payment of any salary, wages, bonuses, commissions, vacation pay and any other amounts, and any and all obligations related to any pension, benefits, in each case with respect to the period after such Transferred Employee’s respective Transfer Date), except to the extent such obligations relate to or arise from any matter for which ABC is responsible to indemnify the Partnership under Section 10.2.4 or under the Amended and Restated MSS Agreement.

8.1.9	The Purchaser shall not have any liability whatsoever with respect to the employment of any Employees or Transferred Employees.

8.2	Pension Plans

8.2.1

The Partnership shall establish, effective as of the Closing Date, a registered pension plan to provide pension benefits to the Transferred Non-Union Employees (the “Partnership’s Non-Union Pension Plan”). The Partnership shall establish, promptly after the Closing Date, one or more registered pension plan(s) to provide pension benefits to each Transferred Union Employee in accordance with the terms of the Partnership’s Collective Agreement applicable to such Transferred Union Employee (the “Partnership’s Union Pension Plan” and, together with the Partnership’s Non-Union Pension Plan, the “Partnership’s Pension Plans”).

8.2.2

Effective on the day immediately following the Closing Date, the Transferred Non-Union Employees will cease to participate in and accrue benefits under the ABC DC Pension Plans and the ABC DB Pension Plans, as applicable, and shall commence to participate in and accrue benefits under the Partnership’s Non-Union Pension Plan.

8.2.3

Effective as of their respective Transfer Date, the Transferred Union Employees will cease to participate in and accrue benefits under the ABC DB Pension Plans and shall commence to participate in and accrue benefits under the Partnership’s Union Pension Plan.

8.2.4

The Partnership’s Pension Plans shall provide each Transferred Employee with benefits and other entitlements in respect of service on and after his or her respective Transfer Date, which are no less favourable than the aggregate to the benefits such Transferred Employee was provided under the ABC DC Pension Plans or the ABC DB Pension Plans, as applicable, immediately prior to his or her respective Transfer Date, and in the case of Transferred Union Employees, in accordance with the terms of the applicable Partnership’s Collective Agreement. The Partnership’s Pension Plans shall recognize for each Transferred Employee who commences participation thereunder, as of his or her respective Transfer Date, such Transferred Employee’s period of service or period of credited service, as applicable (as recognized under the ABC DC Pension Plans or the ABC DB Pension Plans, as applicable, immediately prior his or her respective Transfer Date), for the purpose of determining such Transferred Employee’s eligibility to participate in and entitlement to benefits under the Partnership’s Pension Plans but not for the purposes of accrual of benefits thereunder.

8.3	Group Benefit Plans

8.3.1

The Partnership shall establish, effective as of their respective Transfer Date, a group benefits plan to provide health and welfare type benefits to the Transferred Employees (the “Partnership’s Benefit Plans”). Effective as of their respective Transfer Date, the Transferred Employees will cease to participate in and accrue benefits under the ABC Benefit Plans and shall commence to participate in and accrue benefits under the Partnership’s Benefit Plans.

8.3.2

The Partnership’s Benefit Plans shall provide each Transferred Employee with health and welfare benefits, in respect of service on and after his or her respective Transfer Date, which are substantially similar in the aggregate to the benefits such Transferred Employee was provided under the ABC Benefits Plans immediately prior to his or her respective Transfer Date. For certainty, the Partnership’s Benefit Plans shall not be required to provide any health or welfare benefits to any Transferred Non-Union Employee following the retirement of the Transferred Non-Union Employee.

8.3.3

To the extent permitted under the Partnership’s Benefit Plans, the Partnership shall waive, or cause to be waived, any pre-existing medical or other condition restriction under the Partnership’s Benefit Plans that would prevent immediate and full participation of such Transferred Employee in the Partnership’s Benefit Plans effective as and from his or her respective Transfer Date. Each Transferred Employee shall be entitled to credit in the Partnership’s Benefit Plans for the period of employment with ABC, to the extent the recognition of such service credit affects the provision of benefits pursuant to the Partnership’s Benefit Plans.

8.3.4

Regardless of when a claim is made or filed, ABC shall retain responsibility under the ABC Benefit Plans for and shall pay or cause to be paid all amounts payable by reason of events that took place or illness, injuries, disabilities or deaths that resulted from events occurring prior to the respective Transfer Date, as applicable, in respect of all Transferred Employees provided such amounts are payable in accordance with the terms of the ABC Benefit Plans.

8.3.5

Effective as of the respective Transfer Date, for all Transferred Employees, the Partnership shall be responsible under the Partnership’s Benefit Plans for and shall pay or cause to be paid all amounts payable by reason of events that took place or illnesses, injuries, disabilities or deaths that occurred on or after the respective Transfer Date or resulted from events occurring on or after the respective Transfer Date, provided such amounts are payable in accordance with the terms of the Partnership’s Benefit Plans.

ARTICLE 9

TERMINATION

9.1	Termination Events

This Agreement may be terminated only as follows:

9.1.1	by mutual written consent of ABC and the Purchaser prior to the Closing;

9.1.2	pursuant to Section 4.1.2(b) or by written notice given by the Purchaser to the Vendors pursuant to Section 4.1.2(c); or

9.1.3	for failure to satisfy Closing conditions, as follows:

(a)	if any of the conditions of Closing in favour of CDP Investissements and CDPQ set forth in Section 5.3 have not been satisfied on or before the

Outside Date and CDPQ has not waived such conditions, then CDPQ may, by written notice given to ABC and the Purchaser on or within ten (10) Business Days following the Outside Date, terminate all obligations of CDP Investissements and CDPQ under this Agreement, failing which CDPQ and CDP Investissements shall be deemed to have waived such unfulfilled conditions. During the sixty (60) day period following receipt of such notice, this Agreement will remain in effect with respect to ABC and the Purchaser, who shall attempt in good faith to negotiate a mutually satisfactory alternative arrangement. If ABC and the Purchaser do not agree in writing to an alternative arrangement, this Agreement will automatically terminate at the end of such 60-day period;

(b)

if any of the conditions of Closing in favour of ABC set forth in Section 5.4 have not been satisfied on or before the Outside Date and ABC has not waived such conditions, then ABC may, by written notice given to CDPQ and the Purchaser on or within ten (10) Business Days following the Outside Date, terminate this Agreement, failing which ABC shall be deemed to have waived such unfulfilled conditions;

(c)

if any of the conditions of Closing in favour of the Purchaser set forth in Section 5.5 that relate to CDP Investissements and/or CDPQ have not been satisfied on or before the Outside Date and the Purchaser has not waived such conditions, then the Purchaser may, by written notice given to the Vendors on or within ten (10) Business Days following the Outside Date, notify the Vendors that it is considering terminating this Agreement, failing which the Purchaser shall be deemed to have waived such unfulfilled conditions. During the sixty (60) day period (the “Renegotiation Period”) following receipt of such notice, ABC and the Purchaser shall attempt in good faith to negotiate a mutually satisfactory alternative arrangement. If ABC and the Purchaser do not agree in writing to an alternative arrangement within the Renegotiation Period, the Purchaser shall have the option, exercisable in writing within five (5) Business Days following the expiry of the Renegotiation Period, of waiving such conditions of Closing and proceeding to Closing or of terminating this Agreement; or

(d)

if any of the conditions of Closing in favour of the Purchaser other than those set forth in 9.1.3(c) have not been satisfied on or before the Outside Date and the Purchaser has not waived such conditions, then the Purchaser may, by written notice given to the Vendors on or within ten (10) Business Days following the Outside Date, terminate this Agreement, failing which the Purchaser shall be deemed to have waived such unfulfilled conditions;

in each such case, unless (i) such failure to satisfy conditions is attributable to a breach or failure on the part of the party seeking to terminate this Agreement to perform any obligation required to be performed by it at or prior to Closing, or (ii) the conditions that have not been satisfied or waived on or before the Outside

Date are satisfied or waived on or prior to the date of the written notice of termination.

9.2	Effect of Termination

If this Agreement is validly terminated pursuant to Section 9.1, this Agreement, other than the provisions of Sections 11.5 and 11.6, shall become null and void and all further obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party hereto, provided that any termination of this Agreement pursuant to Section 9.1 shall be without prejudice to any of the rights of the parties with respect to any breach of this Agreement occurring prior to the date of such termination.

ARTICLE 10

INDEMNITIES

10.1	Indemnification by the Purchaser

10.1.1

Subject to the provisions of this Article 10, Infra H2O GP and Infra H2O LP shall indemnify and hold harmless the Vendors and their respective Affiliates and their respective directors, officers, employees and agents (“Vendor Indemnified Parties”) from and against any Losses suffered by such Vendor Indemnified Party and resulting from or arising out of:

(a)	the breach or inaccuracy of any representation or warranty made by Infra H2O GP and Infra H2O LP in Sections 6.3.1 or 6.3.2 of this Agreement; and

(b)	the breach of any covenant or obligation of the Purchaser contained in this Agreement attributable to either Infra H2O GP or Infra H2O LP.

10.1.2

Subject to the provisions of this Article 10, BluEarth shall indemnify and hold harmless the Vendor Indemnified Parties from and against any Losses suffered by such Vendor Indemnified Party and resulting from or arising out of:

(a)	the breach or inaccuracy of any representation or warranty made by BluEarth in Sections 6.3.1 or 6.3.3 of this Agreement; and

(b)	the breach of any covenant or obligation of the Purchaser contained in this Agreement attributable to BluEarth.

10.1.3

If Infra H2O GP or Infra H2O LP, on the one hand, and BluEarth, on the other hand, have an obligation to indemnify the Vendor Indemnified Parties pursuant to Sections 10.1.1 and 10.1.2 on the basis of the same representation, warranty, covenant or obligation, their respective obligation to indemnify will nevertheless remain a joint obligation and not a solidary (not a several) obligation, each Purchaser being liable for a percentage of the indemnification amount equal to the proportion of the Aggregate Purchase Price payable by it pursuant to Schedule 2.1.

10.1.4

The Partnership shall defend, indemnify and hold the Vendor Indemnified Parties harmless from and against any Losses sustained by such Vendor Indemnified Party and resulting from or arising out of (i) any Legal Proceeding or Order which is brought or issued by or on behalf of, or which in any way relates to, any Transferred Employee (including the actual or alleged pension and employee benefits entitlements of such Transferred Employees), to the extent such Legal Proceeding or Order relates to or arises from events occurring or actions taken by the Partnership after his or her respective Transfer Date or actions taken by the Purchaser, or (ii) the Purchaser or Partnership not complying with the provisions of Article 8, provided, however, that the Partnership shall have no liability under this Section 10.1.4 to the extent that such Legal Proceeding or Order relates to or arises from any matter for which ABC is responsible for indemnifying the Purchaser under Section 10.2.4.

10.2	Indemnification by ABC

Subject to the provisions of this Article 10, ABC shall indemnify and hold harmless the Purchaser and its Affiliates (including the ACH Parties) and their respective directors, officers, employees and agents (“Purchaser Indemnified Parties”) from and against any Losses suffered by such Purchaser Indemnified Party and resulting from or arising out of:

10.2.1

subject to Section 6.4.1, the breach or inaccuracy of any representation or warranty made by ABC in Section 6.1.2 or Section 6.2 of this Agreement, including in Schedule 6.2, or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

10.2.2	the breach or any non-fulfilment of any covenant or obligation of ABC contained in this Agreement;

10.2.3	the transfer of the ABC Shares and ABC Units by ACCC to ABC;

10.2.4

any Legal Proceeding or Order which is brought or issued by or on behalf of, or which in any way relates to any Transferred Employee, Employee, Union Employee or other past, present or future employee of ABC in connection with his or her employment, including any Legal Proceeding or Order in relation to the actual or alleged pension or employee benefit entitlements of any such individual, and any Legal Proceeding or Order in which it is asserted or held that any ACH Party and ABC are or have been successor employers, related employers, common employers or co-employers of any individual, provided, however, that ABC shall have no liability under this Section 10.2.4 to the extent that (a) such Legal Proceeding or Order is with respect to a Transferred Employee and relates to events or circumstances that arise after his or her respective Transfer Date and in connection with his or her employment with the

Partnership, (b) such Legal Proceeding or Order relates to or arises from any action taken by any ACH Party on or after the applicable Transfer Date or any action taken by the Purchaser, or (c) such Legal Proceeding or Order relates to or arises from any matter for which the Partnership is responsible for indemnifying ABC under Section 10.1.4;

10.2.5

any claim, action, suit, Order (for the purposes of this Section 10.2.5 only, as defined in the 2007 APA), prosecution or other enforcement action by any Governmental Authority (for the purposes of this Section 10.2.5 only, as defined in the 2007 APA), and the amount of any judgment or amounts awarded in any judicial or quasi-judicial proceeding or arbitration initiated by a third party, with respect to polycyclic aromatic hydrocarbons (“PAHs”) at, on, in, under or from the Iroquois Falls Facility, whether or not the presence of the PAHs was known or unknown or was disclosed to the Purchaser, and whether such PAHs were present at, in, on, under or from the Iroquois Falls Facility on or prior to the Closing Date or migrated onto or under the Iroquois Falls Facility after the Closing Date (unless ABC can demonstrate that the PAHs of issue were discharged by the Purchaser, its Affiliates or an unrelated third party or by the ACH Parties after the Closing Date), without prejudice to the Purchaser or any ACH Party having a role in the initiation of such judicial or quasi-judicial proceeding, arbitration, Order, claim, action, suit, prosecution or enforcement action unless the Purchaser or any ACH Party is required by Applicable Laws (for the purposes of this Section 10.2.5 only, as defined in the 2007 APA) to report the presence or discharge of the PAHs; provided, however, that ABC’s liability in respect of any indemnification under this Section 10.2.5 is subject to the following limitations:

(a)	the indemnification obligation shall survive until March 30, 2017;

(b)

if the use of the Property, the Leased Lands, the Licensed Lands or the Transmission System or the operation of the Business substantially changes after the Closing Date, the liability of ABC shall not be greater than it would have been had such use or operation not changed; and

(c)

in no event shall a claim under this Section 10.2.5 include liabilities, damages, costs or expenses associated with remediation or clean-up of the Property, the Leased Lands or the Licensed Lands to levels or standards other than those levels or standards applicable on the date of this Agreement;

10.2.6

the Excluded Liabilities (as such term is defined in the 2007 APA), provided that ABC shall have full right to proceed with, defend against, negotiate in respect of, compromise, settle or otherwise deal with the Excluded Liabilities without interference from the Purchaser or any ACH Party, further provided that (a) if, in ABC’s reasonable opinion, any such defence, negotiation, compromise or settlement would adversely affect the Business or Facilities Assets, ABC shall advise the Purchaser prior to undertaking such actions, and (b) if any such defence, negotiation, compromise or settlement is in respect of a liability which is partly an Assumed Liability (as such term is defined in the 2007 APA) and partly an Excluded Liability, ABC shall consult the Purchaser prior to undertaking such action. The Purchaser will not and will ensure that the ACH Parties do not do anything to compromise the Excluded Liabilities and may, at its own expense, participate in such proceeding, defence, negotiation, compromise or settlement with the written consent of ABC;

10.2.7	the costs and expenses incurred in connection with the Completion of the Automation Project;

10.2.8

any claims against any ACH Party made by any Governmental Authority for payment of the Global Adjustment required by Ontario Regulation 429/04 relating to sales of electricity to the Town of Fort Frances or the Fort Frances Power Corporation (collectively the “Town”) accrued or due prior to the Closing Date, including any liability of any ACH Party to reimburse the Town for any Global Adjustment that the Town may be required to pay in respect of electricity purchased prior to the Closing Date;

10.2.9

the breach or any non-fulfilment of any covenant or obligation of ABC (or its Affiliates) prior to the Closing Date under (i) the Lake, Hydro and Dam Operating Agreement dated October 13, 1994 between Boise Cascade Corporation, International Falls Power Company and Rainy River Forest Products Inc. and (ii) the MSS Contract;

10.2.10

any Legal Proceeding or Order with respect to any and all Environmental liability with respect to (a) the buildings referred to in paragraphs A.2(a) and A.2(b) of Schedule 5.2.5 and those portions of the lands on which such buildings rest, or (b) the Reconveyance Lands (as defined in Schedule 5.2.5), or (c) the migration of Hazardous Materials from the portions of land referred to in clause (a) of this Section 10.2.10 or from the Reconveyance Lands onto a portion of land owned by any ACH Party, except in each case to the extent that (x) the Purchaser or, after the Closing Date, any of the ACH Parties caused or contributed to such Environmental conditions or Losses without prejudice to the Purchaser or any ACH Party having a role in the initiation of such Legal Proceeding or Order if required by Applicable Laws or if such role in the initiation would have reasonably been undertaken by a reasonable land owner in similar circumstances (it being understood that it will not be reasonable to initiate a Legal Proceeding or Order solely to make a claim against ABC under this Section 10.2.10) or (y) the Environmental liability relates to the migration of Hazardous Materials from the portion of such lands that are owned by any ACH Party (excluding the portions of land referred to in clause (a) of this Section 10.2.10 and the Reconveyance Lands) onto the portions of land referred to in clause (a) of this Section 10.2.10 or onto the Reconveyance Lands.

10.2.11

any Legal Proceeding or Order of any nature by or on behalf of or for the benefit of a First Nation relating to the Facilities or the Business that is (i) based on the subject matters or facts referred to in Schedule 10.2.11, or (ii) with respect to any matter where the claim forming the subject matter of such Legal Proceeding or Order was communicated to ABC (or one of its predecessors) or any ACH Party in writing prior to the Closing Date, except for (a) any Legal Proceeding or Order arising from or related to a failure to offer all or any portion of the Facilities or Business for sale to any First Nation, (b) Losses attributable to particular changes in the operations of the Business or a Facility after the Closing Date, and (c) Losses attributable to any new action taken by any ACH Party after the Closing Date or any action taken by the Purchaser (excluding, for greater certainty, continuing any consistently applied pre-Closing operating practices); and

10.2.12

any Legal Proceeding or Order with respect to (i) the matters disclosed in items 3 and 4 of Schedule 6.2.8(a), (ii) the matters disclosed in Section 5.5.19, and (iii) the Legal Proceedings identified as CV-21-09 Clow Darling Limited v ACH Fort Frances et al and CV-02-09 Clow Darling Limited v. ACH Fort Frances et al on the litigation report appended to Schedule 6.2.8(a).

10.3	Indemnification by CDPQ and CDP Investissements

Subject to the provisions of this Article 10, CDPQ and CDP Investissements shall solidarily indemnify and hold harmless the Purchaser Indemnified Parties from and against any Losses suffered by such Purchaser Indemnified Party and resulting from or arising out of:

10.3.1

subject to Section 6.4.1, the breach or inaccuracy of any representation or warranty made by CDPQ and CDP Investissements in Section 6.1.1 of this Agreement, or in any other agreement, certificate or instrument executed and delivered by CDPQ or CDP Investissements pursuant to this Agreement; and

10.3.2	the breach or any non-fulfilment of any covenant or obligation of CDPQ and CDP Investissements contained in this Agreement.

10.4	Indemnification by Vendors

Subject to the provisions of this Article 10, the Vendors shall jointly (not solidarily) indemnify and hold harmless the Purchaser Indemnified Parties, in the proportion of 75% by ABC and 25% by CDPQ and CDP Investissements, from and against any Losses suffered by such Purchaser Indemnified Party and resulting from or arising out of the failure of any ACH Party to collect Debt Retirement Charges as required by the Electricity Act (Ontario) and the regulations thereunder in respect of sales of electricity by any ACH Party prior to the Closing Date, or the failure of any ACH Party to remit any such Debt Retirement Charges to the Ontario Electricity Financial Corporation in respect of sales of electricity by any ACH Party prior to the Closing Date.

10.5	ABC Tax Indemnity

ABC shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against any Taxes, costs, expenses and liabilities including reasonable legal fees, on a full indemnity basis (without reduction for tariff rates or similar reductions) which may be suffered or incurred by any of the Purchaser’s Indemnified Parties as a result of, or arising out of or in connection with or related in any manner whatever to any Taxes for which ABC or any ACH Party is, was or becomes liable relating to any period ending on or before the Closing Date or the portion of any Taxes for any taxation year or period ending after the Closing Date that is attributable to the portion of such year or period ending on the Closing Date, except to the extent that such Taxes are specifically accrued as a current liability on the Closing Statement. Whenever it is necessary for purposes of this Section to determine liability for Taxes for a taxable period that begins before and ends after the Closing Date, the determination shall be made by assuming that the ACH Parties had a taxable period which ended at midnight of the day immediately before the Closing Date.

10.6	CDPQ Tax Indemnity

CDPQ and CDPQ Investissements shall solidarily indemnify the Purchaser’s Indemnified Parties and save them fully harmless against any Taxes, costs, expenses and liabilities including reasonable legal fees, on a full indemnity basis (without reduction for tariff rates or similar reductions) which may be suffered or incurred by any of the Purchaser’s Indemnified Parties as a result of, or arising out of or in connection with or related in any manner whatever to any Taxes for which CDPQ and CDPQ Investissements were or become liable relating to any period ending on or before the Closing Date or the portion of any Taxes for any taxation year or period ending after the Closing Date that is attributable to the portion of such year or period ending on the Closing Date. Whenever it is necessary for purposes of this Section to determine liability for Taxes for a taxable period that begins before and ends after the Closing Date, the determination shall be made by assuming that the ACH Parties had a taxable period which ended at midnight of the day immediately before the Closing Date.

10.7	Obligation to Reimburse

The Indemnifying Party shall reimburse, on demand, to the Indemnified Party the amount of any Losses suffered or incurred by the Indemnified Party that are subject to indemnification hereunder, the whole as of the date that such Indemnified Party incurs any such Losses, together with interest thereon from such date until payment in full at the rate per annum equal to the prime rate of the CIBC as adjusted from time to time.

10.8	Third Party Claims

10.8.1

If any Legal Proceeding shall be instituted or any claim or demand shall be asserted by a third party against any Indemnified Party (each a “Third Party Claim”), then the Indemnifying Party shall have the right, after receipt from the Indemnified Party of a written notice to such effect and upon giving notice to the Indemnified Party within thirty (30) calendar days of receipt of such notice, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

(a)	the Indemnified Party shall at all times have the right to fully participate in the defence at their own expense;

(b)	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

(c)	the Indemnifying Party has unconditionally acknowledged in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim; and

(d)	legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

10.8.2

Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or the judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

10.9	Settlement of Third Party Claims

The Indemnifying Party may not control the settlement of any Third Party Claim unless:

10.9.1	the terms of the settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action;

10.9.2	the full amount of the payment is paid by the Indemnifying Party; and

10.9.3

the Indemnified Party receives, as part of the settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance reasonably satisfactory to the Indemnified Party, providing that the Third Party Claim and any claimed liability of the Indemnified Party, with respect to the claim is being fully satisfied because of the settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect to the Third Party Claim.

10.10	Taxes on Indemnities and Similar Payments

If the Indemnifying Party and the Indemnified Party, acting reasonably, determine that any payment made under this Article 10 is subject to GST, HST, or is deemed by Section 182 (or any other provision) of the Excise Tax Act (Canada), or any provision of any provincial legislation, to be subject to GST, HST or any other similar sales or value-added federal or provincial tax, the Indemnifying Party agrees to pay to the Indemnified Party, in addition to the amount due by virtue of an Article of this Agreement, an additional amount equal to all GST,

HST or other similar sales or value-added tax payable or remittable in connection with such payment.

10.11	Monetary Limitations

10.11.1

No Losses may be recovered from Infra H2O GP and Infra H2O LP pursuant to Section 10.1.1(a) unless and until the accumulated aggregate amount of Losses suffered by the Vendor Indemnified Parties arising pursuant to Section 10.1.1(a) exceeds 0.5% of the Base Price paid by Infra H2O LP, in which event the accumulated aggregate amount of all such Losses may be recovered, subject to a maximum amount of 30% of the Base Price paid by Infra H2O LP. The indemnification de minimis and limitation set forth in this Section 10.11.1 shall have no application to any claim to recover Losses based on any breach or inaccuracy of (i) any representation or warranty of Infra H2O GP and Infra H2O LP in Sections 6.3.2(a), 6.3.2(b), 6.3.2(c), 6.3.2(e) and 6.3.2(f), or (ii) any representation or warranty of Infra H2O GP and Infra H2O LP in this Agreement resulting from fraud or intentional misrepresentation by Infra H2O GP or Infra H2O LP, nor shall the indemnification de minimis and limitation be construed to apply to any of the indemnities in Section 10.1.1(b) or 10.1.3;

10.11.2

No Losses may be recovered from BluEarth pursuant to Section 10.1.2(a) unless and until the accumulated aggregate amount of Losses suffered by the Vendor Indemnified Parties arising pursuant to Section 10.1.2(a) exceeds 0.5% of the Base Price paid by BluEarth, in which event the accumulated aggregate amount of all such Losses may be recovered, subject to a maximum amount of 30% of the Base Price paid by BluEarth. The indemnification de minimis and limitation set forth in this Section 10.11.2 shall have no application to any claim to recover Losses based on any breach or inaccuracy of (i) any representation or warranty of BluEarth in Sections 6.3.3(a), 6.3.3(b), 6.3.3(c), 6.3.3(e) and 6.3.3(f), or (ii) any representation or warranty of BluEarth in this Agreement resulting from fraud or intentional misrepresentation by BluEarth, nor shall the indemnification de minimis and limitation be construed to apply to any of the indemnities in Section 10.1.2(b) or 10.1.3;

10.11.3

No Losses may be recovered from ABC pursuant to Section 10.2.1 unless and until the accumulated aggregate amount of Losses suffered by the Purchaser Indemnified Parties arising pursuant to Section 10.2.1 exceeds 0.5% of 75% of the Base Price, as adjusted pursuant to Section 10.12 (the “ABC Basket”), in which event the accumulated aggregate amount of all such Losses may be recovered, subject to a maximum amount of 30% of 75% of the Base Price (the “ABC Maximum Liability”). The ABC Basket and ABC Maximum Liability shall have no application to any claim to recover Losses based on any breach or inaccuracy of (i) any representation or warranty of ABC in Sections 6.1.2(a), 6.1.2(b), 6.1.2(c), 6.1.2(e) or in Sections 6.2.2, 6.2.4(c) and 6.2.15 of Schedule 6.2, or (ii) any other representation or warranty of ABC in this Agreement resulting from fraud or intentional misrepresentation by ABC, nor shall the ABC Basket and ABC Maximum Liability be construed to apply to any of the indemnities in Sections 10.2.2 through 10.2.12 or in Sections 10.4 and 10.5 except that the ABC Maximum Liability will apply to Losses payable pursuant to Section 10.2.11 unless the Legal Proceeding or Order referred to in that Section relates to the use or ownership of real (immovable) property owned, leased, used or occupied by any ACH Party, including the Lands, the Leased Lands and the Licensed Lands, and has a negative effect on the Business; and

10.11.4

No Losses may be recovered from CDPQ and CDP Investissements pursuant to Section 10.3.1 unless and until the accumulated aggregate amount of Losses suffered by the Purchaser Indemnified Parties arising pursuant to Section 10.3.1 exceeds 0.5% of 25% of the Base Price, in which event the accumulated aggregate amount of all such Losses may be recovered, subject to a maximum amount of 30% of 25% of the Base Price. The indemnification de minimis and limitation set forth in this Section 10.11.4 shall have no application to any claim to recover Losses based on any breach or inaccuracy of (i) any representation or warranty of CDPQ and CDP Investissements in Sections 6.1.1(a), 6.1.1(b), 6.1.1(c) and 6.1.1(e), or (ii) any other representation or warranty of CDPQ and CDP Investissements in this Agreement resulting from fraud or intentional misrepresentation by CDPQ or CDP Investissements, nor shall the indemnification de minimis and limitation be construed to apply to any of the indemnities in Section 10.3.2 and Sections 10.4 and 10.6.

10.12	Parties’ Rights

The waiver of any condition based upon the accuracy of any representation (except as expressly contemplated in Section 3.4.4(b)) or the performance of any covenant shall not: (i) affect a party’s right to require the performance of such covenant from and after the Closing Date or affect a party’s right to seek indemnification, reimbursement or other remedy based upon such covenant, provided in each case that the waiver notice specifies, in detail, those covenants to be performed after the Closing Date; and (ii) affect the Purchaser’s right to seek indemnification, reimbursement or other remedy based upon such representation and warranty in the circumstances set forth in Section 3.4.3(b).

10.13	Increase of Monetary Limitation

If ABC has provided one or more Updates in accordance with Section 3.4 and the Purchaser and ABC have agreed on the exact aggregate dollar amount of the Disclosure Update Impact and such amount is less than or equal to $2,000,000, the ABC Basket shall be increased by the amount of such Disclosure Update Impact. If the Purchaser and ABC did not agree on the exact amount of the Disclosure Update Impact but agree that the Disclosure Update Impact is less than or equal to $2,000,000 in the aggregate, then the ABC Basket shall be increased by an amount equal to the amount of Losses resulting from or arising out of such Updates as finally determined in accordance with this Article 10, up to a maximum of $2,000,000.

10.14	Employer Claim and Successor Employer Declaration

10.14.1

If, at any time during the earlier of (i) a period of five (5) years after the Transfer Date of a Transferred Employee and (ii) a period of seven (7) years after the Closing Date, (a) any Legal Proceeding is brought by or on behalf of a current or former unionized or non-unionized employee (including any Employee and any Union Employee) of ABC or the Partnership in which it is alleged that any ACH Party is or has been a related, common or successor employer to ABC (the “Employer Claim”), or (b) the Partnership is declared to be bound by, declares or acknowledges itself to be bound by, or otherwise becomes bound by one or more of the ABC Collective Agreements (or any of the terms thereof relating to pension entitlements of any Transferred Employee) as a successor employer (the “Successor Employer Declaration”), and provided that the Partnership has complied with its obligations under Section 8.1.2, ABC shall be required, promptly following the Partnership’s request, but no later than 15 Business Days following such request, to post and maintain Acceptable Security in favour of the Partnership in the amount of $3,000,000 (as adjusted pursuant to Section 10.14.2) (the “Performance Security Amount”) to secure the performance of ABC’s indemnification obligations under Section 10.2.4 relating to the deficiency under the ABC DB Pension Plan applicable to the employees of ABC or the Partnership that are the subject of the Employer Claim or Successor Employer Declaration (such employees, the “Applicable Employees” and such ABC DB Pension Plan(s), collectively, the “Applicable ABC Plan”).

10.14.2

The Partnership shall be entitled to draw on the Acceptable Security if any ACH Party is required to pay an amount in connection with the pension benefits of any Applicable Employee as a result of an Employer Claim or Successor Employer Declaration and ABC has not paid such amount in full within ten (10) Business Days following a written request for payment from the Partnership. If the Partnership draws on the Acceptable Security as permitted hereby or ABC pays an amount to or on behalf of any ACH Party under its indemnification obligations under Section 10.2.4 in connection with an Employer Claim or Successor Employer Declaration relating to the deficiency under the Applicable ABC Plan, the Performance Security Amount will be reduced by the amount of such payment or draw.

10.14.3

For certainty, cash is Acceptable Security, and ABC’s requirement to maintain Acceptable Security pursuant to Section 10.14.1 will be satisfied if ABC provides the Partnership with an amount of cash equal to the difference between the amount of Acceptable Security, if any, held by the Partnership and the Performance Security Amount. All cash provided by ABC to the Partnership in lieu of Acceptable Security will be deposited by the Partnership into a segregated account established by and in the name of the Partnership and may be drawn upon and replaced as described in this Section 10.14, mutatis mutandis.

10.14.4

Subject to Section 10.14.12, ABC shall maintain Acceptable Security in the then-current Performance Security Amount until the earlier of: (a) the date on which there is no longer any liability for any ACH Party in respect of any Employer Claims or Successor Employer Declaration relating to the deficiency under the Applicable ABC Plan, or (b) the date on which ABC and the Partnership have executed the necessary agreements and fully implemented an alternative arrangement contemplated in Section 10.14.10. Within five (5) Business Days of the date on which it has been established that ABC is no longer required to maintain Acceptable Security, the Partnership will return the existing Acceptable Security held by it to ABC.

10.14.5

Subject to Section 10.14.4 and to the notice and cure periods set forth in Section 10.14.7, ABC will ensure that, at all times, the aggregate value of all of its posted Acceptable Security is at least equal to the Performance Security Amount and that its Acceptable Security is current, valid and enforceable, including by providing replacement Acceptable Security for any Letter of Credit or other Acceptable Security (i) which expires, terminates or fails, or ceases to be in full force and effect for the purposes hereof, (ii) which is disaffirmed, disclaimed, dishonoured, repudiated or rejected in whole or in part by the provider thereof, or (iii) the validity of which is challenged by the provider thereof.

10.14.6

If ABC fails to provide replacement Acceptable Security for any Letter of Credit within fifteen (15) days prior to the expiry date of such Letter of Credit, the Partnership may draw the full amount of such Letter of Credit and place the proceeds of such draw into a segregated account established by and in the name of the Partnership. The Partnership (i) may withdraw funds from such segregated account from time to time when and to the extent the Purchaser would have been entitled to draw on such Letter of Credit and (ii) will pay the balance of such segregated account, if any, to ABC within two (2) Business Days after ABC provides an Acceptable Security in the amount of the Performance Security Amount.

10.14.7

If the amount in the segregated account together with the Acceptable Security then in effect is less than the Performance Security Amount, the Partnership may, by written notice to ABC, require ABC, within (10) Business Days of its receipt of such notice, to fund the segregated account or post additional or replacement Acceptable Security to ensure that the full Performance Security Amount is maintained, and ABC will not be in default of its obligation to post and maintain Acceptable Security under this Section 10.14 unless it has not done so on or before the expiry of such ten (10) Business Day period.

10.14.8	All costs associated with the posting of Acceptable Security will be borne by ABC.

10.14.9

If existing Acceptable Security is replaced with new Acceptable Security in the amount of the then-current Performance Security Amount, the Partnership will return the existing Acceptable Security held by it to ABC within five (5) Business Days of the receipt of such new Acceptable Security in the amount of the Performance Security Amount.

10.14.10

ABC shall have the option, at any time, to propose to the Purchaser alternatives to the posting of Acceptable Security in accordance with this Section 10.14. The Purchaser acknowledges ABC’s goal of eventually being relieved of its obligation to maintain Performance Security for the full term contemplated in this Section 10.14 through the means of an alternative arrangement, and acknowledges that it is willing to explore all reasonable alternatives that ABC may propose. Such alternatives may include, to the extent that the parties agree on satisfactory terms and conditions with respect to the implementation thereof:

(a)	the transfer of pension plan assets with respect to the Applicable Employees from the Applicable ABC Plan to a plan established by the Partnership; or

(b)	the annuitization of the pension deficiency under the Applicable ABC Plan; or

(c)	the payment by ABC to the Purchaser or the Partnership of an agreed-upon amount.

The Purchaser and ABC agree to negotiate in good faith (and if required the Purchaser agrees to cause the Partnership to negotiate in good faith) to agree upon and enter into mutually satisfactory arrangements in order to implement any such proposal.

10.14.11

Notwithstanding Sections 10.14.1 and 10.14.4, if on the date of the Partnership’s written request delivered under Section 10.14.1, the most recently filed actuarial valuation for the Applicable ABC Plan establishes that the Applicable ABC Plan is Fully Funded, then ABC will not be required to post and maintain an Acceptable Security in accordance with this Section 10.14 unless and until the provisions of Section 10.14.13 apply.

10.14.12

If at any time during the period that Acceptable Security is maintained by ABC, ABC provides the Partnership with its most recent actuarial valuation for the Applicable ABC Plan that establishes that the Applicable ABC Plan is Fully Funded, ABC shall no longer be required to maintain Acceptable Security in accordance with this Section 10.14 unless and until the provisions of Section 10.14.13 apply.

10.14.13	Following the delivery of an actuarial valuation pursuant to Section 10.14.11 or 10.14.12, ABC shall be required to provide the Partnership with each actuarial valuation for the Applicable ABC Plan filed by ABC with any Governmental Authority, and if any such valuation shows that the Applicable ABC Plan is not Fully Funded, ABC shall be required to post and maintain an Acceptable Security in accordance with this Section 10.14 within 15 Business Days from the date of such actuarial valuation.

ARTICLE 11

GENERAL

11.1	Time

Time shall be of the essence of this Agreement. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day. Unless otherwise provided herein, all references to time shall mean Montreal, Québec time.

11.2	Joint Obligations of Purchaser

The parties acknowledge and agree that the obligations under this Agreement of Infra H2O GP or Infra H2O LP, on the one hand, and BluEarth, on the other hand, are joint and not solidary (not several). Unless otherwise expressly provided in this Agreement, all amounts payable by or to the Purchaser under this Agreement (excluding the amounts specifically payable by or to one of the Purchasers under this Agreement, which shall remain payable solely by or to such Purchaser) shall be allocated between each Purchaser in their respective Proportionate Interest.

11.3	Netting

After Closing, each of ABC and the Partnership shall be entitled, with respect to any undisputed amounts owing from the other party to it, or payable by it to the other party, whether pursuant to this Agreement, the Power Purchase Agreement or to any Related Agreement (as defined in the Power Purchase Agreement), to set off or credit against such amounts any undisputed amounts due from the other party to it, or payable by it to the other party. Solely for the purposes of this Section 11.3, the Partnership, the Purchaser (but only with respect to amounts payable under this Agreement) and the Nominees shall be deemed to be one party.

11.4	Further Assurances

11.4.1

Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be reasonably required from it or any of its Affiliates to more effectually implement and carry out the true intent and meaning of this Agreement. ABC shall also from time to time hereafter and upon any reasonable request of the Purchaser, execute and deliver, make or cause to be made, all such further acts, deeds, assurances and things as may be reasonably required from it or any of its Affiliates to more effectually implement and carry out the true intent and meaning of the 2007 APA (and all agreements and instruments ancillary thereto) and of all other previous transactions and reorganizations pursuant to which the property, assets and rights used in or required for the operation of the Business, other than Acceptable Real Property, were transferred or intended to be transferred by AbitibiBowater Inc. or any of its Affiliates to ACCC, ABC or any ACH Party.

11.4.2

For the purposes of Section 11.4.1, the expression “Acceptable Real Property” means the real (immovable) property on which the Shared Infrastructure Agreements are intended to be registered and the real (immovable) property adjacent to the Kenora Facility, excluding the real (immovable) property owned by ABC or its Affiliates relating to the Transmission System or to the access to public roads, utilities and IESO Controlled Grid to and from the Kenora Facility.

11.5	Confidentiality and Non-Solicitation

11.5.1	ABC and the Purchaser agree that the Confidentiality Agreement is hereby terminated.

11.5.2

Each party shall treat confidentially and not disclose, and shall cause each of its representatives, mandataries and agents to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of the other party.

11.5.3

Except as provided in Section 11.13, each party may disclose Confidential Information only to those of its representatives, mandataries and agents who need to know such Confidential Information for the purpose of implementing the transaction contemplated by this Agreement. No party shall use, nor permit its representatives, mandataries and agents to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the other party.

11.5.4

Except as provided in Section 11.13, if any party or any of its representatives receives a request or is legally required to disclose all or any part of the Confidential Information, such party shall (a) immediately notify the concerned party of the request or requirement, (b) consult with the concerned party on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (c) if requested by the concerned party, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the concerned party waives compliance with the provisions of this Section 11.5.4, (i) the party receiving the request for disclosure or its representatives, mandataries or agents, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such party is advised by written opinion of counsel is legally required to be disclosed, and (ii) such party shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such party or its representatives not permitted by this Agreement.

11.5.5

Following the termination of this Agreement in accordance with the provisions of this Agreement, each party shall (and shall cause each of its representatives to) (a) return promptly to the other party all physical copies of the Confidential Information, then in such party’s possession or in the possession of its representatives, (b) destroy all (i) electronic copies of the Confidential Information, and (ii) Notes (including electronic copies thereof) prepared by such party or any of its representatives, mandataries and agents, in a manner that ensures the same may not be retrieved or undeleted by such party or any of its representatives, mandataries and agents, and (c) deliver to the other party a certificate executed by one of its duly authorized senior officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the foregoing, Infra H2O LP and Infra H2O GP will have no obligation to retrieve and destroy Confidential Information stored and retained on its back-up data storage systems and tapes as part of their ordinary course procedures or as required by Applicable Laws. In addition, Infra H2O LP and Infra H2O GP may retain one copy of Confidential Information with its legal counsel for compliance purposes for no longer than the applicable legal retention period.

11.5.6	For the purposes of this Section 11.5 “Confidential Information” means, in relation to an ACH Party or any party to this Agreement (the “Discloser”):

(a)

all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a party to this Agreement (the “Recipient”) or any of the Recipient’s representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, customer lists, employee/personnel information, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information;

(b)

all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”);

(c)	the existence and terms of this Agreement;

(d)	the fact that information has been disclosed or made available to the Recipient or the Recipient’s representatives; and

(e)

the fact that discussions or negotiations are or may be taking place with respect to a possible transaction, the proposed terms of any such transaction and the status of any discussions or negotiations under this Agreement;

but does not include any information that:

(f)

is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s representatives in breach of this Agreement;

(g)

is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its representatives if such source is not prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(h)

was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

11.5.7

From the Closing Date, for the purposes of determining the obligations of the Purchaser under Sections 11.5.2 to 11.5.6, the definition of Confidential Information shall be deemed to exclude all Confidential Information with respect to the ACH Parties. From the Closing Date, for the purposes of determining the obligations of the Vendors under Sections 11.5.2 to 11.5.4, the definition of Confidential Information shall be deemed to include all Confidential Information with respect to the ACH Parties, whether obtained in the course of the Vendors’ review of the transactions contemplated by this Agreement or otherwise and whether or not disclosed by the Purchaser.

11.5.8

From the date hereof until the expiry of twelve (12) months therefrom, (i) neither ABC nor the Purchaser will solicit to employ any of the current officers or key employees of the other party or of any of its Affiliates, or employees of the other party or any of its Affiliates with whom there has been contact for the purposes of the transactions contemplated herein, without obtaining the prior written consent of the other party, and (ii) neither CDPQ nor CDP Investissements will solicit to employ any of the Listed Non-Union Employees without obtaining the prior written consent of the Purchaser, provided that such solicitation will not be deemed a breach of this Agreement if, at the time of the soliciting party’s first contact with such person, such person was no longer employed by the other party or any of its Affiliates or if solicitation is solely through advertising on websites or in periodicals of general circulation or through an employee search firm on behalf of a party or its representatives, so long as the party or its representative did not direct or encourage such search firm to solicit a specifically named employee of the other party or any of its Affiliates. For purposes of this Section 11.5.8, “key employee” means a person who is employed by a party or any of its Affiliates in a sales capacity or otherwise in a supervisory or managerial capacity. ABC and the Purchaser hereby agree that the non-solicitation provisions contained in this Section 11.5.8 shall not apply to the Listed Non-Union Employees nor to any other employee of ABC currently assigned exclusively to Partnership responsibilities for the sole purpose of allowing the Purchaser and its respective employees, agents and other representatives to discuss with and to solicit the Listed Non-Union Employees and such other employees for employment by the Partnership provided, however, that the Purchaser shall notify ABC (verbally or in writing) prior to communicating with the Listed Non-Union Employees and shall not communicate with Employees other than the Listed Non-Union Employees without ABC’s prior written consent. For the purposes of this Section 11.5.8, the Listed Non-Union Employees shall be deemed current officers and key employees of the Purchaser and the ACH Parties from the Closing Date.

11.6	Expenses

Except as provided in Sections 2.5 and 3.1, each party shall bear and pay all costs, expenses and fees (including legal counsel, investment banking, brokerage and accounting fees and disbursements) incurred by it in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereunder.

11.7	Notice

Any communication required or permitted to be given hereunder shall be in writing and shall be given properly if delivered personally or by facsimile transmission or similar telecommunications device, addressed as follows:

(a)	If to the Vendors:

AbiBow Canada Inc.

1155 Metcalfe

Suite 800 Montreal, Québec

H3B 5H2

Attention:

Legal Department

Facsimile: (514) 394-3644

- and -

Caisse de dépôt et placement du Québec and

CDP Investissements Inc.

Centre CDP Capital

1000 Place Jean-Paul Riopelle

Suite A-300

Montréal, Québec

H2Z 2B6

Attention:         Jean-Étienne Leroux

Facsimile:

- and –

Attention:         Robert Côté

Facsimile:

(b)	If to Infra H2O GP or Infra H2O LP:

Infra H2O GP Partners Inc.

1250 René-Lévesque Boulevard West, Suite 900

Montréal, Québec

H3B 4W8

Attention: First Vice-President, Infrastructure Investments

Fax:

Email:

with a copy to:

Infra H2O GP Partners Inc.

1250 René-Lévesque Boulevard West, Suite 900

Montréal, Québec

H3B 4W8

Attention: Patrick Samson, Vice-President, Infrastructure Investments

Fax:

Email:

and with another copy to:

Infra H2O GP Partners Inc.

1250 René-Lévesque Boulevard West, Suite 900

Montréal, Québec

H3B 4W8

Attention: Chief Legal Officer

Fax:

Email:

(c)	If to BluEarth:

BluEarth Renewables Inc.

4723 1 Street S.W., Suite 200

Calgary, Alberta

T2G 4Y8

Attention: President and Chief Executive Officer

Fax:

or, in each case, at such other address or facsimile number as a party hereto may specify from time to time by notice given in accordance with this Section 11.7. Any notice or other communication hereunder shall be deemed to have been delivered on the date received, if received at or prior to 5:00 p.m. (Eastern time) on a Business Day, and on the next succeeding Business Day, if received after 5:00 p.m. (Eastern time) or on a day that is not a Business Day.

11.8	No Registration of Agreement

The Purchaser shall not register this Agreement, or any notice of this Agreement, on or against title to the Property.

11.9	Assignment

Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any party without the prior written consent of the other parties provided, however, that each of the Purchaser and the Partnership may, without the consent of the other parties, assign its rights under, or grant a security interest in, this Agreement as required pursuant to any documentation relating to any indebtedness incurred, or any guarantee granted, by a Purchaser or the Partnership provided that, in such a case, the Purchaser or the Partnership, as applicable, will not be released from its obligations hereunder.

11.10	Counterparts

This Agreement and any amendment, supplement or restatement may be executed in several counterparts including counterparts in portable document format or by facsimile, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same.

11.11	Conflicts between Agreement and Closing Documents

In the event of any conflict or inconsistency between the provisions of this Agreement and any Closing Document, the provisions of this Agreement shall prevail in all respects.

11.12	Planning Act

This Agreement shall be effective to create an interest in the real (immovable) property owned by the ACH Parties only if the subdivision control provisions of the Planning Act (Ontario) are complied with.

11.13	Public Announcements

11.13.1

In connection with the execution of and concerning this Agreement or the transactions contemplated hereby, each party and its respective Affiliates shall have the right to make such public disclosure and/or filings with Governmental Authorities (including any stock exchange) as it may deem necessary to comply with Applicable Laws or to the extent requested (including to obtain consents and approvals required for the consummation of the transactions contemplated hereby) by a Governmental Authority (including any stock exchange) including, as applicable, filing unredacted copies of this Agreement and any other agreement it deems necessary and any schedule, annex or exhibit thereto (“Required Disclosure”), provided, however, that the disclosing party shall make reasonable attempts to redact or otherwise limit such Required Disclosure in such manner as may be agreed to between the parties, each acting in their own reasonable self-interest. In the case where the term “Required Disclosure” could include disclosure that is not limited to information concerning this Agreement and the transactions contemplated hereby, the term is deemed to apply only to the information concerning this Agreement, the Definitive Agreements or the transactions contemplated hereby or thereby. The disclosure of the Confidential Information contained in this Agreement in accordance with this Section 11.13 shall not be considered a breach of Section 11.5.

11.13.2

With respect to any Required Disclosure, (i) the disclosing party shall give to the other parties prior notice of the timing and content of any such Required Disclosure, (ii) the disclosing party will provide the other parties with written particulars so that the other parties may seek a protective order or other appropriate remedy or may waive compliance with the provision, and (iii) the disclosing party will work with the other party in good faith to limit, to the extent permitted by Applicable Laws (including the rules of any stock exchange), the disclosure of information for which the non-disclosing party has provided the disclosing party with a specific request regarding the nature and scope of such limitation and the reasons therefor. The disclosing party shall assist the other parties in obtaining any protective order or other appropriate remedy that the other parties or any of their Affiliates may seek, at its own costs, for the purpose of preventing disclosure of any of the Confidential Information. If such a protective order or other remedy is not obtained, or if the other parties waive compliance with this provision, the disclosing party will still use reasonable commercial efforts to limit the disclosure of the Confidential Information and to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. The use of the term “Confidential

Information” in this Section 11.13 is deemed limited to the extent consistent with Applicable Law as determined in the disclosing party’s reasonable judgement. The requirements of this Section 11.13.2 will be deemed satisfied with respect to any prospective disclosure that is consistent with any prior disclosure not inconsistent with this Section 11.13 at the time it was made.

11.13.3	Press releases, if any, shall be jointly planned and co-ordinated by the parties with respect to the content, time and manner of their release.

11.14	French Language Version

The parties acknowledge and agree that (i) they will execute a French version of this Agreement (except for the Schedules, which the parties agree will not be translated) by no later than the 30th day following the Closing (or such later date as the parties may agree to) and that (ii) upon the execution of the French version, both the French version and this English version of this Agreement will be read and construed as, and will together constitute, one and the same agreement, with neither one of such version having precedence over the other in the interpretation of this Agreement. Prior to the execution by the parties of the French version of this Agreement, ABC will request its counsel to issue a favourable legal opinion addressed to the parties, confirming that the French version constitutes a complete and accurate translation of the English version of this Agreement other than the Schedules. Notwithstanding the translation of this Agreement into French, the English language version of this Agreement shall be controlling and shall govern in any Legal Proceeding between the Purchaser and ABC.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

ABIBOW CANADA INC.

By:	/S/ WILLIAM G. HARVEY
Name: William G. Harvey
Title: Vice President and Treasurer

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

By:	/S/ JEAN-ÉTIENNE LEROUX
Name: Jean-Étienne Leroux
Title: Investments Manager

By:	/S/ CYRILLE VITTECOQ
Name: Cyrille Vittecoq
Title: Vice President, Investments

CDP INVESTISSEMENTS INC.

By:	/S/ JEAN-ÉTIENNE LEROUX
Name: Jean-Étienne Leroux
Title: Investments Manager

By:	/S/ CYRILLE VITTECOQ
Name: Cyrille Vittecoq
Title: Vice President, Investments

INFRA H2O GP PARTNERS INC.

By:	/S/ BRUNO GUILLEMETTE
Name: Bruno Guillemette
Title: Vice President

By:	/S/ PATRICK SAMSON
Name: Patrick Samson
Title: Vice President

INFRA H2O LP PARTNERS INC.

By:	/S/ BRUNO GUILLEMETTE
Name: Bruno Guillemette
Title: Vice President

By:	/S/ PATRICK SAMSON
Name: Patrick Samson
Title: Vice President

BLUEARTH RENEWABLES INC.

By:	/S/ KENT BROWN
Name: Kent Brown
Title: President and CEO

By:
Name:
Title:

INTERVENTION OF ACH LIMITED PARTNERSHIP

Intervention of ACH Limited Partnership (the “Partnership”)

The Partnership acknowledges having taken cognizance of this Agreement and, for the purposes of Sections 7.1, 7.2.1, 10.1.4, 10.14, 11.3 and Article 8, hereby intervenes to this Agreement and acknowledges being bound by its obligations under such Sections.

SIGNED as of February 11, 2011.

ACH LIMITED PARTNERSHIP, herein acting and represented by its general partner, ABITIBI-CONSOLIDATED HYDRO INC.

By:	/S/ ALLEN DEA
Name: Allen Dea
Title: Vice President

SCHEDULE 6.2

REPRESENTATIONS AND WARRANTIES REGARDING THE ACH PARTIES

6.2	Representations and Warranties regarding the ACH Parties

ABC hereby represents and warrants to and in favour of the Purchaser as follows:

6.2.1	Corporate

(a)

The Partnership is a limited partnership duly constituted, existing and in good standing under the laws of the Province of Manitoba and has the corporate power to own or lease its property, and the GP on behalf of the Partnership has the power to carry on the Business as now being conducted by it. The Partnership is duly qualified as a limited partnership to do business in each jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such qualification necessary. The information set out in Schedule 6.2.1(a) concerning the name and jurisdiction of formation and the authorized, issued and outstanding classes of units and partnership interests of the Partnership is true and complete. The Units represent all of the issued and outstanding units of the Partnership. There are no restrictions of any kind on the transfer of the Units except those set out in the Governance Agreements. No Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase of, subscription for or other acquisition of any of the units or other interests in the Partnership except under the Governance Agreements. The Units have been validly issued in compliance with Applicable Laws and are fully paid.

(b)

The GP is the general partner of the Partnership. The GP is incorporated, existing and in good standing under the laws of Canada and has the corporate power to own or lease its property, to carry on its business as now being conducted by it, including the Business. The GP is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such qualification necessary. The information set out in Schedule 6.2.1(b) concerning the name and jurisdiction of incorporation and the authorized, issued and outstanding classes of shares of the GP is true and complete. The Shares represent all of the issued and outstanding shares of the GP. There are no restrictions of any kind on the transfer of the Shares except those set out in the articles of incorporation of the GP, the Governance Agreements. No Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase of, subscription for or other acquisition of any of the shares in the share capital of the GP except under the Governance Agreements. The Shares have been validly issued in compliance with Applicable Laws and are fully paid and non-assessable.

(c)

Each of the Nominees is incorporated, existing and in good standing under the laws of Canada and has the corporate power to own or lease its property, to carry on its business as now being conducted by it. Each of the Nominees is duly qualified as a corporation to do business in each jurisdiction in which the nature of its business or the property and assets owned or leased by it makes such qualification necessary. The information set out in Schedule 6.2.1(c) concerning the name and jurisdiction of incorporation and the authorized, issued and outstanding classes of shares of each Nominee is true and complete. The Partnership is the legal and beneficial owner of all of the issued and outstanding shares of the Nominees. There are no restrictions of any kind on the transfer of the shares of the Nominees except those set out in the articles of incorporation of the Nominees. No Person has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase of, subscription for or other acquisition of any of the shares in the share capital of the Nominees. The shares of the Nominees have been validly issued in compliance with Applicable Laws and are fully paid and non-assessable.

(d)

The minute books of each of the ACH Parties have been maintained in all material respects in accordance with Applicable Laws and contain true, correct and complete copies of its articles, its by-laws, or other constating documents, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders or unit holders, as the case may be, and every written resolution of its directors, shareholders or unit holders. All meetings of directors, shareholders and unit holders of the ACH Parties, as the case may be, have been duly called and held and all resolutions have been duly passed in accordance with Applicable Laws at such meetings or by written resolution. The share and unit certificate book, register of shareholders, register of partners, register of transfers and register of directors and officers of the ACH Parties are complete and accurate in all respects.

(e)

ABC has made available to the Purchaser all books and records containing information that is material to the Business. All material financial transactions of the ACH Parties have been accurately recorded in such books and records in accordance with sound business and financial practice and such books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the ACH Parties as of and to the date hereof. Other than those books and records in the possession of ABC and which shall be made available to the Purchaser pursuant to Section 7.2, a summary by category of which is set out in Parts A and B of Schedule 6.2.1(e), the books and records relating to the Business or the ACH Parties, which will be in the full possession and exclusive control of the ACH Parties at Closing, a list of which is set out in Part C of Schedule 6.2.1(e), are owned exclusively by the ACH Party to which they relate and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the ACH Party to which they belong.

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(f)	Each ACH Party is a “Private Issuer” within the meaning of Section 2.4 of Regulation 45-106 respecting Prospectus and Registration Exemptions (Québec).

(g)

Other than the shares of the Nominees owned by the Partnership and the GP Unit held by the GP, no ACH Party owns or has any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any Person, and, to the knowledge of ABC, no ACH Party has any agreements to acquire or lease any other business operations.

(h)

The Annual Financial Statements have been prepared in accordance with GAAP (on a basis consistent throughout the period indicated except as disclosed in the Annual Financial Statements), are accurate and complete in all material respects and are based upon and are consistent with the books and records. The balance sheets contained in the Annual Financial Statements fairly present the financial position of the ACH Parties as of their respective dates and the statements of earnings and retained earnings contained in the Annual Financial Statements fairly present the revenues, earnings and results of operations for the periods indicated.

(i)

Except as set forth in Schedule 6.2.1(i), from the date of the most recent Annual Financial Statements to the date hereof, the Business has been conducted in the ordinary course and there has been no Material Adverse Change.

(j)

Except as set forth in Schedule 6.2.1(j), to the knowledge of ABC, no ACH Party has any liabilities or obligations of any nature (whether liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) except for liabilities and obligations disclosed or provided for in the most recent Annual Financial Statements and current liabilities incurred in the ordinary course of business since the date of such Annual Financial Statements. Without limiting the foregoing, no ACH Party is a party to or bound by any Contract providing for the guarantee, indemnification, assumption or endorsement with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(k)

Except as disclosed in Schedule 6.2.1(k), no ACH Party is liable in respect of advances, loans, guarantees, liabilities or other obligations to or on behalf of any shareholder, officer, director, employee or Affiliate of an ACH Party or any other Person with whom any ACH Party does not deal at arm’s length. Other than as disclosed in Schedule 6.2.1(k), there are no intercompany services provided to the any ACH Party by the Vendors or by any Affiliate of the Vendors.

6.2.2	Title to Facilities Assets

(a)	ACH Calm Lake Inc. is the registered owner as nominee and bare trustee for and on behalf of the Partnership, and the Partnership is the beneficial owner of:

(i)	the Property identified in Schedule 6.2.2 as the Raft Lake Property;

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(ii)	a leasehold interest in the Leased Property identified in Schedule 6.2.2 as the Calm Lake Facility; and

(iii)	a leasehold interest in the Leased Property identified in Schedule 6.2.2 as the Sturgeon Falls Facility,

with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances.

(b)

ACH Fort Frances Inc. is the registered owner as nominee and bare trustee for and on behalf of the Partnership, and the Partnership is the beneficial owner of, the Property identified in Schedule 6.2.2 as the Fort Frances Facility, with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Fort Frances Facility.

(c)	ACH Iroquois Falls Inc. is the registered owner as nominee and bare trustee for and on behalf of the Partnership, and the Partnership is the beneficial owner of:

(i)	a leasehold interest in the Leased Property identified in Schedule 6.2.2 as the Iroquois Falls Facility (leased); and

(ii)	the Property identified in Schedule 6.2.2 as the Iroquois Falls Facility (owned),

with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances, and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Iroquois Falls Facility (owned).

(d)

ACH Island Falls Inc. is the registered owner as nominee and bare trustee for and on behalf of the Partnership, and the Partnership is the beneficial owner of, a leasehold interest in the Leased Property identified in Schedule 6.2.2 as the Island Falls Facility, with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances.

(e)

ACH Kenora Inc. is the registered owner as nominee and bare trustee for and on behalf of the Partnership, and the Partnership is the beneficial owner of, the Property identified in Schedule 6.2.2 as the Kenora Facility, with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Kenora Facility.

(f)

ACH Norman Inc. is the registered owner as nominee and bare trustee for and on behalf of the Partnership, and the Partnership is the beneficial owner of, the Property identified in Schedule 6.2.2 as the Norman Facility, with good and marketable title thereto free and clear from any Encumbrances, except for

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Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Norman Facility.

(g)

ACH Twin Falls Inc. is the registered owner as nominee and bare trustee for and on behalf of the Partnership, and the Partnership is the beneficial owner of, a leasehold interest in the Leased Property identified in Schedule 6.2.2 as the Twin Falls Facility, with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances.

(h)

The Partnership is the beneficial owner of the Facilities Assets other than the Property identified in Schedule 6.2.2, with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Facilities Assets.

(i)

Except as set forth in Schedule 6.2.2(i), none of the ACH Parties or the Vendors has received written notice of any pending or threatened expropriation, seizure or condemnation proceedings in respect to the Property, the Leased Lands or the Licensed Lands or any portion thereof.

(j)

Except as set forth in Schedule 6.2.13(c), none of the ACH Parties or the Vendors has received written notice of any pending or threatened reassessments of any realty taxes affecting the Property, the Leased Lands or the Licensed Lands.

(k)

There is no Contract or any other right of any Person, other than the Purchaser, binding upon, or which at any time in the future may become binding upon, the ACH Parties or the Vendors to sell, transfer, assign, pledge, hypothecate, mortgage, charge or in any other way dispose of or encumber any of the Facilities Assets, other than any rights granted pursuant to any Permitted Encumbrance, any easements or Encumbrances that affect the easements or rights-of-way which benefit the Facilities Assets and as set forth in the Governance Agreements.

(l)

Except as set forth in Schedule 6.2.2(l), to the knowledge of ABC, there are no: (i) interests of any nature whatsoever which, in the aggregate, may materially adversely affect the interest of the Partnership or the Nominees in the Lands, the Leased Lands or the Licensed Lands now claimed or held by any Governmental Authority or any other Person under or pursuant to any Applicable Laws in or against the interest of the Partnership or the Nominees in the Lands, the Leased Lands or the Licensed Lands which are not registered in the land registry office in which the Lands, the Leased Lands and the Licensed Lands are registered (save and except liens in respect of municipal realty taxes not yet due and payable); (ii) claims or interests in or against the interest of the Partnership or the Nominees in the Lands, the Leased Lands or the Licensed Lands as a result of possession, continuous use or improvement by a party other than the registered owner; or (iii) claims or Encumbrances (except for Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which

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benefit the Lands), in or against the interest of the Partnership or the Nominees in the Lands, the Leased Lands or the Licensed Lands.

(m)

Except as set forth in Schedule 6.2.2(m) and except as reflected in the Closing Net Working Capital, all Taxes in respect of the Property, including Taxes payable pursuant to the Land Transfer Tax Act (Ontario) with respect to the 2007 Transaction and any subsequent transaction, have been fully paid as of the date hereof.

(n)

The rights and obligations of each of ACCC and ACI under the 2007 APA and all other Contracts entered into, executed or delivered by, on behalf of or between ACCC, ACI and any ACH Party in connection with the 2007 Transaction that were in effect immediately before the filing by AbitibiBowater Inc. and its Affiliates under the Companies’ Creditors Arrangement Act (together with the 2007 APA, the “2007 Transaction Documents”), either before, concurrently with or after the completion of the 2007 Transaction, have been validly assigned to ABC following the consummation of the transactions contemplated by the plan of arrangement sanctioned by the Québec Superior Court on September 23, 2010 and ABC has assumed all obligations, rights and liabilities of ACI and ACCC pursuant to the 2007 Transaction Documents.

(o) (i)

The 2007 Transaction Documents have neither been amended nor affected by the Companies’ Creditors Arrangement Act process and they remain valid and enforceable against ABC; (ii) none of the 2007 Transaction Documents were repudiated during the course of or as a result of the Companies’ Creditors Arrangement Act process; and (iii) no amendment, waiver or release has been given or executed with respect to any of the 2007 Transaction Documents since the filing by AbitibiBowater Inc. and its Affiliates under the Companies’ Creditors Arrangement Act on April 17, 2009.

6.2.3	Sufficiency of Facilities Assets and Permits

(a)

Other than as set forth in Part A of Schedule 6.2.3(a), the Facilities Assets, together with (i) those assets owned by ABC and used to provide services to the Partnership under the Amended and Restated MSS Agreement and the Transitional Services Agreement, a list of which is attached as Part B of Schedule 6.2.3(a), and (ii) those assets owned by ABC that an ACH Party has a right to use and have access to pursuant to the Shared Infrastructure Agreements, include all the assets and properties necessary to the operation of the Business as currently conducted by the ACH Parties, as applicable, including sales of electricity from the Facilities to the IESO Controlled Grid and pursuant to the OPA Contract and the Power Purchase Agreement and all Facilities Assets are located wholly within the boundaries of the Lands, the Leased Lands or the Licensed Lands, as the case may be, or are located on lands for which valid registered easements have been granted in favour of one or more of the ACH Parties or for which Other Arrangements have been made.

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(b)

The Permits listed in Schedule 6.2.3(b) have been issued or transferred to the Partnership and, unless otherwise indicated therein, constitute all the permits, licenses, certificates of authorization, authorizations, certificates of approval, approvals and registrations granted by a Governmental Authority required under Applicable Laws for the Business as presently operated or for the Facilities Assets and the Leased Lands as presently used. All the Permits are valid and are in full force and effect, none of the ACH Parties is in violation of any term or provision or requirement of any Permit and, to the knowledge of ABC, no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Permit.

6.2.4	Condition of Assets

(a)

Except as set forth in Schedule 6.2.4(a), there has been no construction work having a cost in excess of $100,000 which was performed within 45 days prior to the Closing Date on any of the Property, the Leased Property or the Licensed Property and which could give rise, after the Closing Date, to the registration of any Encumbrance against the Property, the Leased Property or the Licensed Property.

(b)

Except as set forth in Schedule 6.2.4(b), the Facilities Assets are, in all material respects, in such working condition sufficient to operate the Business in the manner conducted during the 12-month period preceding the date of this Agreement (normal wear and tear excepted having regard to their use and age).

(c)

Except as set forth in Part A of Schedule 6.2.4(c), the Lands and the Leased Lands enjoy the benefit of valid registered easements, valid licenses of occupation, valid water power leases or Other Arrangements which, in the aggregate, are sufficient to permit access to public roads, to all utilities used in the operation of the Business, including sanitary sewers and to the IESO-controlled grid, in each case sufficient for the conduct of the Business, as currently conducted. For the purposes of this Section 6.2.4(c), “Other Arrangements” means the transfers, consents and rights of way that were assigned by ACI to the Partnership as part of the 2007 Transaction in accordance with the terms of the Assignment and Assumption of the Other Rights Agreement entered into between ACI and the Partnership and dated March 31, 2007, with respect to access by that part of the Leased Lands described in Schedule 1.1.98 as the Leased Lands pursuant to the “Island Falls Water Power Lease No. 173” to the IESO-controlled grid which, to the knowledge of ABC, consist of the documents listed in Part B of Schedule 6.2.4(c).

(d)	True and complete copies of each Facilities Contract (including waterpower leases and licenses of occupation) have been delivered to the Purchaser for review prior to the date hereof.

(e)	(i) Schedule 6.2.4(e) lists all Facilities Contracts, (ii) such Facilities Contracts are in full force and effect unamended (except for such amendments as noted in said

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Schedule and amendments that are not material), (iii) each of the ACH Parties is entitled to all the benefits under the Facilities Contracts to which it is a party; (iv) other than as disclosed in Schedule 6.2.4(e), none of the GP (except where the GP is acting as the general partner of the Partnership) or any of the Nominees is a party to, or bound by, any Contract.

(f)

No ACH Party is in default under any of the Facilities Contracts to which it is a party that could result in termination thereof or in a material claim with respect thereto; to the knowledge of ABC, there are no existing defaults by any party under any Facilities Contracts that could result in termination thereof or in a material claim with respect thereto. To the knowledge of ABC, there is no fact or circumstances that could prevent the renewal or extension of Facilities Contracts, whether a right of renewal exists or not under such Facilities Contract, under similar terms and conditions at their expiry or that could have a negative impact on the renewal of the Facilities Contracts.

(g)

There is no requirement under any Facilities Contract (including the Definitive Agreements) or Permit for ABC or any ACH Party or, to the knowledge of ABC, any other party thereto, to obtain the approval or consent of any party to any such Facilities Contract or under such Permit in relation with the consummation of the transactions contemplated hereunder (including the transactions contemplated in the Definitive Agreements) except under the Governance Agreements (which approvals and consents will have been obtained prior to or on the Closing Date) and except for the approvals or consents described in Schedule 5.4.6.

(h)

The Stores, a list of which is attached as Schedule 6.2.4(h), will be, on or prior to Closing, duly sold by ABC and its Affiliates to the Partnership at their book value. Current Store level are consistent with the level of Stores that has been maintained in the operation of the Business prior to the date hereof.

6.2.5	Intellectual Property

(a)	Schedule 6.2.5(a) contains a list of all Intellectual Property used or required in connection with the operation of the Business.

(b)

Except for Intellectual Property licensed to the Partnership pursuant to Contracts identified in Schedule 6.2.5(a) (such Intellectual Property, the “Licensed IP”, and such Contracts, the “Licenses”) and except as set forth in Schedule 5.2.1, the Partnership owns all Intellectual Property used or required in connection with the operation of the Business as currently conducted by the Partnership, including sales of electricity from the Facilities to the IESO Controlled Grid and pursuant to the OPA Contract and the Power Purchase Agreement.

(c)	The Licenses are in full force and effect unamended.

(d)	None of the ACH Parties is in default and, to the knowledge of ABC, there are no existing material defaults by any party under any Licenses.

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(e)

Except as set forth in Schedule 6.2.5(e), there is no requirement under any License to obtain the approval or consent of any party thereto in relation with the consummation of the transactions contemplated hereunder (including the transactions contemplated in the Definitive Agreements).

(f)

None of the ACH Parties is bound by any Contract restricting or limiting the use of the Intellectual Property owned by the ACH Parties or requiring the payment of any royalty or other fee for the use thereof or granting to any other Person any right or license in respect thereof.

6.2.6	Compliance with Applicable Laws

(a)

The Business is conducted, and for the past three (3) years has been conducted, in all material respects in compliance with all Applicable Laws. The Facilities Assets are in all material respects in compliance with all Applicable Laws.

(b)

Except for the approvals described in Schedule 5.4.6, there is no requirement to make any filing with, give any notice to or obtain any approval from any Governmental Authority: (i) in relation with the consummation of the transactions contemplated hereunder (including the transactions contemplated by the Definitive Agreements), or (ii) to enable the Business to continue to be conducted as currently conducted by the ACH Parties, including sales of electricity from the Facilities Assets to the IESO Control Grid and pursuant to the OPA Contract and the Power Purchase Agreement.

6.2.7	Environmental Matters

(a)

To the knowledge of ABC, the Business, Leased Lands and the Facilities Assets have been and are now and the each of the ACH Parties has been and is now in material compliance with all applicable Environmental and Safety Requirements, have obtained and kept in good standing all material environmental permits, approvals and licenses and is in material compliance therewith, and any Release of any Hazardous Materials into the Environment in conjunction with the Business has been and is now in material compliance with all applicable Environmental and Safety Requirements.

(b)

Except as disclosed in Schedule 6.2.7(b), no Order under Environmental and Safety Requirements has been imposed on the Vendors or any ACH Party within the last five (5) years, nor to the knowledge of ABC, issued or filed against the Vendors or any ACH Party relating to the Business or the Facilities Assets, and, to the knowledge of ABC, there are no written notices received by the Vendors or any ACH Party from any Governmental Authority regarding any material liabilities or any investigation, monitoring, removal, remediation or clean-up obligations of a material nature outstanding and arising under Environmental and Safety Requirements or relating to Hazardous Materials which relate to the Business or the Facilities Assets.

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(c)

All material environmental data, studies and reports relating to the Business and the Facilities Assets including the Leased Lands and the Licensed Lands, prepared within the last five (5) years, including results of any environmental audit assessment conducted during such period, in the possession or under the control of the Vendors or any ACH Party have been provided to the Purchaser, a list of which is attached as Schedule 6.2.7(c).

(d)	To the knowledge of ABC, none of the Facilities Assets, including the Leased Lands and the Licensed Lands, is listed in any contaminated sites inventories prepared by any Governmental Authority.

(e)

To the knowledge of ABC, in the last five (5) years, the Business and the Facilities Assets, including the Leased Lands and the Licensed Lands, have not been used to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Material except in material compliance with all Environmental and Safety Requirements, and have not been subject to any claims, investigations, complaints or proceedings investigating or alleging (in writing) the material violation or possible material violation of any Environmental and Safety Requirements.

(f)

None of the Leased Lands or Property contain any underground storage tanks or waste disposal sites, as such term would be defined and regulated under Part V of the Environmental Protection Act (Ontario).

(g)

This Section 6.2.7 contains the only representations and warranties in this Agreement with respect to the Environment, Environmental and Safety Requirements, Hazardous Materials and the Release of Hazardous Materials into the Environment. In the event of a conflict between this Section 6.2.7 and any representation and warranty in this Schedule 6.2, this Section 6.2.7 shall prevail. Notwithstanding the foregoing, this Section 6.2.7 shall not affect or reduce the scope of the representations and warranties in Sections 6.2.1 (other than 6.2.1(j)), 6.2.2 (other than 6.2.2(l)), 6.2.3(a), 6.2.4 (other than 6.2.4(b)), 6.2.6(b), 6.2.8(b), 6.2.9, 6.2.10, 6.2.11, 6.2.12, 6.2.13 and 6.2.14 of this Schedule 6.2.

6.2.8	Legal Proceedings

(a)

Except as set forth in Schedule 6.2.8(a), there is no Legal Proceeding pending or, to the knowledge of ABC, threatened, and there is no current Legal Proceeding against or relating to any ACH Party or affecting the Business, the Employees, the Facilities Assets, the Leased Lands or the Licensed Lands, and there is no outstanding settlement of any such matter, nor any judgment, decree, injunction, ruling or order of any Governmental Authority or arbitrator against any ACH Party or affecting the Business, the Employees, the Facilities Assets, the Leased Lands or the Licensed Lands.

(b)	Except as set forth in Schedule 6.2.8(b), in the last five (5) years and to the knowledge of ABC, none of ABC, its Affiliates and the ACH Parties has been

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involved in any claim, demand, request, dispute or negotiation, or any other material communication stemming from or relating thereto, with any First Nation with respect to the Business or the Facilities Assets, including the Leased Lands and the Licensed Lands.

6.2.9	Insurance

(a)

Insurance coverage for the Facilities Assets and the Business is maintained on behalf of the ACH Parties in such amounts as are indicated in Schedule 6.2.9(a). The insurance coverage set out in Schedule 6.2.9(a) is compliant with the insurance requirements set forth in the OPA Contract. None of the ACH Parties is in default with respect to any provisions contained in any such insurance policy. There has not been any Material Adverse Change since the date of the most recent Annual Financial Statements in the relationship of the ACH Parties with the insurers, the deductibility of coverage, or in the premiums payable pursuant to the policies, and no insurance claims made by the ACH Parties with respect to the Facilities Assets or the Business have been denied in the five (5) years preceding the date hereof. All insurance policies affecting the Facilities Assets or the Business are listed in Schedule 6.2.9(a). Neither ABC or any of its Affiliates nor any ACH Party has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion.

6.2.10	Employment Matters

(a)

No ACH Party is or has ever been an employer, and no ACH Party has ever been declared to be or, to the knowledge of ABC, alleged to be, a related employer, common employer or co-employer of any individual. Except for the plans to be established by the Partnership in accordance with Article 8, no ACH Party has any pension or benefit plan liability, contingent or possible liability, or any obligation to contribute to any such plan nor any other employer-related liability.

(b)

Schedule 6.2.10(b) lists all the Listed Union Employees, Listed Non-Union Employees, the unionized employee of ABC who works approximately half a year as vacation relief for certain Listed Union Employees, and the consultants and contractors of the Business as of the date of this Agreement, together with, in the case of those Employees, the age, position, status (i.e. active or inactive), length of service, current rate of compensation per annum (including commission, bonus and other incentive payments), and the allocation of other amounts paid and additional benefits provided to each of them, respectively. With respect to the Business, none of the ACH Parties nor, except as set out in Schedule 6.2.10(b), ABC is party to or bound by any employment contracts (other than oral agreements between ABC and Employees for indefinite hire terminable upon notice or pay in lieu thereof in accordance with Applicable Laws), consulting or similar contracts, or termination and/or severance agreements in respect of any Employee or other individual. With respect to the Business, none of the ACH Parties, except for the plans to be established by the Partnership in accordance with Article 8, nor, except for the contracts, plans or arrangements

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providing for employee benefits described in Schedule 6.2.12(a), ABC, is party to or bound by any contracts, plans or arrangements providing for employee benefits (including any bonus, deferred compensation, profit sharing, pension, stock option, phantom stock option, benefit, welfare, disability, insurance, incentive, retirement, hospitalization insurance or any other employee benefits).

6.2.11	Collective Agreements and Other Matters

(a)

None of the ACH Parties nor, except as set out in Schedule 6.2.11(a), ABC is party to or bound by, either directly or by operation of Applicable Laws, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement, binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting any Employees and/or dependent contractors who are involved with the Business.

(b)	None of the ACH Parties nor, except as set out in Schedule 6.2.11(b), ABC is currently engaged in any labour negotiation with respect to the Business.

(c)

Except as set out in Schedule 6.2.11(c), the Business has been and is being operated in full compliance with all Applicable Laws relating to employment, including employment standards, occupational health and safety, human rights, labour relations, workers compensation, pay equity and employment equity.

(d)

None of the ACH Parties nor, except as set out in Schedule 6.2.11(d), ABC is party to any application, complaint or other proceeding under any statute with respect to any of the Employees. There are no claims or complaints nor, to the knowledge of ABC, any pending or threatened claims or complaints against ABC or any ACH Party pursuant to any Applicable Laws relating to any of the Employees (including claims or complaints concerning employment standards, occupational health and safety, human rights, labour relations, workers compensation, pay equity and employment equity). There are no outstanding Orders, nor any settlements or pending settlements which place or will place any obligation upon ABC (except as set out in Schedule 6.2.11(d)) or any ACH Party to do or to refrain from doing any act with respect to the Business.

(e)

None of the ACH Parties nor, except as set out in Schedule 6.2.11(e), ABC has engaged in any unfair labour practice, and to the knowledge of ABC there is no pending or threatened labour board proceeding of any kind, including any proceeding which could result in the certification of a trade union as bargaining agent for any Employees or dependent contractors involved with the Business, and there have not been any such proceedings within the last three (3) years.

(f)

Except as set out in Schedule 6.2.11(f), there is no strike, labour dispute, work slowdown or stoppage pending or, to the knowledge of ABC, threatened with respect to the Business, and there has not been any such strike, labour dispute, work slowdown or stoppage within the last three (3) years.

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(g)

Except as set out in Schedule 6.2.11(g), there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is currently proceeding, pending or, to the knowledge of ABC, threatened with respect to the Business.

(h)	To the knowledge of ABC, the Business is not the subject of any threatened or apparent union organizing activities.

(i)

No Employee is on long term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario) or similar workers’ compensation legislation in other provinces or jurisdictions.

(j)	None of the ACH Parties nor, except as required by the Collective Agreements listed in Schedule 6.2.11(a), ABC is a party to or bound by any statutorily required re-employment of any Employee.

(k)

All current assessments under the Workplace Safety and Insurance Act (Ontario) and all similar legislation in other jurisdictions, in relation to the Business, have been paid or accrued, and neither ABC nor any ACH Party has been subject to any special or penalty assessment under such legislation which has not been paid.

(l)

All contributions or premiums required to be made by ABC or any of its Affiliates under the terms of each ABC Employee Plan, any Collective Agreement or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the ABC Employee Plans and any applicable Collective Agreement. For certainty, Applicable Laws includes Orders made in connection with the Companies’ Creditors Arrangement Act process of AbitibiBowater Inc. and its Affiliates, including the Order of the Québec Superior Court dated May 8, 2009 (No. 500-11-036133-094) granting a Motion for Authorization to Suspend Certain Payments to Pension Plans Maintained by the Petitioners.

6.2.12	Pension and Benefit Matters

(a)

Schedule 6.2.12(a) sets forth a true, complete, up-to-date and accurate list of all written or oral employee plans provided to or in respect of any Employee, including each employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by ABC or any of its Affiliates at any time in the last four (4) years or as provided by any collective agreement to which ABC or any of its Affiliates is a party or by which it is, or was at any time in the last four (4) years, bound or

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with respect to which ABC or any of its Affiliates has any actual or potential liability or obligations, including the ABC Benefit Plans, the ABC DC Pension Plans and the ABC DB Pension Plans, other than statutory benefit plans which ABC or its Affiliates are required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation (the “ABC Employee Plans”).

(b)

The Purchasers have been supplied with true, correct, up-to-date and complete copies of all the ABC Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof, together with all related plan summaries, employee booklets and personnel manuals.

(c)

As of the date hereof, except for amendments to the AbitibiBowater Inc. Short Term Incentive Plan, no amendments have been made to any ABC Employee Plan and no improvements to any ABC Employee Plan have been promised since January 1st, 2011.

(d)

Except for those ABC Benefit Plans providing post-retirement benefits to or in respect of Union Employees or their beneficiaries, neither ABC nor its Affiliates have any liability, contingent or otherwise, to provide post-retirement benefits to or in respect of any Transferred Employees or their beneficiaries.

(e)

None of the ABC Employee Plans is a “multi-employer pension plan as defined under subsection 1(1) of the Ontario Pension Benefits Act or a “multi-employer plan” as defined under subsection 147.1 of the ITA. No ABC Employee Plan applies to or permits participation by employers that are not Affiliates of ABC.

(f)	The credited service of all Employees ceased to be recognized under the pre-2011 defined benefit component of the ABC DB Pension Plans effective as of December 31, 2010.

6.2.13	Tax Matters

(a)

Except as set forth in Schedule 6.2.13(a), each of the ACH Parties has prepared and filed when due with the applicable Governmental Authority all Tax Returns required to be filed by or on behalf of the ACH Parties in respect of any Taxes for all periods ending prior to the date hereof and will continue to do so in respect of any period ending on or before the Closing Date. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted. No extension of time in which to file any such Tax Returns is in effect.

(b)

Each of the ACH Parties has paid in full and when due all Taxes required to be paid by it on or prior to the date hereof. All Taxes shown on all Tax Returns of the ACH Parties or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due or will be paid in full if due between the date hereof and the Closing Date. The provision for Taxes in the Closing

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Statement will constitute an adequate provision for the payment by the ACH Parties of all Taxes in respect of all periods ending on or before the Closing Date.

(c)

Except as set forth in Schedule 6.2.13(c), no reassessments of any ACH Party’s Taxes have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to any ACH Party by any Governmental Authority for any fiscal period in respect of which a Tax Return of any ACH Party has been audited. No Governmental Authority has challenged or disputed a filing position taken by any ACH Party in any Tax Return. No ACH Party has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(d)

Each ACH Party has withheld from each payment made to any of its present or former contractors, officers and directors, and to all persons who are or are deemed to be non-residents of Canada for purposes of the Income Tax Act all amounts required by Applicable Laws to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each ACH Party has charged, collected and remitted on a timely basis all Taxes as required under Applicable Laws on any sale, supply or delivery whatsoever, made by such ACH Party.

(e)

Each ACH Party has maintained and continues to maintain, in Canada, all books and records required to be maintained under the Income Tax Act, the Excise Tax Act (Canada) and any comparable Applicable Laws of any province or territory in Canada, including Applicable Laws relating to sales and use taxes.

6.2.14	Disclosure

(a)

Except for the documents listed in Schedule 6.2.14(a) (true and complete copies of which have been provided to the Purchaser), to the knowledge of ABC, none of the ACH Parties, ABC and its Affiliates has received or prepared or has had prepared, since October 1, 2006, any (i) internal reports or studies presented to the board of the GP or third party reports or studies regarding either the state or condition of the Facilities Assets; (ii) internal reports or studies presented to the board of the GP or third party reports or studies regarding hydrology; (iii) operational budget which has been approved by the board of directors of the GP; or (iv) capital expenditures estimate or budget which has been approved by the board of directors of the GP.

(b)	To the knowledge of ABC, none of the representations and warranties in this Schedule 6.2 contains any untrue or misleading statement of a material fact.

6.2.15	Title to Fort Frances Unpinned Land and Fort Frances Possessory Land

(a)	ABC is and, at the Time of Closing, the Partnership will be the beneficial owner of, the real property identified in Schedule 1.1.76 as the Fort Frances Unpinned

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Land pursuant to a Crown patent numbered S-2751 received at the Office of Land Titles at Fort Frances on June 15, 1925 and entered in folium 615, volume 37, parcel 8022 granted to Ontario & Minnesota Power Company, Limited, a predecessor of ABC, and of the Fort Frances Possessory Land pursuant to a period of adverse possession in excess of 60 years prior to the date hereof, with good and marketable title thereto free and clear from any Encumbrances, except for Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Fort Frances Unpinned Land and the Fort Frances Possessory Land, as the case may be.

(b)

None of the Vendors has received written notice of any pending or threatened expropriation, seizure or condemnation proceedings in respect to the Fort Frances Unpinned Land, the Fort Frances Possessory Land or any portion thereof.

(c)	None of the Vendors has received written notice of any pending or threatened reassessments of any realty taxes affecting the Fort Frances Unpinned Land or the Fort Frances Possessory Land.

(d)

There is no Contract or any other right of any Person, other than the Purchaser, binding upon, or which at any time in the future may become binding upon, the Vendors to sell, transfer, assign, pledge, hypothecate, mortgage, charge or in any other way dispose of or encumber the Fort Frances Unpinned Land or the Fort Frances Possessory Land, other than any rights granted pursuant to any Permitted Encumbrance, any easements or Encumbrances that affect the easements or rights-of-way which benefit the Fort Frances Unpinned Land or the Fort Frances Possessory Land and as set forth in the Governance Agreements.

(e)

To the knowledge of ABC, there are no: (i) interests of any nature whatsoever which, in the aggregate, may materially adversely affect the interest of ABC in the Fort Frances Unpinned Land or the Fort Frances Possessory Land now claimed or held by any Governmental Authority or any other Person under or pursuant to any Applicable Laws in or against the interest of ABC in the Fort Frances Unpinned Land or the Fort Frances Possessory Land; (ii) claims or interests in or against the interest of ABC in the Fort Frances Unpinned Land or the Fort Frances Possessory Land as a result of possession, continuous use or improvement by a party other than ABC; or (iii) claims or Encumbrances (except for Permitted Encumbrances and any easements or Encumbrances that affect the easements or rights-of-way which benefit the Land), in or against the interest of ABC in the Fort Frances Unpinned Land or the Fort Frances Possessory Land.

(f)	All Taxes in respect of the Fort Frances Unpinned Land or the Fort Frances Possessory Land have been fully paid as of the date hereof.

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